Exhibit 10.23

Execution Version

PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 24, 2007

AMONG

WHITE RABBIT GAME STUDIO, LLC,

THE SELLERS NAMED HEREIN,

KENNETH FEDESNA, AS THE SELLERS’ REPRESENTATIVE

AND

TOUCHTUNES MUSIC CORPORATION

i

EXHIBITS AND SCHEDULES:
EXHIBIT A	MEMBERSHIP INTERESTS AND ALLOCATION OF CONSIDERATION
EXHIBIT B	FORM OF EQUITY INTEREST AND NOTE ASSIGNMENT AGREEMENT
EXHIBIT C-1	FORM OF SELLER-INVENTOR IP ASSIGNMENT AGREEMENT
EXHIBIT C-2	FORM OF NON-INVENTOR IP ASSIGNMENT AGREEMENT
EXHIBIT C-3	FORM OF PELLEGRINI IP ASSIGNMENT AGREEMENT
EXHIBIT D	AMENDMENT TO INVESTORS’ RIGHTS AGREEMENT
EXHIBIT E-1	FORM OF SELLER EMPLOYMENT AGREEMENT
EXHIBIT E-2	FORM OF PELLEGRINI EMPLOYMENT AGREEMENT
EXHIBIT F	PERFORMANCE MILESTONES
EXHIBIT G	OFFERS OF EMPLOYMENT TO NON-SELLER EMPLOYEES
EXHIBIT H	FORM OF OPINION OF SELLERS’ COUNSEL
EXHIBIT I	FORM OF AMENDED AND RESTATED LLC OPERATING AGREEMENT
EXHIBIT J	FORM OF ELK GROVE LEASE
EXHIBIT K	FORM OF OPINION OF PURCHASER’S COUNSEL
SCHEDULE 6.2(E)	CONSENTS
SCHEDULE 6.2(F)(IV)	SELLER EMPLOYMENT AGREEMENTS

PURCHASER DISCLOSURE LETTER
SELLER/COMPANY DISCLOSURE LETTER

INDEX OF DEFINED TERMS

Accelerated Put Shares	9
Accounting Firm	16
Acquisition	1
Act	3
Additional Assets	11
Additional Cash Consideration	2
Additional Stock Consideration	2
Adjusted Closing Date Cash Consideration	5
Affiliate	52
Agreement	1
Amendment to Investors’ Rights Agreement	4
Ancillary Agreements	50
Annual Financial Statements	21
Base Cash Consideration	2
Base Stock Consideration	2
Business Day	50
Cash Consideration	2
Cause	39
Closing	4
Closing Date	4
Closing Date Cash Consideration	3
Closing Working Capital	5
COBRA	50
Code	50
Company	1
Company Intellectual Property	50
Company Material Adverse Effect	50
Confidential Information	36
Consent	18
Constitutive Documents	51
Contract	51
Copyrights	51
Current Assets	6
Current Liabilities	6
Debt Interests	1
Deemed Discontinuance	11
Discontinuance Notice	10
Eligible Shares	3
Employee	51
Employee Benefit Plan	51
Environmental Law	51
Environmental Liability	51
Environmental Permits	52

Equity Interest and Note Assignment Agreement	4
Equity Interests	1
Escrowed Shares	5
Estimated Closing Date Cash Consideration	3
Estimated Closing Working Capital	3
Final Repurchase Price	15
Final Repurchase Statement	15
Financial Statements	21
First Anniversary Payment	3
GAAP	6
Governmental Entity	52
Hazardous Materials	52
Indebtedness	52
Indemnified party	45
Indemnifying party	45
Initial Seller Notice	11
Intellectual Property	52
Interests	1
Interim Financial Statements	21
IRS	53
Jukebox Business	35
Knowledge	53
Law	53
Leased Property	21
Legal Proceeding	23
Liability	53
Lien	1
Loss	53
Marks	53
Material Contract	24
Membership Interest Percentage	1
Milestone Development Period	40
Net Operating Costs	13
Net Revenues	13
Non-Inventor IP Assignment Agreement	4
Notice of Disagreement	5
Operating Agreement	53
Order	53
Ordinary Course of Business	53
Original Assets	11
Patents	53
Payment Default	10

Pellegrini Employment Agreement	5
Pellegrini IP Assignment Agreement	4
Performance Milestone	6
Permit	26
Permitted Liens	53
Person	54
Post-Closing Tax Period	54
Pre-Closing Tax Period	54
Preliminary Repurchase Price Statement	12
Proceeding	54
Property Taxes	43
Public Offering	3
Purchase Price	2
Purchaser	1
Purchaser Common Stock	2
Purchaser Disclosure Letter	30
Purchaser Financial Statements	32
Purchaser Indemnitees	43
Purchaser Indemnity Threshold	44
Purchaser Material Adverse Effect	54
Purchaser Sale	15
Put	9
Put Acceleration Closing	9
Put Acceleration Event	9
Put Acceleration Notice	9
Put Acceleration Termination Date	9
Put Period	9
Put Price	9
Put Shares	9
Release	54
Repurchase Notice of Disagreement	12
Repurchase Option	11
Repurchase Option Closing	14
Repurchase Option Notice	14
Repurchase Price Statement	15
Restricted Business	35

Seller Employment Agreement	5
Seller Material Adverse Effect	54
Seller/Company Disclosure Letter	19
Seller-Inventor IP Assignment Agreement	4
Sellers	1
Sellers Indemnity Threshold	44
Sellers’ Designated Account	1
Sellers’ Representative	1
Services	35
Software	54
Special Damages	49
Specified Percentage	55
Statement	5
Stock Consideration	2
Straddle Period	43
Subsidiary	55
Substitute Stock Consideration	16
Target Working Capital	3
Tax	55
Tax Return	55
Tax Returns	55
Taxes	55
Taxing Authority	55
Third Party Claim	45
TouchTunes Buyer	15
Unit	7
Valuation Firm	17
Valuation Notice of Disagreement	16
Video Game Console Business	35
White Rabbit Assets	11
White Rabbit Buyer	15
White Rabbit Division	8
White Rabbit Liabilities	11
White Rabbit Sale	15
Working Capital	6

v

PURCHASE AGREEMENT dated as of September 24, 2007 (this “Agreement”), among WHITE RABBIT GAME STUDIO, LLC, an Illinois limited liability company (the “Company”), KENNETH FEDESNA, MARK LOFFREDO, EDWARD PELLEGRINI, EDWARD SUCHOCKI, WILLIAM J. FEDERIGHI, THOMAS M. LOTUS and DANTE FEDERIGHI (each a “Seller” and collectively the “Sellers”), KENNETH FEDESNA, (the “Sellers’ Representative”), and TOUCHTUNES MUSIC CORPORATION, INC., a Delaware corporation (the “Purchaser”).

INTRODUCTION

The Sellers hold, directly or indirectly, (i) 100% of the limited liability company interests of the Company (the “Equity Interests”) and (ii) all outstanding promissory notes set forth on Section 3.6(b) of the Seller/Company Disclosure Letter (the “Debt Interests”, together with the Equity Interests, the “Interests”).

The Sellers desire to sell, and the Purchaser desires to purchase, on the terms and subject to the conditions set forth in this Agreement, the Interests for an aggregate consideration of up to (i) $5,000,000 in cash, as adjusted pursuant to the provisions set forth herein, and (ii) up to 2,000,000 shares of Purchaser Common Stock (as defined herein).

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE INTERESTS; CLOSING

Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase from each Seller, (i) the percentage of Equity Interests set forth opposite the name of such Seller on Exhibit A (each a “Membership Interest Percentage” and, collectively, the “Membership Interest Percentages”), and (ii) the Debt Interests set forth opposite the name of such Seller on Section 3.6(b) of the Seller/Company Disclosure Letter, in each case, free and clear of any lien, pledge, claim, charge, mortgage, encumbrance, security interest or other restriction of any kind, whether arising by Contract or by operation of Law (a “Lien”). The purchase and sale of the Interests is referred to in this Agreement as the “Acquisition”. Any Stock Consideration payable to the Sellers under this Agreement shall be made pro rata to each Seller, based on the respective Membership Interest Percentages of the Sellers, and shall be paid by delivery of certificates representing the number of shares payable to each Seller to the address for each Seller provided on Exhibit A, or to a subsequent address provided to the Purchaser pursuant to Section 9.1. Any amounts of Cash Consideration payable to the Sellers under this Agreement shall be paid to the Sellers, by the Purchaser’s delivery of the total amount payable to one bank account to be designated in writing by the Sellers at least two Business Days prior to the Closing (the “Sellers’ Designated Account”), which funds will be distributed to the Sellers from the Sellers’ Designated Account, as agreed by the Sellers.

Section 1.2. Purchase Price; Manner of Payment. (a) The aggregate purchase price (the “Purchase Price”) to be paid by the Purchaser for the Interests consists of the following:

(i) an amount in cash equal to $3,008,264 (the “Base Cash Consideration”), payable by the Purchaser as set forth in Section 1.2(b) below, and subject to the adjustment in Section 1.6;

(ii) subject to Sections 1.7 and 1.12 below, up to an amount in cash equal to $2,250,000 (the “Additional Cash Consideration”, together with the Base Cash Consideration, the “Cash Consideration);

(iii) subject to Section 1.12 below, an aggregate of 500,000 shares (the “Base Stock Consideration”) of common stock, par value $0.001 per share, of the Purchaser (the “Purchaser Common Stock”), payable on the first anniversary of the Closing; and

(iv) subject to Sections 1.7 and 1.12 below, up to an aggregate of 1,500,000 shares of Purchaser Common Stock (the “Additional Stock Consideration”, together with the Base Stock Consideration, the “Stock Consideration”).

(A) In the event that, after the date hereof, the number of shares of the Purchaser Common Stock is

(i) increased by a stock dividend or by a subdivision or split-up of shares, then, following the record date for such stock dividend, subdivision or split-up, the aggregate number of shares of Purchaser Common Stock held in escrow for the Sellers by the Purchaser shall be increased in proportion to such increase in outstanding shares; and

(ii) decreased by a combination or reverse-split of the outstanding shares, then, following the record date for such combination or reverse-split, the aggregate number of shares of Purchaser Common Stock held in escrow for the Sellers by the Purchaser shall be decreased in proportion to such decrease in outstanding shares.

The provisions of this Section 1.2(a)(iv)(A) shall apply to successive stock dividends, subdivision, split-up of shares, combination or reverse-split of shares.

(B) Subject to Sections 1.13(a) and 1.14, in the event that, after the date hereof, the Purchaser shall effect any sale of the Purchaser, by means of a consolidation, merger, sale of stock, sale of all or substantially all of its assets or otherwise, with, into or to any other Person and the holders of Purchaser Common Stock shall be entitled to receive cash, securities, evidences of indebtedness or other property with respect to or in exchange for their shares of Purchaser Common Stock, then, at such time as a Seller would have been entitled to receive any Purchaser Common Stock pursuant to Article 1, such Seller shall instead be entitled to receive such cash, securities, evidence of indebtedness or other property that was paid in such merger or consolidation in respect of such Purchaser Common Stock. The foregoing provision shall similarly apply to successive consolidations, mergers or asset acquisitions.

(C) In the event that, after the date hereof, the Purchaser makes or issues to holders of Purchaser Common Stock any cash dividend or other distribution payable in equity securities (other than shares of Purchaser Common Stock), evidences of its indebtedness or other property, then, at such time as a Seller is entitled to receive Purchaser Common Stock pursuant to this Article 1, such Seller will receive such cash, securities, evidence of indebtedness or other property that was paid in such dividend and distribution in addition to Purchaser Common Stock pursuant to this Article 1. The foregoing provision shall similarly apply to successive dividends or distributions.

(D) Each Seller shall be entitled to vote the Escrowed Shares (as defined below) that he could be eligible to receive pursuant to this Article 1 (the “Eligible Shares”). In connection with any regular or special meeting of the stockholders of the Purchaser, each Seller shall receive notice of such meeting, at the time and in the manner provided to other stockholders of the Purchaser, and shall have the right to attend and to vote his Eligible Shares at such meeting or to vote his Eligible Shares by proxy at such meeting (or in the case of a written action of stockholders in lieu of a meeting, shall be entitled to receipt thereof).

(b) The Base Cash Consideration shall be payable by the Purchaser as follows:

(i) $1,258,264 payable at Closing, subject to adjustment as provided in Sections 1.3 and 1.6 (as so adjusted, the “Closing Date Cash Consideration”);

(ii) subject to Section 1.12 below, $1,000,000 payable on the earlier of (A) the first anniversary of Closing or (B) consummation of a Public Offering (as defined below) by the Purchaser (the “First Anniversary Payment”). For purposes of Article 1 of this Agreement, a Public Offering by the Purchaser shall mean the registration of any of the Purchaser’s stock or other securities under the Securities Act of 1933, as amended (the “Act”) in connection with the public offering of such securities (other than a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of registrable securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); and

(iii) subject to Section 1.12 below, $750,000 payable on the earlier of (A) the second anniversary of Closing or (B) consummation of a Public Offering by the Purchaser.

Section 1.3. Working Capital Estimate; Estimated Closing Date Cash Consideration. Not less than two Business Days prior to the Closing, the Sellers’ Representative shall deliver to the Purchaser a detailed worksheet certified by the President or Chief Financial Officer of the Company, setting forth in reasonable detail a good faith estimate of the Closing Working Capital (the “Estimated Closing Working Capital”“) and supporting detail thereto. Such worksheet and the determination of the Estimated Closing Working Capital will be prepared by the Sellers in consultation with the Purchaser. For purposes of this Agreement, the “Estimated Closing Date Cash Consideration” means the Closing Date Cash Consideration, increased by the amount by which such Estimated Closing Working Capital is greater than $0 (“Target Working Capital”), and decreased by the amount by which such Estimated Closing Working Capital is less than Target Working Capital, as the case may be. The Estimated Closing Date Cash Consideration shall be payable at the Closing pursuant to Section 1.2(b)(i).

Section 1.4. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of the Company, Elk Grove Village, Illinois, at 10:00 a.m. on September 24, 2007, 2007, or on such other date and at such other time as mutually agreed upon in writing by the Purchaser and a majority-in-interest of the Sellers. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.5. Closing Deliveries.

(a) At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(i) the equity interest and promissory note assignment agreement substantially in the form of Exhibit B (the “Equity Interest and Note Assignment Agreement”), duly executed by each of the Sellers, pursuant to which each of the Sellers assigns to the Purchaser his Interests;

(ii) the original promissory notes set forth on Section 3.6(b) of the Seller/Company Disclosure Letter;

(iii) the Intellectual Property assignment agreement substantially in the form of Exhibit C-1 (the “Seller-Inventor IP Assignment Agreement”), duly executed by Kenneth Fedesna, Mark Loffredo, Edward Pellegrini and Edward Suchocki, pursuant to which each such individual assigns to the Company all Intellectual Property of the Company that has been, is being, or is proposed to be developed in whole or in part by such individual or that could be deemed to have been assigned, transferred or otherwise conveyed to such individual pursuant to the Operating Agreement;

(iv) the Intellectual Property assignment agreement substantially in the form of Exhibit C-2 (the “Non-Inventor IP Assignment Agreement”), duly executed by William J. Federighi, Thomas M. Lotus and Dante Federighi, pursuant to which each such individual assigns to the Company all Intellectual Property of the Company that has been, is being, or is proposed to be developed in whole or in part by such individual or that could be deemed to have been assigned, transferred or otherwise conveyed to such individual pursuant to the Operating Agreement (defined below);

(v) the Intellectual Property assignment agreement substantially in the form of Exhibit C-3 (the “Pellegrini IP Assignment Agreement”), duly executed by Frank J. Pellegrini, pursuant to which Frank J. Pellegrini assigns to the Company all Intellectual Property of the Company that has been, is being, or is proposed to be developed in whole or in part by him;

(vi) the amendment to the Investors’ Rights Agreement dated November 9, 2006 between the Purchaser and the parties listed therein, substantially in the form of Exhibit D (the “Amendment to Investors’ Rights Agreement”), duly executed by each of the Sellers, pursuant to which each of the Sellers shall become a party to such agreement and a “Holder” (as defined in such agreement); and

(vii) duly executed letters of employment or consulting agreements with each of the individuals listed on Section 6.2(f)(iv) of the Purchaser Disclosure Letter, substantially in the form of Exhibit E-1 (each a “Seller Employment Agreement”), and the Pellegrini Employment Agreement”, substantially in the form of Exhibit E-2, duly executed by Frank J. Pellegrini.

(b) At the Closing, the Purchaser shall:

(i) deliver by wire transfer to the Sellers’ Designated Account immediately available funds totaling $1,258,264, subject to increase or decrease as provided in Section 1.3;

(ii) issue and hold in escrow certificates representing the Stock Consideration (any such shares held in escrow from time to time, the “Escrowed Shares”, in each case in the name of each Seller and in such denominations as are set forth opposite such Seller’s name on Exhibit A; and

(iii) deliver or cause to be delivered to the Sellers the Equity Interest and Note Assignment Agreement, the Amendment to Investors’ Rights Agreement, the Seller Employment Agreements and the Pellegrini Employment Agreement, each duly executed by the Purchaser.

Section 1.6. Closing Date Cash Consideration Adjustment.

(a) Within 90 days after the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative a statement (the “Statement”), setting forth in reasonable detail the calculation of Working Capital as of the close of business on the Closing Date (“Closing Working Capital”).

(b) The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Sellers’ Representative gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to the Purchaser prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Sellers and the Purchaser on the earlier of (A) the date the Sellers’ Representative and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (in accordance with Section 1.15 below).

(c) The actual Closing Date Cash Consideration shall be an amount equal to the Estimated Closing Date Cash Consideration, increased by the amount by which Closing Working Capital is greater than Estimated Closing Working Capital and decreased by the amount by which Closing Working Capital is less than Estimated Closing Working Capital; provided, that no adjustment to the Closing Date Cash Consideration pursuant to this Section 1.6(c) shall be made unless such adjustment would be equal to $25,000 or more, and if the adjustment would be equal to $25,000 or more, then the full amount of the adjustment shall be made. The Closing Date Cash Consideration, as adjusted pursuant to this Section 1.6(c), is referred to herein as the “Adjusted Closing Date Cash Consideration”.

(d) (i) If the Adjusted Closing Date Cash Consideration is greater than the Estimated Closing Date Cash Consideration, the Purchaser shall, within 10 Business Days after the Statement becomes final and binding on the parties, make payment to the Sellers by wire transfer in immediately available funds to the Sellers’ Designated Account of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

     (ii) If the Estimated Closing Date Cash Consideration is greater than the Adjusted Closing Date Cash Consideration, the Sellers shall make payment from the Sellers’ Designated Account to the Purchaser of such difference (and if there are insufficient funds in such account, then in accordance with the Sellers’ Specified Percentages), within 10 Business Days after the Statement becomes final and binding on the parties, by wire transfer in immediately available funds, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(e) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the current assets and current liabilities, respectively, of the Company, calculated in accordance with United States generally accepted accounting principles applied consistently with, and in the same manner as, the Audited Consolidated Financial Statements (“GAAP”).

(f) Following the Closing, the Purchaser shall not take any action with respect to the accounting books and records of the Company on which the Statement is to be based that would obstruct or prevent the preparation of the Statement and the determination of Closing Working Capital as provided in this Section 1.6. During the period of time from and after the date of delivery of the Statement to the Sellers through the resolution of any adjustment to the Closing Date Cash Consideration contemplated by this Section 1.6, the Purchaser shall afford to the Sellers and any accountants, counsel or financial advisers retained by the Sellers in connection with any adjustment to the Closing Date Cash Consideration contemplated by this Section 1.6 reasonable access during normal business hours to the books and records of the Company to the extent relevant to the adjustment contemplated by this Section 1.6, including the Purchaser’s working papers used in the preparation of the Statement that are adequate to support with reasonable specificity the Purchaser’s calculation of Closing Working Capital.

Section 1.7. Additional Consideration.

(a) Payments Based on Performance Milestones. Subject to Section 1.12 below, the Purchaser shall pay by wire transfer of immediately available funds $750,000 to the Sellers’ Designated Account and shall release from escrow 500,000 shares of the Additional Stock Consideration to the Sellers within 10 Business Days following the satisfaction of the Performance Milestones as set forth on Exhibit F.

(b) Payments Based on Sales Milestones. From and after the date on which the Purchaser commences the commercial sale or lease of Units (as defined below) to third parties, the Purchaser shall deliver quarterly statements to the Sellers, within 45 days after the end of each calendar quarter, setting forth the number of Units sold or leased during the previous calendar quarter, and with respect to the first quarterly statement, during all previous calendar quarters. For each Unit sold or leased by the Purchaser to third parties during the calendar quarter which is the subject of a quarterly statement, and with respect to the first quarterly statement, during all previous calendar quarters, the Purchaser shall, subject to Section 1.12 below, (i) pay to the Sellers $300 in cash to the Sellers’ Designated Account, and (ii) release 200 shares of Stock Consideration from escrow to the Sellers, in accordance with the Membership Interest Percentages set forth on Exhibit A, until an aggregate of $1,500,000 has been paid and an aggregate of 1,000,000 shares have been released. For purposes of this Agreement, “Unit” shall mean a single display, multi-game, video interactive entertainment device that operates wired or wirelessly.

Section 1.8. Assignment of Intellectual Property.

(a) Each Seller hereby sells, assigns, transfers and delivers to the Company, at and conditioned upon the Closing, all of his right, title and interest in, to and under:

(i) all the Intellectual Property relating to the Company, including, without limitation, all games or products listed on Section 1.8 of the Seller/Company Disclosure Letter and any other game or product that has been designed or developed, in each case, by or on behalf of the Company on or prior to the Closing Date, including without limitation, (A) all Intellectual Property conceived, developed, or otherwise created by any Seller on behalf of the Company, solely or jointly with others, including, without limitation, all Intellectual Property conceived, developed, or created by such Seller (x) on behalf of the Company or with any use or assistance of any of the Company’s tangible or intangible property or other resources (including without limitation, any of the Company’s Intellectual Property or Confidential Information), or (y) in the course of employment or while under contract by or with the Company (in connection with the services provided to the Company pursuant to such contract), including without limitation in the case of Edward Suchocki, any and all right, title or interest in any “Work Product” as defined in that certain Work for Hire Agreement dated as of February 1, 2006, between the Company and Gr8 Games, L.L.C., (B) all Intellectual Property of, used, held for use, or otherwise licensed to the Company, including without limitation, the Intellectual Property listed in Section 1.8 of the Seller/Company Disclosure Letter, (C) all Intellectual Property that could be deemed to have been assigned, transferred or otherwise conveyed to such Seller pursuant to Section 9.1 of the Operating Agreement or any other provisions of the Operating Agreement, including all rights, title and interests in and to any and all Intellectual Property that such Seller may obtain in the future pursuant to the Operating Agreement, (D) all rights to collect royalties, income, damages and proceeds, in each case inuring to the benefit of such Seller, in connection with any of the Intellectual Property described in this Section 1.8, and (E) all rights to sue or assert any claims (past, present or future, including, without limitation, damages for past, present or future infringement claims) of such Seller in connection with any of the Intellectual Property listed in this Section 1.8;

(ii) all rights to collect royalties, income, damages and proceeds, in each case inuring to the benefit of such Seller, in connection with any Intellectual Property assigned to or acquired by the Purchaser pursuant to this Agreement; and

(iii) all rights to sue or assert any claims (past, present or future) of such Seller in connection with any Intellectual Property assigned to or acquired by the Purchaser pursuant to this Agreement.

(b) Each Seller acknowledges and agrees that, as between such Seller and the Company, the Company is and shall remain the sole and exclusive owner of all Intellectual Property assigned to the Company pursuant to this Section 1.8, and that, as between such Seller and the Company, the Company shall have the sole and exclusive right to obtain, maintain, hold, register and enforce such Intellectual Property. Each Seller shall not challenge, or assist or encourage any other Person to challenge, (i) the validity, enforceability, scope, duration, priority, effectiveness, or ownership of, or right to use, such Intellectual Property, or (ii) otherwise take any actions which could materially adversely affect such Intellectual Property. Nothing in this Section 1.8 shall affect the rights of the Sellers pursuant to Section 1.13 of this Agreement.

(c) Each Seller shall, from time to time, take such actions and give any written further assurance and execute such individual confirmatory assignment deeds, change of name or address certificates and any other instrument, document and agreement prepared by the Purchaser, at the Purchaser’s expense, necessary or reasonably requested by the Purchaser for the effectuation or recordation of this assignment or for the prosecution, protection, maintenance, defense or enforcement of the Intellectual Property assigned to or acquired by the Purchaser pursuant to this Agreement.

Section 1.9. Covenants Regarding Development Plan and Operations.

(a) Development Plan. The Sellers and the Purchaser have agreed to a Development Plan, dated the date hereof, that sets forth the specifications and performance criteria, estimated costs, budget, time schedule and personnel requirements for the development of the Units, a copy of which has been delivered to the Sellers. No material modifications to the Development Plan can be made without the prior written consent of the Purchaser and a majority-in-interest of the Sellers, which consent will not be unreasonably withheld. In addition, subject to Section 1.13, (i) each of the Sellers and the Purchaser shall use his or its diligent efforts to implement the Development Plan (with such modifications as shall be implemented by the Purchaser consistent with the preceding sentence) and to achieve the Performance Milestones, and (ii) if the objectives set forth in the Development Plan are achieved and the Performance Milestones are satisfied, (A) the Purchaser shall manufacture at least 500 Units within three months following the satisfaction of the Performance Milestones, and (B) the Purchaser shall otherwise use commercially reasonable efforts to market and sell or lease the Units in the United States and Canada; provided, however, that the determination of whether the foregoing obligations of the Purchaser and the Sellers have been met shall take into consideration the cost and feasibility of development and manufacture, the competitiveness of alternative product and service offerings, the proprietary position of the products related to the White Rabbit Division (as defined below), the actual or expected profitability of such products and other relevant factors.

(b) White Rabbit Division. After the Closing and until such time as all Cash Consideration and Stock Consideration have been earned under Sections 1.2 and 1.7 or are no longer payable pursuant to Section 1.11, the Company shall be maintained as a separate limited liability company (the “White Rabbit Division”).

Section 1.10. Right to Put Stock Consideration.

(a) During the period from October 1, 2009 through December 31, 2009 (the “Put Period”), each of the Sellers shall have the right to elect, in his sole discretion, to have the Purchaser repurchase all (but not less than all) of the shares of Stock Consideration previously delivered to such Seller pursuant to Sections 1.2(a)(iii) and 1.2(a)(iv) above (the “Put Shares”), at a price of $2.00 per share (the “Put Price””), payable in cash to such Seller, by delivering written notice of such election to the Purchaser during the Put Period (such right is referred to as the “Put”). Within 30 Business Days after the Purchaser’s receipt of (i) such notice and (ii) the Put Shares, duly endorsed in blank, the Purchaser shall send by wire transfer of immediately available funds to a bank account specified by such Seller a cash payment equal to the product of (x) the number of Put Shares and (y) the Put Price.

(b) In the event of a Purchaser Sale (as defined in Section 1.14(a) below) or a Public Offering by the Purchaser prior to December 31, 2009 (each a “Put Acceleration Event”), the Purchaser shall have the right, in its sole discretion, to accelerate the Put with respect to either (at its election) (i) the shares previously earned by the Sellers pursuant to Sections 1.2(a)(iii) and 1.2(a)(iv) above, in which case the Put shall remain in effect for the balance of any shares earned after the date of the Put Acceleration Closing (as defined below) in accordance with Section 1.10(a), or (ii) the maximum number of shares that the Sellers would be eligible to earn pursuant to Sections 1.2(a)(iii) and 1.2(a)(iv) above, whether or not such shares have been earned by the Sellers prior to the Put Acceleration Event, in which case the Put shall terminate in its entirety upon the Put Acceleration Closing (in each case, the applicable shares shall be referred to as the “Accelerated Put Shares”). To accelerate the Put, the Purchaser shall provide written notice of the Put Acceleration Event to each Seller at least 20 days prior to the consummation of a Purchaser Sale or the effective date of the registration statement relating to a Public Offering by the Purchaser, as applicable (the “Put Acceleration Notice”). Each Seller who elects to exercise the Put shall notify the Purchaser in writing of such election within 10 days of the date of the Put Acceleration Notice. The closing of the Put under this Section 1.10(b) (the “Put Acceleration Closing”) shall take place immediately after (and conditioned on) the closing of the Purchaser Sale or the Public Offering of the Purchaser (the “Put Acceleration Termination Date”). At any Put Acceleration Closing, each Seller who has exercised the Put shall deliver to the Purchaser all Accelerated Put Shares held by such Seller, duly endorsed in blank, and the Purchaser shall deliver, by wire transfer of immediately available funds to a bank account specified by such Seller, a cash payment equal to the product of (w) the number of Accelerated Put Shares held by such Seller (which, in the case of clause (ii) of this Section 1.10(b), includes the maximum number of additional shares which such Seller would have been entitled to receive had all shares been earned under Sections 1.2(a)(iii) and (iv)) and (x) the Put Price. In the event that any Seller sells shares of Purchaser Common Stock in such Public Offering, the amount payable by the Purchaser to such Seller under this Section 1.10(b) will be reduced by the gross proceeds (net of underwriting discounts and commissions) received by such Seller in the Public Offering. Any Seller who exercises the Put with respect to the Accelerated Put Shares shall deliver such shares to the Purchaser immediately prior to the Purchaser Sale in exchange for the aggregate Put Price and such Sellers shall not participate in the Purchaser Sale with respect to such Put Shares.

(c) The Put will terminate for all Sellers upon the first to occur of (i) the Put Acceleration Closing, with respect to the Accelerated Put Shares only, whether or not each Seller has exercised the Put with respect to such shares, (ii) October 1, 2009 if on such date the Sellers have earned no Stock Consideration other than the Base Stock Consideration, and (iii) December 31, 2009, if the Sellers have not exercised the Put during the Put Period.

(d) Notwithstanding the foregoing, in the event that the funds of the Purchaser legally available to repurchase shares of its capital stock under applicable corporate law are insufficient to repurchase the maximum Stock Consideration payable to any Seller under Sections 1.2(a)(iii) and 1.2(a)(iv) or all of the Put Shares offered to be repurchased under this Section 1.10, then the Purchaser shall use those funds that are legally available to repurchase the maximum number of such shares, on a pro rata basis among the Sellers who have exercised the Put, and shall continue to use such funds as are legally available, on a fiscal quarterly basis, to repurchase such shares under this Section 1.10 on such pro rata basis.

Section 1.11. Cancellation of Shares and Termination of Payment Obligation. All Stock Consideration held in escrow for the Sellers pursuant to this Article 1 shall be cancelled by the Purchaser to the extent not earned by the Sellers under Section 1.7 within 30 months after the first commercial shipment of the Units and, notwithstanding anything herein to the contrary, after such date, no further payment of shares or any cash payment will be made to the Sellers pursuant to this Article 1. The preceding sentence shall not apply to any payment withheld in accordance with Section 1.12 hereof but that would otherwise have been due and payable within such 30 month period.

Section 1.12. Set-off Right. Notwithstanding anything in this Agreement to the contrary, if a claim for indemnification has been made by the Purchaser pursuant to Section 8.1 or 8.2 and has not yet been fully paid or resolved, then (a) the Purchaser, or its successor-in-interest shall not be required to make any payment, up to the amount of the unpaid or unresolved indemnity claim, of cash or release any Stock Consideration pursuant to Sections 1.2(a)(ii), 1.2(a)(iii), 1.2(a)(iv) or 1.7 that has not already been paid or released until the indemnification claim has been fully satisfied, (b) no payment pursuant to Section 1.10 or Section 1.14, up to the amount of the unpaid or unresolved indemnity claim, shall be required until the indemnification claim has been fully satisfied, and (c) the Purchaser may offset any amounts due to a Purchaser Indemnitee under Section 8.1 or 8.2 against any such payment of shares or cash referenced in clauses (a) and (b) that would otherwise be payable; provided, however, that during any period from the time that the Purchaser makes any claim for indemnification in accordance with Article 8 and the final resolution of such claim, the amount of payment withheld shall be placed in escrow with a third party reasonably satisfactory to the Purchaser and a majority-in-interest of the Sellers (and any interest accruing on such amount during such escrow period shall accrue for the benefit of the party or parties who ultimately receive such funds from escrow). For purposes of this Section 1.12, any shares applied to the satisfaction of an indemnification claim under Section 8.1 or 8.2 shall be deemed to be valued at $2.00 a share), it being understood that Purchaser will be permitted, at its option, to offset against any cash payable before offsetting against shares.

Section 1.13. Sellers’ Right of Repurchase

(a) Option to Repurchase Assets of the White Rabbit Division. Subject to Section 1.13(c), in the event that (i) the Purchaser defaults on any payment obligation to the Sellers under this Agreement within the first year after Closing, including but not limited to the First Anniversary Payment, and does not cure such default within 10 days of its receipt of written notice thereof from the Sellers (a “Payment Default”), (ii) the Purchaser determines, in its sole discretion, that it will discontinue its activities under the Development Plan or that, following achievement of the Performance Milestones, it will discontinue the manufacture or sale of Units (the “Discontinuance Notice”), or (iii) either (x) the Performance Milestones are not satisfied by

April 30, 2008, as a result of the Purchaser’s failure to fund the White Rabbit Division as contemplated by the Development Plan or (y) the Purchaser fails to manufacture at least 500 Units within three months after the satisfaction of the Performance Milestones, and, in the case of both clauses (x) and (y), the Purchaser does not cure such failure within 30 days of its receipt of written notice thereof from the Sellers (a “Deemed Discontinuance”), the Sellers shall have the right to elect, in their sole discretion, in accordance with the procedure set forth in this Section 1.13, to repurchase and assume all (but not less than all, subject to this subsection 1.13(a)) of the following (the “Repurchase Option”) (A) to purchase (1) the assets of the White Rabbit Division that were owned by the Company immediately prior to Closing (the “Original Assets”); (2) all enhancements, modifications and improvements to the Original Assets (but excluding any intellectual property owned by the Purchaser prior to Closing and any enhancements, modifications and improvements to such intellectual property and excluding any assets or intellectual property relating to a communication link between a Unit and a digital jukebox); (3) all Intellectual Property related to the White Rabbit Division that is or shall in the future be assigned to the Purchaser pursuant to any Non-disclosure and Intellectual Property Assignment Agreement between the Purchaser and an employee of the White Rabbit Division, and (4) all additional assets related to the White Rabbit Division and designated by the Purchaser, in its sole discretion, as such (the “Additional Assets”), in the case of this clause (A), to the extent that the Purchaser can assign or transfer such assets to the Sellers (collectively, the “White Rabbit Assets”), and (B) to assume all Liabilities of the White Rabbit Division that are paid or incurred, or relate to a period, on or after the Initial Seller Notice in the Ordinary Course of Business, including without limitation commitments pursuant to agreements between the Purchaser and third parties such as customers, consultants and contract manufacturers, in connection with the operation of the White Rabbit Division or relating to the White Rabbit Assets, but not including any indebtedness of the Purchaser not principally related to the White Rabbit Assets (the “White Rabbit Liabilities”). Notwithstanding the foregoing, “White Rabbit Liabilities” shall not include any outstanding accounts payable incurred to purchase materials for the White Rabbit Division (i) if the Sellers certify that such materials will not be useable by the Sellers in their operation of the business comprising the White Rabbit Division after the repurchase (including excess inventory) and (ii) if, and only to the extent that, such accounts payable, if included in the determination of the Repurchase Price under Subsection 1.13(d) below, would result in a Repurchase Price less than zero. Notwithstanding the foregoing, “White Rabbit Assets” shall not include any cash, cash equivalents or accounts receivable of TouchTunes (including any such assets of TouchTunes relating to or derived from the White Rabbit Division) nor any of the materials referred to in the immediately preceding sentence to the extent that the related White Rabbit Liabilities are not assumed by the Sellers. All elections, requests, determinations, agreements and dispute resolutions by “the Sellers” under this Section 1.13 shall be made by a majority-in-interest of the Sellers. For the avoidance of doubt, delivery by the Purchaser of a Discontinuance Notice under this Section 1.13 shall not be deemed to be a breach of this Agreement with respect to any other obligations of the Purchaser, including without limitation covenants of the Purchaser pursuant to Section 1.9 hereof.

(b) Repurchase Process. Within 10 Business Days following a Payment Default, delivery of a Discontinuance Notice or a Deemed Discontinuance, the Sellers shall deliver to the Purchaser a notice (i) requesting from the Purchaser a determination of the Preliminary Repurchase Price (as defined below) or (ii) waiving all rights under this Section 1.13 (the “Initial Seller Notice”).

(i) In the event that the Sellers request a determination of the Preliminary Repurchase Price in the Initial Seller Notice, the Purchaser shall deliver a notice thereof, setting forth in reasonable detail the calculation of such price (the “Preliminary Repurchase Price Statement”) within 20 Business Days of the Initial Seller Notice. If the Sellers wish to exercise the Repurchase Option, they shall provide the Repurchase Option Notice (as defined in subsection (e) below) within 20 Business Days after delivery by the Purchaser of the Preliminary Repurchase Price Statement, unless the Sellers give written notice of their disagreement with the Preliminary Repurchase Price Statement (a “Repurchase Notice of Disagreement) to the Purchaser prior to such date. In such event, the Seller shall provide the Repurchase Option Notice within 20 Business Days after the Preliminary Repurchase Price Statement shall become final, as provided below. Any Repurchase Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Repurchase Notice of Disagreement is received by the Purchaser in a timely manner, then the Preliminary Repurchase Price Statement (as revised, if applicable) shall become final upon the Sellers and the Purchaser on the earlier of (A) the date that the Sellers and the Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any such disputed matters are finally resolved in writing by the Accounting Firm (as defined in Section 1.15(a) below).

(ii) In the event that the Sellers waive all rights under this Section 1.13 in the Initial Seller Notice, or do not deliver a Repurchase Option Notice within the period specified in clause (i) above, then (A) if the Repurchase Option was triggered by a Deemed Discontinuance or a Discontinuance Notice, all obligations of the Purchaser under this Agreement, including without limitation the obligation to pay any remaining portion of the Purchase Price, shall terminate, but (B) if the Repurchase Option was triggered by a Payment Default, all obligations of the Purchaser under this Agreement shall continue in effect in accordance with this Section 1.13; provided that the Sellers shall only be entitled to one Repurchase Option as a result of any one Payment Default.

(c) Termination of Repurchase Option. The Repurchase Option shall terminate on the earlier to occur of (i) the date on which the Purchaser has paid to the Sellers an aggregate of $2,750,000 and released to the Sellers an aggregate of 1,000,000 shares of Stock Consideration and (ii) the 13-month anniversary of the Closing Date. Notwithstanding anything herein to the contrary, the Sellers shall not be permitted to exercise their Repurchase Option if there exists a material breach of any of the Seller’s obligations or representations under this Agreement or any of the Ancillary Agreements to which any Seller is a party, and such breach is related to the Purchaser’s Payment Default, the Purchaser’s decision to provide a Discontinuance Notice, or a Deemed Discontinuance, and the applicable Seller or Sellers have not cured such breach within 30 days of the Purchaser’s written notice thereof.

(d) Repurchase Price.

(i) The aggregate price to be paid by the Sellers to repurchase the White Rabbit Assets shall be an amount equal to the sum of (A) the Repurchase Price (as defined below), (B) the surrender for cancellation by the Purchaser of all Stock Consideration delivered to the Sellers pursuant to this Agreement, and (C) the release and return to the Purchaser of any amounts paid into escrow pursuant to clause (ii) of this Section 1.13(d) below. The Repurchase Price shall be determined according to the following formula:

Repurchase Price = (0.5*(x + y - 1,750,000)) + S - L

where

x	=	the Cash Consideration paid by the Purchaser to the Sellers prior to the Initial Seller Notice

y	=	the Purchaser’s Net Operating Costs and Capital Costs related to the White Rabbit Division from the Closing Date under this Agreement through the Repurchase Option Closing

S	=	any severance, employee benefit or other costs, incurred directly or indirectly, in connection with the termination or transfer to the transferee of the White Rabbit Assets and the White Rabbit Liabilities, of any employees of the Purchaser who worked for the White Rabbit Division (other than any who were employees of the Purchaser prior to the Closing or other employees of Purchaser transferred from Purchaser to the White Rabbit Division without Sellers’ consent), who cease to be employees of the Purchaser as a result of or otherwise relating to the exercise of the Repurchase Option by the Sellers (whether or not such employees become employees of the transferee); and

L	=	the White Rabbit Liabilities;

provided, that in no event shall the Repurchase Price be less than zero.

For purposes of this Section 1.13, “Net Operating Costs” shall mean an amount equal to (A) minus (B), in each case determined from the Closing Date through the Repurchase Option Closing, where (A) is equal to the sum of (1) all of the research and development, and manufacturing costs paid or incurred by the Purchaser related to the White Rabbit Division prior to the Initial Seller Notice and, including without limitation any license fees or similar amounts, but not including amounts that constitute White Rabbit Liabilities, (2) a percentage of the total sales and marketing, administrative and other overhead costs of the Purchaser equal to the ratio of the total research and development costs and manufacturing costs relating to the White Rabbit Division during such period to all such operating expenses of the Purchaser during such period, and (3) all capital expenditures paid or incurred by the Purchaser prior to the Initial Seller Notice and related to the operations of the White Rabbit Division, but not including amounts that constitute White Rabbit Liabilities; and (B) is equal to the “Net Revenues” of the Purchaser or the White Rabbit Division, in the event Units are sold by the White Rabbit Division directly to third parties, related to the sale of Units, which shall be defined as the gross revenues from the sale of such Units, less the following related to such Units: discounts and commissions to third parties, returns and allowances, warranty expenses, shipping, taxes and insurance. In the event that the Units are not sold individually by the Purchaser, but instead are bundled with other products sold by the Purchaser, the Purchaser shall determine the amount of Net Revenue allocable to the Units in good faith. For the purposes of this paragraph, all costs and other expenditures paid or incurred by Purchaser related to the White Rabbit Division shall include any costs and other expenditures paid or incurred directly by the White Rabbit Division.

For purposes of the Preliminary Repurchase Price Statement, the Preliminary Repurchase Price shall be calculated, in accordance with the foregoing formula, as of the end of the calendar month preceding the receipt of the Initial Sellers Notice.

(ii) All payments of Cash Consideration and Stock Consideration, if any, that become payable to the Sellers under this Article 1 during the period from the date of the Initial Sellers Notice until the earlier of the Repurchase Option Closing and the date that the Sellers notify the Purchaser in writing that they will not elect to exercise the Repurchase Option shall be placed in escrow with a third party, reasonably satisfactory to the Purchaser and the Sellers’ Representative (and any interest accruing on such amount during such escrow period shall accrue for the benefit of the party or parties who ultimately receive such funds from escrow), and shall be released in full (i) to the Purchaser at the Repurchase Option Closing if the Sellers exercise the Repurchase Option, and (ii) to the Sellers if the Sellers elect not to exercise the Repurchase Option.

(e) Repurchase Option Notice. To exercise the Repurchase Option, the Sellers shall deliver written notice to the Purchaser (the “Repurchase Option Notice) stating (i) that they are exercising their Repurchase Option, (ii) a date, not less than 10 days and no more than 30 days after the date of the Repurchase Option Notice, that the Sellers wish to purchase the White Rabbit Assets, and (iii) the name and address of the legal entity that will be transferee of the White Rabbit Assets.

(f) Repurchase Option Closing.

(i) The closing of the Repurchase Option (the “Repurchase Option Closing”) shall take place at such time and place as designated in writing in the Repurchase Option Notice. Not less than two (2) Business Days prior to the Repurchase Option Closing, the Purchaser shall prepare and deliver to the Sellers a statement of the estimated Repurchase Price (estimated as of the Repurchase Option Closing date) (the “Repurchase Price Statement”), prepared in a manner consistent with the preparation of the Preliminary Repurchase Price Statement (or as adjusted, if applicable, following a Repurchase Notice of Disagreement under Section 1.13(b)).

(ii) At the Repurchase Option Closing, (i) the Sellers shall deliver to the Purchaser (A) the Repurchase Price by wire transfer of immediately available funds to an account designated by the Purchaser prior to such closing, (B) the certificates representing all Stock Consideration received by the Sellers pursuant to this Agreement for cancellation by the Purchaser, duly endorsed by the applicable Seller, (C) a release from each Seller and from the transferee entity of any and all claims against the Purchaser with respect to any obligations of the Purchaser, past, present or future, under this Agreement or in connection with such transfer, including without limitation any further payments of the Purchase Price (it being agreed that any such transfer shall be “as is,” subject to the last sentence of this subsection (f)), and (D) counterpart signatures of the documents, agreements and certificates described in clause (ii)( X) below, effecting among other things the assumption of the White Rabbit Liabilities and all other documents that the Purchaser may reasonably request to effectuate the assignment and assumption by the Sellers or the transferee of the White Rabbit Liabilities, and (ii) the

Purchaser shall deliver to such person or entity as the Sellers’ Representative shall designate (X) duly executed deeds, bills of sale, assignment and assumption agreements or other instruments of transfer for the assignment or transfer of the Original Assets and the Additional Assets to such person or entity, including, without limitation, a duly executed general intellectual property assignment of Intellectual Property related to the White Rabbit Assets, (Y) all other documents that the Sellers may reasonably request to effectuate the assignment and transfer of the Original Assets and the Additional Assets to the Sellers, in all cases, to the extent such assets and such Intellectual Property may be assigned or transferred by the Purchaser, and (Z) a release of any and all claims against the Sellers with respect to any obligations of the Sellers, past, present or future, under this Agreement. Notwithstanding the foregoing, in no event shall the Purchaser be required to make any additional payments to any third party to procure the rights to assign or transfer any of the Original Assets or the Additional Assets which, by their terms, may not be assigned or transferred. Prior to the Repurchase Option Closing, the Purchaser will cause all liens, claims and encumbrances on the White Rabbit Assets, other than liens, claims and encumbrances related to White Rabbit Liabilities, to be released in full.

(g) Repurchase Price Adjustment. Within 10 Business Days after the Repurchase Option Closing, the Purchaser shall deliver to the Sellers’ Representative a statement (the “Final Repurchase Statement”), setting forth the calculation of the actual Repurchase Price as of the close of business on the Repurchase Option Closing (“Final Repurchase Price”), based on adjustments, if any, to the Repurchase Price Statement for White Rabbit Liabilities paid or incurred in the Ordinary Course of Business after the date of the Repurchase Price Statement, and prepared in a manner consistent with the preparation of the Repurchase Price Statement. The Repurchase Price shall be increased by any amount by which the Repurchase Price in the Final Repurchase Statement is greater than the Purchase Price in the Repurchase Statement, and the Repurchase Price shall be decreased by the amount by which the Repurchase Price in the Final Repurchase Statement is less than the Purchase Price in the Repurchase Statement; provided, that no adjustment to the Repurchase Price pursuant to this Section 1.13(g) shall be made unless such adjustment is at least $10,000.

Section 1.14. Sale of the Purchaser or the White Rabbit Division

(a) Sale of the Purchaser. As long as the Sellers may be entitled to receive additional Cash Consideration and/or Stock Consideration under this Agreement, in the event that the Purchaser is acquired by a third party (the “TouchTunes Buyer”), by way of merger, consolidation, sale of stock, sale of all or substantially all of its assets or otherwise (the “Purchaser Sale”), the Purchaser shall cause the TouchTunes Buyer to assume the obligations of the Purchaser under this Agreement (subject to Section 1.10 above), and to place in escrow, in substitution for the Stock Consideration then held in escrow, a number of shares of the TouchTunes Buyer’s common stock (or equivalent security) as shall be equivalent in value to the value of the Stock Consideration remaining in escrow on such date.

(b) Sale of the White Rabbit Division. As long as the Sellers may be entitled to receive additional Cash Consideration and/or Stock Consideration under this Agreement, if the White Rabbit Assets are sold to a third party (“White Rabbit Buyer”), whether by means of a merger, consolidation, sale of assets, stock or limited liability company interests or otherwise, (the “White Rabbit Sale”), then as a condition to the consummation of the White Rabbit Sale, the Purchaser shall cause the White Rabbit Buyer to assume the obligations of the Purchaser under this Agreement and to place in escrow, in substitution for the Stock Consideration then held in escrow, a number of shares of the White Rabbit Buyer’s common stock (or equivalent security) as shall be equivalent in value to the value of the Stock Consideration remaining in escrow on such date (the “Substitute Stock Consideration”“). In addition, if a majority-in-interest of the Sellers does not believe, based on a reasonable good faith determination, that the White Rabbit Buyer has the financial ability to satisfy the obligations of the Purchaser under this Agreement to the same extent as the Purchaser, the Purchaser shall agree to guarantee, in the event of a default by the White Rabbit Buyer that is not cured within the time periods specified in this Agreement: (i) the payment of the Cash Consideration, and (ii) the obligations of the White Rabbit Buyer under Section 1.10(a) with respect to the Substitute Stock Consideration.

(c) Determination of Value of Purchase Consideration or White Rabbit Buyer Shares. The value of the common stock of the TouchTunes Buyer or the White Rabbit Buyer, for purposes of Sections 1.14(a) and 1.14(b), shall be determined as follows: (i) if the TouchTunes Buyer or the White Rabbit Buyer is a publicly traded company, the value of the common stock of such party shall be the weighted average of the closing prices of a share of such stock on the 30 trading days ending two trading days prior to the closing of the White Rabbit Sale, or (ii) if the TouchTunes Buyer or the White Rabbit Buyer is not a publicly traded company, the value shall be as set forth in the acquisition agreement, if applicable, or otherwise as determined by the Board of Directors of the Purchaser in good faith. In the event that the consideration payable in the Purchaser Sale or the White Rabbit Sale is other than the common stock of the TouchTunes Buyer or the White Rabbit Buyer, the fair market value of such consideration shall be determined by the Board of Directors of the Purchaser in good faith. If the Sellers dispute any valuation of shares or other consideration pursuant to this Section 1.14(c), and the parties are unable to resolve such dispute in good faith within 30 days of the Purchaser’s receipt of the Sellers’ written notice of such dispute (the “Valuation Notice of Disagreement”), the valuation in dispute shall be determined by a mutually acceptable valuation firm in accordance with Section 1.15(b) below.

Section 1.15. Dispute Resolution.

(a) During the 30-day period following the delivery of a Notice of Disagreement under Section 1.6(b) or a Repurchase Notice of Disagreement under Section 1.13(c), the Sellers’ Representative and the Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement or the Repurchase Notice of Disagreement. At the end of such 30-day period, the Sellers’ Representative and the Purchaser shall submit for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement to a nationally recognized independent accounting firm, selected and agreed to in writing by both parties (the “Accounting Firm”). The Sellers’ Representative and the Purchaser shall use their respective commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following the submission thereof. An order may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.15(a) shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, (from the Sellers’ Designated Account, and if there are insufficient funds in such account, then in accordance with the Sellers’ Specified

Percentages) in inverse proportion as each may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

(b) In the event that the Seller Representative and the Purchaser have been unable to resolve any dispute relating to any valuation pursuant to Section 1.14(c) within 30 days following the delivery of the Sellers’ Valuation Notice of Disagreement, the Sellers’ Representative and the Purchaser shall submit to an independent valuation firm (the “Valuation Firm”) for arbitration any and all matters that remain in dispute and which were properly included in the Valuation Notice of Disagreement. The Valuation Firm shall be an independent valuation firm that shall be agreed upon by the Sellers’ Representative and the Purchaser in writing. The Sellers’ Representative and the Purchaser shall use their respective commercially reasonable efforts to cause the Valuation Firm to render a decision resolving the matters submitted to the Valuation Firm within 30 days following the submission thereof. An order may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Valuation Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.15(b) shall be borne by the Purchaser, on the one hand, and the Sellers, on the other hand, (from the Sellers’ Designated Account, and if there are insufficient funds in such account, then in accordance with the Sellers’ Specified Percentages) in inverse proportion as each may prevail on matters resolved by the Valuation Firm, which proportionate allocations shall also be determined by the Valuation Firm at the time the determination of the Valuation Firm is rendered on the merits of the matters submitted.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to the Purchaser, severally as to himself and not jointly, as of the date of this Agreement and as of the Closing as follows:

Section 2.1. Authority; Execution and Delivery; Enforceability Such Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which he is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which he is, or is specified to be, a party will after the Closing constitute, his legal, valid and binding obligation, enforceable against such Seller in accordance with its terms.

Section 2.2. Interests. Such Seller owns the Membership Interest Percentage of the Company set forth beside his name under such heading on Exhibit A, and the Debt Interests set forth beside his name on Section 3.6(b) of the Seller/Company Disclosure Letter. Such Seller owns, and at the Closing will transfer to the Purchaser, his Interests free and clear of any Liens (except for any restrictions on sales of securities under applicable securities laws). Such Seller’s Interests are not evidenced by any certificate or otherwise evidenced by any written instrument other than the Operating Agreement and the applicable promissory notes set forth on Section 3.6(b) of the Seller/Company Disclosure Letter. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that would require such Seller to sell, transfer, or otherwise dispose of any Interests. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests.

Section 2.3. No Conflicts; Consents The execution and delivery by such Seller of this Agreement do not, the execution and delivery by such Seller of each Ancillary Agreement to which he is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Interests of such Seller under, any provision of any Contract to which such Seller is a party or by which any of his Interests is bound or (ii) any Order or any Law applicable to such Seller or his properties or assets. No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby.

Section 2.4. Litigation. There are no Actions pending or threatened in writing by or before any court or other Governmental Authority against such Seller that bring into question the validity of this Agreement or would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated hereby. No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority seeking or purporting to enjoin or restrain the execution, delivery and performance by such Seller of this Agreement or the consummation by such Seller of the transactions contemplated hereby.

Section 2.5. Purchase for Investment. The Stock Consideration issuable to each Seller under this Agreement is being acquired for such Seller’s own account for the purpose of investment. Each Seller will refrain from transferring or otherwise disposing of any of the Stock Consideration, or any interest therein, in such manner as to cause the Purchaser to be in violation of the registration requirements of the Act, or applicable state securities or blue sky laws.

Section 2.6. Investment Experience. Such Seller understands that the transactions contemplated by this Agreement involve substantial risk. Without limiting the generality of the foregoing, such Seller has experience as an investor and acknowledges that he can bear the economic risk of his investment in the Stock Consideration for an indefinite period of time, and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the Stock Consideration and protecting his own interests in connection with such investment.

Section 2.7. Restricted Securities. Such Seller understands that the Stock Consideration is characterized as “restricted securities” under the Act inasmuch as the shares of Purchaser Common Stock are being acquired by such Seller in a transaction not involving a public offering, and that such shares may be resold without registration under the Act only in certain limited circumstances. Such Seller is familiar with and understands the resale limitations imposed by the Act. Such Seller further understands that the Stock Consideration (together with any securities that may be issued to such Seller from time to time in respect thereof) are subject to the restrictions on transfer set forth in this Article 2.

Section 2.8. Legends. Such Seller understands that the certificates evidencing the Purchaser Common Stock may bear one or more of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated except pursuant to an effective registration statement in effect with respect to the securities under the Act or unless sold pursuant to Rule 144 of such Act or in compliance with Regulation S under the Act.”

(b) Any legend set forth in the Investors’ Rights Agreement.

(c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the Purchaser Common Stock represented by the certificate so legended.

Section 2.9. Brokers’ Fees. No agent, broker, investment banker, finder, financial advisor or other Person or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Sellers in connection with the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except as set forth in the Seller/Company Disclosure Letter delivered by the Sellers and the Company to the Purchaser dated as of the date hereof (the “Seller/Company Disclosure Letter”), which Seller/Company Disclosure Letter identifies the Section (or, if applicable, the subsection) to which such exception relates, each Seller hereby represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing as follows:

Section 3.1. Organization and Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Illinois. The Company has full limited liability company power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be material. The conduct of the Company does not require it to be qualified to do business in any jurisdiction other than the State of Illinois. The Company has made available to the Purchaser prior to the date hereof true and complete copies of the Company’s Constitutive Documents, in each case as amended through the date of this Agreement. The minute books of the Company, which have been provided to the Purchaser prior to the date hereof, are true and complete.

Section 3.2. The Interests; Subsidiaries.

(a) The Sellers hold 100% of the Equity Interests of the Company. Except for the Equity Interests, there are no membership interests or other equity interests in the Company issued or outstanding. The Equity Interests are duly authorized and validly issued and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provisions of the Illinois Limited Liability Company Act, the Company’s Constitutive Documents or any Contract to which the Company is a party or otherwise bound. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, arrangements, undertakings or Contracts of any kind to which the Sellers or the Company is a party or by which they or their respective assets or properties are bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership or other equity interests in, or any security convertible or exercisable for or exchangeable into any membership or other equity in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, arrangement, undertaking or Contract, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of membership or other equity interests of the Company or (iv) that, except as set forth in Section 3.2(a) of the Seller/Company Disclosure Letter, directly or indirectly restrict or limit in any manner the sale or disposition of the Equity Interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any membership or other equity interest in the Company.

(b) The Company does not have any Subsidiaries and does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, or other equity interest in any Person.

Section 3.3. Authority; Execution and Delivery; Enforceability. The Company has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 3.4. No Conflict; Consents. The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Company with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the Constitutive Documents of the Company, (ii) except as set forth in Section 3.4 of the Seller/Company Disclosure Letter, any material Contract to which the Company is a party or by which any of its properties or assets is bound or (iii) any Order or any Law applicable to the Company or its properties or assets. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with (A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby or (B) the ownership by the Purchaser of the Company immediately following the Closing.

Section 3.5. Financial Statements.

(a) Section 3.5(a) of the Seller/Company Disclosure Letter sets forth (i) the unaudited consolidated balance sheets and profit and loss statements of the Company as of December 31, 2005 and 2006, and the related statements of cash flows and members’ equity for the respective fiscal years then ended (the “Annual Financial Statements”); and (ii) the unaudited consolidated balance sheet and profit and loss statements of the Company for the period January 1, 2007 through August 31, 2007, and the related statements of cash flows and members’ equity for the eight months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) The Company (i) maintains books, records, and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (ii) the Financial Statements have been prepared from the books, records and accounts of the Company and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated.

Section 3.6. Undisclosed Liabilities; Indebtedness.

(a) The Company does not have any Liabilities, except (i) as disclosed, reflected or reserved against in the Financial Statements and any notes thereto, (ii) for items set forth in Section 3.6(a) of the Seller/Company Disclosure Letter, (iii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Financial Statements and not in violation of this Agreement, and (iv) for Taxes.

(b) Except as set forth in Section 3.6(b) of the Seller/Company Disclosure Letter, the Company does not have any outstanding Indebtedness. All Indebtedness (other than the Debt Interests) will be terminated prior to the Closing.

Section 3.7. Assets other than Real Property Interests. The Company has good and valid title to all the assets (tangible or intangible) reflected on the Financial Statements or thereafter acquired, other than those disposed of since the date of the Financial Statements in the Ordinary Course of Business and not in violation of this Agreement, in each case free and clear of all Liens, except (i) such Liens as are set forth in Section 3.7 of the Seller/Company Disclosure Letter (all of which shall be discharged prior to the Closing), and (ii) Permitted Liens. This Section 3.7 does not relate to real property or interests in real property, such items being the subject of Section 3.8, or to Intellectual Property or interests in Intellectual Property, such items being the subject of Section 3.9.

Section 3.8. Real Property. There is no real property or interest in real property, owned in fee by the Company. Section 3.8 of the Seller/Company Disclosure Letter sets forth a complete list of all real property and interests in real property leased by the Company (individually, a “Leased Property”) and identifies any base leases and reciprocal easement or operating agreements relating thereto. The Company has made available to the Purchaser prior to the date hereof true and complete copies of all leases and any operating agreements relating to the Leased Properties. The Company has good and valid title to the leasehold estates in all Leased Property, in each case free and clear of all Liens, except (i) Permitted Liens, (ii) such Liens as are set forth in Section 3.7 of the Seller/Company Disclosure Letter (all of which shall be discharged prior to the Closing) and (iii) leases, subleases and similar agreements set forth in Section 3.8 of the Seller/Company Disclosure Letter.

Section 3.9. Intellectual Property

(a) Except as set forth on Section 3.9(a) of the Seller/Company Disclosure Letter, with respect to Intellectual Property owned by the Company, upon the execution of Intellectual Property assignment agreements by the individuals listed on Section 3.9(a) of the Seller/Company Disclosure Letter, the Company will be the sole and exclusive owner of, and will have the right to use, sell and license, as the case may be, free and clear of all Liens all Intellectual Property used, sold or licensed by the Company in the business of the Company as presently conducted and as currently proposed to be conducted, except with respect to licenses of commercial off-the-shelf software.

(b) Section 3.9(b) of the Seller/Company Disclosure Letter accurately discloses all games and other products, and plans therefor, that have been, are being, or are proposed to be, devised, created or originated by or on behalf of the Company. Upon the execution of Intellectual Property assignment agreements by the individuals listed on Section 3.9(a) of the Seller/Company Disclosure Letter, the Company will be the sole and exclusive owner of, all rights, title and interests in, and will have the right to use, sell and license, as the case may be, free and clear of all Liens, all games and other products disclosed on Section 3.9(b) of the Seller/Company Disclosure Letter (except as otherwise disclosed on Section 3.9(b) of the Seller/Company Disclosure Letter).

(c) To the Knowledge of the Sellers, the products and operation of the business of the Company and the use of Intellectual Property and the tangible embodiment thereof owned by the Company, and its present and currently proposed business practices and methods, do not infringe, constitute an unauthorized use of, or violate or otherwise conflict with any Intellectual Property right of any third party. Except as set forth on Section 3.9(c) of the Seller/Company Disclosure Letter, the Intellectual Property owned by or licensed to the Company includes all of the Intellectual Property necessary to enable the Company to conduct its business in the manner in which such business has been and is currently being conducted, and as currently proposed to be conducted.

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the licenses listed in Section 3.9(d) of the Seller/Company Disclosure Letter, the Company is not obligated under any Contract to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, with respect to the Company’s use thereof in connection with the conduct of its business.

(e) Section 3.9(e) of the Seller/Company Disclosure Letter sets forth a complete and correct list of all Patents, registered Marks, pending applications for registration of any Marks, unregistered Marks currently being used by the Company, registered Copyrights, and pending applications for registration of Copyrights, in each case, owned by the Company, including the jurisdictions in which such Patents, Marks and Copyrights have been issued or registered or in which such applications have been filed. The Company owns all rights, title and interests in and to all Intellectual Property listed on Section 3.9(e) of the Seller/Company Disclosure Letter, free and clear of all Liens. All registration, renewal, maintenance and other applicable fees have been timely paid in connection with all issued, registered and applied for Intellectual Property owned by the Company, and all reasonable actions have been taken for the prosecution and protection of all issued, registered, applied for, and unregistered Intellectual Property owned or licensed by the Company.

(f) Except as disclosed in Section 3.9(f) of the Seller/Company Disclosure Letter, the Company has not licensed any of its owned or licensed Intellectual Property to any Person, nor has the Company entered into any Contract limiting its ability to exploit fully any of its owned or licensed Intellectual Property.

(g) Except as disclosed in Section 3.9(g) of the Seller/Company Disclosure Letter, the Company is not the subject of any pending or, to the Knowledge of the Sellers, threatened action, suit, proceeding, claim, arbitration, mediation or investigation (a “Legal Proceeding”) which involves a claim or notice of infringement of, unauthorized use of, or violation of or conflict with any Intellectual Property of any third party or challenging the ownership, use, validity, priority, duration, scope, use, right to use or enforceability of any Intellectual Property owned or licensed by the Company, and has not received written notice of any such threatened claim, and there are no facts or circumstances which are likely to form the basis for any claim of infringement of, unauthorized use of, or violation of or conflict with any Intellectual Property of any third party or challenging the ownership, use, validity, priority, duration, scope, use, right to use or enforceability of any Intellectual Property owned or licensed by the Company. All material Intellectual Property owned or licensed by the Company is valid, enforceable and in full force and effect, and has not through action or failure to act lapsed, been abandoned or otherwise been forfeited, or is likely to be forfeited, in whole or in part.

(h) To the Knowledge of the Sellers, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property owned or licensed by the Company. No such claims have been made against a third party by the Company.

(i) Except as set forth in Section 3.9(i) of the Seller/Company Disclosure Schedule, the Company has taken reasonable measures to protect the secrecy and/or confidentiality of all non-public Intellectual Property owned or licensed by the Company, including requiring all Company employees or consultants with access to such Intellectual Property and all other Persons with access to such Intellectual Property, as necessary, to execute a binding confidentiality agreement. Except as set forth in Section 3.9(i) of the Seller/Company Disclosure Schedule, the Company has taken reasonable measures to protect the value of all Intellectual Property used in the conduct of the business of the Company, including requiring all Company employees to execute an agreement which includes provisions sufficient to ensure that the Company becomes the owner of any Intellectual Property created by such employees within the scope of his or her employment, or in the case of a Person other than an employee from the services such Person performs for the Company. Copies or forms of the agreement or agreements referred to in this clause (i) have been made available to the Purchaser and, to the Knowledge of the Sellers, there has not been a material breach of any such agreement or agreements.

(j) None of the execution and delivery of this Agreement, the consummation of the Sale and the other transactions contemplated hereby nor the performance by the Company of its obligations hereunder shall materially adversely affect any rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property, or the validity, priority, scope, enforceability, use, right to use, ownership, license rights, or duration of any such Intellectual Property rights.

Section 3.10. Contracts.

(a) Section 3.10(a) of the Seller/Company Disclosure Letter (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts, to which the Company is a party or by which any of its properties or assets is bound (each such Contract, whether or not set forth in such section of the Seller/Company Disclosure Letter, a “Material Contract”):

(i) all employment agreements;

(ii) all consulting and work-for-hire agreements;

(iii) all collective bargaining agreements or other Contracts with any labor organization, union or association;

(iv) all Contracts containing (A) any provision or covenant purporting to prohibit or limit the ability of the Company to engage in any business activity or compete with any Person or purporting to prohibit or limit the ability of any Person to compete with the Company, in either case in any geographic area or for any current or potential customers anywhere in the world and (B) all Contracts containing any standstill or similar obligation of the Company to a third party or of a third party to the Company;

(v) all Contracts (A) containing any “most favored nations” or similar right in favor of any party other than the Company or (B) containing any right of any party thereto other than the Company to terminate such contract or containing any other consequence upon a “change of control” of the Company;

(vi) all customer Contracts with active customers of the Company to whom the Company has the obligation to deliver products or services where the aggregate amount to be paid to the Company by such customer over the entire term of all such Contracts with such customer exceeds $5,000 (it being understood and agreed by the parties that Section 3.10(a)(vi) of the Seller/Company Disclosure Letter shall set forth the names of each such customer and the aggregate value of the customer Contracts with such customer only, but such Contracts shall nonetheless constitute “Material Contracts” for purposes of this Agreement);

(vii) all Contracts (other than this Agreement) with (A) the Sellers or any Affiliate of any Sellers or (B) any officer or employee of the Company, any Seller, or any Affiliate of any Seller (other than employment agreements covered by clause (i) above);

(viii) all leases, subleases or similar Contracts with any Person under which the Company is a lessor or sublessor of, or makes available for use to any Person, (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company;

(ix) all leases, subleases or similar Contracts with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $5,000;

(x) other than any licenses of third-party commercial off-the-shelf Software, all material licenses, sublicenses, options or other agreements relating in whole or in part to the Company Intellectual Property (including any material licenses or other agreements under which the Company is licensee or licensor of any Company Intellectual Property);

(xi) all Contracts (A) with respect to any Indebtedness of the Company, (B) granting a Lien upon any Leased Property or any other asset of the Company or (C) under which any Person has directly or indirectly guaranteed Liabilities of the Company;

(xii) all Contracts under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

(xiii) all Contracts (A) for the sale of any substantial portion of the assets of the Company or the grant of any preferential rights to purchase any such assets or requiring the Consent of any party to the transfer thereof or (B) providing for any obligations of any Person for the payment of any deferred or conditional purchase price or purchase price adjustment with respect to the disposition of, or for the indemnification of any Person with respect to any Liabilities relating to, any current or former business of the Company;

(xiv) all Contracts (A) with, or license or Permit by or from, any Governmental Entity or (B) for any joint venture, partnership or similar arrangement;

(xv) all Contracts (including purchase orders, vendor agreements, advertising agreements, dealer, distributor, sales representative, franchisee or similar agreements) of a type not otherwise covered by another clause of this Section 3.10(a) (without regard to materiality and value thresholds contained therein), involving payment by the Company of more than $5,000, other than purchase orders entered into in the Ordinary Course of Business after the date of this Agreement and not in violation of this Agreement; and

(xvi) Contract providing for indemnification of any officer of the Company (other than the Constitutive Documents of the Company);

(b) Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement of each party thereto, enforceable by the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). The Company has performed all obligations required to be performed by it to date under the Material Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Sellers, no other party to any Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. None of the Sellers or the Company has, except as disclosed in the applicable subsection of Section 3.10 of the Seller/Company Disclosure Letter, received any written notice of the intention of any party to terminate any Material Contract. True and complete copies of each unwritten Material Contract and reasonably complete and accurate written descriptions of each written Material Contract, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Purchaser prior to the date hereof.

Section 3.11. Permits. The Company possesses all Permits necessary to own or hold under lease and operate its assets and to conduct the business of the Company as currently conducted. Section 3.11 of the Seller/Company Disclosure Letter sets forth all material federal, state or local, domestic or foreign, governmental Consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, registrations, franchises, licenses or rights (“Permits”) issued or granted to the Company. Except as set forth in Section 3.11 of the Seller/Company Disclosure Letter, (i) all such Permits are validly held by the Company in its own name, and the Company has complied in all material respects with all terms and conditions thereof; (ii) none of the Sellers or the Company has received written or oral notice of any Proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, would be material; and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Acquisition and the other transactions contemplated hereby and thereby.

Section 3.12. Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and assets of the Company, which insurance policies are set forth in Section 3.12 of the Seller/Company Disclosure Letter. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect as of the date hereof.

Section 3.13. Taxes.

(a) (i) The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required by applicable tax Laws, (ii) all Taxes with respect to taxable periods covered by such Tax Returns, and all other Taxes for which the Company is or might otherwise be liable for periods prior to the date hereof have been timely paid in full or will be timely paid in full by the due date thereof (if the due date is prior to the Closing) and the Financial Statements reflects an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of the Financial Statements, and (iii) there are no Liens for Taxes with respect to any of the assets or properties of the Company, other than Permitted Liens.

(b) No Tax Return of the Company is under audit or examination by any Taxing Authority. No written or unwritten notice of such an audit or examination has been received by the Company.

(c) Each deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No material issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonable be expected to recur in a later taxable period.

(d) The Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(e) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax Returns required to be filed with respect to the Company, (ii) the Company has not requested any extension of time within which to file any material Tax Return, which return has not yet been filed, and (iii) no power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company.

(f) The Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable Law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under applicable Laws.

(g) The Company has made available to the Purchaser for inspection true and complete copies of all material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired.

(h) No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(i) The Company has not participated in any “listed transactions” described in Section 1.6011-4(b)(2) of the Treasury Regulations or any similar provision of any applicable law.

(j) The Company has been treated as, and qualified as, a partnership for United States federal and state income tax purposes at all times since its formation.

Section 3.14. Litigation. There is no Action before any Governmental Body pending or, to the Knowledge of the Sellers, threatened, or any Proceeding to which the Company or any Seller is a party, that (i) materially affects the Company or any of its assets; or (ii) questions the validity of this Agreement or the other Ancillary Agreements to which any Seller is a party, or the Sellers’ right to enter into this Agreement or the other Ancillary Agreements to which each Seller is a party or to consummate the transactions contemplated hereby or thereby. The Company is not party to and the Company is not subject to or in default under any Order; and there is no Proceeding or claim by the Company pending, or which the Company intends to initiate, against any other Person.

Section 3.15. Employee Benefit Plans.

(a) Section 3.15(a) of the Seller/Company Disclosure Letter contains a list and brief description of all Employee Benefit Plans, and the Company has delivered to the Purchaser true and complete copies of each Employee Benefit Plan. Except the medical and dental plans listed in Section 3.15(a) of the Seller/Company Disclosure Letter, none of the Employee Benefit Plans constitutes, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, or been required to contribute to, an “Employee Benefit Plan” as defined in Section 3(3) of ERISA.

(b) Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law. There are no lawsuits, actions, or other proceedings pending or threatened with respect to any Employee Benefit Plan.

(c) The Company has not offered to provide health or life insurance coverage to any individual, or to the family members or beneficiaries of any individual, for any period extending beyond the termination of the individual’s employment by the Company, except to the extent required by the health care continuation (also known as “COBRA”) provisions of ERISA and the Code or similar state benefit continuation Laws. Each Employee Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code. No Employee Benefit Plan is a “multiple employer welfare arrangement” within the meaning of section 3(41) of ERISA.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the Acquisition or the other transactions contemplated thereby alone or in connection will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person. No benefit that is or may become payable by any Employee Benefit Plan as a result of, or arising under, this Agreement shall constitute an “excess parachute payment” (as defined in section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under section 4999 of the Code or that would not be deductible by reason of section 280G of the Code.

(e) Since the Company’s formation, no Person is or has been a Person which is (or at any relevant time was) an ERISA Affiliate.

(f) Neither the Company nor any Affiliate thereof has a formal plan, commitment, or proposal, whether legally binding or not, or has made a commitment to any individual to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any current employee or consultant, or former employee, of the Company, or any beneficiary or alternate payee of such an individual. No events have occurred or are expected to occur with respect to any Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

Section 3.16. Absence of Changes or Events. Since December 31, 2006, there has not occurred any Company Material Adverse Effect. Since December 31, 2006, (i) the business of the Company has been conducted in the Ordinary Course of Business, (ii) the Company has not suffered any damage, destruction or loss (whether or not covered by insurance) to any of its assets, whether tangible or intangible, and (iii) except as set forth in Section 3.16(iii) of the Seller/Company Disclosure Letter, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.1.

Section 3.17. Compliance with Laws.

(a) The Company has, since its inception, been in compliance in all material respects with all applicable Orders and all material applicable Laws. Since August 10, 2005, neither any of the Sellers nor the Company has received any written or oral notice or other communication from any Person that alleges that the Company is not in compliance in any material respect with any applicable Order or material applicable Law. This Section 3.17(a) does not relate to (i) matters with respect to Taxes, which are the subject of Section 3.13; (ii) matters with respect to ERISA, which are the subject of Section 3.15; or (iii) matters with respect to environmental matters, which are the subject of Section 3.17(b).

(b) Since the Company’s inception, none of the Sellers or the Company has received any written or oral communication from any Person that alleges that the Company is not in compliance in any material respect with any Environmental Law or subject to liability under any Environmental Law. The Company holds, and is in compliance with, all Permits required for the Company to conduct its business under Environmental Laws, and is in compliance in all material respects with all Environmental Laws. The Company has not entered into or agreed to, and are not subject to, any Order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material. Except as set forth in Section 3.17(b) of the Seller/Company Disclosure Letter, the Company has no contingent liabilities including any assumed, whether by contract or operation of law, liabilities or obligations, in connection with any Hazardous Materials or arising under any Environmental Laws in connection with its business or any formerly owned or operated divisions, subsidiaries, or companies. The Company has never owned, leased or operated any real property other than the Leased Properties. The Company has not disposed of, or arranged for the disposal of, Hazardous Materials at any onsite or offsite location, and to the Knowledge of the Sellers, there has not been any Release of Hazardous Materials on, at or under any of the Leased Properties or any other property or facility formerly owned, leased or operated by the Company or any of its predecessors.

Section 3.18. Employee and Labor Matters.

(a) There is not, and during the past two years there has not been, any labor strike, dispute, work stoppage or lockout pending or threatened, against or affecting the Company. No union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation of such employees exists. The Company is not engaged in any unfair labor practice and there are not any unfair labor practice charges or complaints against the Company pending or threatened, before the National Labor Relations Board. There are not any pending or threatened, union grievances against the Company. There are not any pending or threatened, charges against the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices. Neither any of the Sellers nor the Company has received any written or oral notice or other communication during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting the Company and no such investigation is in progress.

(b) Section 3.18(b) of the Seller/Company Disclosure Letter sets forth the name of each employee and consultant of the Company as of the date hereof, together with the current job title or relationship to the Company and the current annual salary (including bonus) for each such Person, including a description of applicable bonus plans.

Section 3.19. Transactions with Affiliates. Section 3.19 of the Seller/Company Disclosure Letter describes any transaction during the past three years between the Company, on the one hand, and any of the Sellers or Affiliate (other than the Company) of any Seller, on the other hand. Except as set forth in Section 3.19 of the Seller/Company Disclosure Letter, none of the transactions or arrangements described in Section 3.19 of the Seller/Company Disclosure

Letter will continue in effect subsequent to the Closing. After the Closing none of the Sellers or any Affiliate of any Seller (other than the Company) will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company used in, pertaining to or necessary for the Company’s business, except as set forth in Section 3.19 of the Seller/Company Disclosure Letter.

Section 3.20. Corporate Name. The Company (i) has the exclusive right to use its name as the name of a limited liability company in Illinois and (ii) has not received any notice of conflict since its formation with respect to the rights of others regarding the corporate name of the Company.

Section 3.21. Accounts Receivable. All customer accounts receivable of the Company, whether reflected in the Financial Statements or subsequently created, have arisen from bona fide transactions in the Ordinary Course of Business. During the twelve months prior to the date of this Agreement, there have not been any write-offs of such customer accounts receivable, except for write-offs in the Ordinary Course of Business that have not exceeded $5,000, in the aggregate. The Company has good and marketable title to its customer accounts receivable, free and clear of all Liens, other than Permitted Liens.

Section 3.22. Suppliers and Customers. Since December 31, 2006: (i) none of the Company’s top 10 vendors (based upon the aggregate payments by the Company to such vendors for the 12 months ended December 31, 2006) has given the Company written notice that such vendor will cease to supply or adversely change its price or terms to the Company of any products or services and (ii) none of the Company’s top 10 customers (based on the aggregate revenue attributable to each such customer for the 12 months ended December 31, 2006) has given the Company written notice that such customer will cease to purchase or adversely change the quantity purchased from the Company of any products or services.

Section 3.23. Brokers. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement with respect to the Company.

Section 3.24. Accounts; Safe Deposit Boxes; Powers of Attorney. Set forth on Section 3.24 of the Seller/Company Disclosure Letter are (i) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, and (ii) a true and complete list of all powers of attorney granted by the Company and those Persons authorized to act thereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in the Purchaser Disclosure Letter delivered by the Purchaser to the Sellers dated as of the date hereof (the “Purchaser Disclosure Letter”), which Purchaser Disclosure Letter identifies the Section (or, if applicable, the subsection) to which such exception relates, the Purchaser hereby represents and warrants to the Sellers, as of the date of this Agreement and as of the Closing as follows:

Section 4.1. Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has made available to the Company complete and correct copies of its certificate of incorporation and bylaws, with all amendments thereto, as in effect on the date of this Agreement and the Closing Date.

Section 4.2. Authority; Execution and Delivery; Enforceability. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4.3. Capitalization. As of the date hereof, the authorized and issued and outstanding capital stock of the Purchaser, including the number of shares, options, warrants or similar rights held by each holder thereof, is as set forth in Section 4.3 of the Purchaser Disclosure Letter. All issued and outstanding shares of capital stock of the Purchaser have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Section 4.3 of the Purchaser Disclosure Letter, as of the date hereof, there are no outstanding securities convertible into or exchangeable for the capital stock of the Purchaser, or warrants to purchase or to subscribe for any shares of such stock or other securities of the Purchaser. As of the date hereof, there are no outstanding agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Act of any securities of the Company, except as contemplated hereunder or described on Section 4.3 of the Purchaser Disclosure Letter. The rights, privileges and preferences of the Purchaser’s capital stock as of the Closing are as stated in the certificate of incorporation and bylaws of the Purchaser.

Section 4.4. No Conflict; Consents. Except as would result in a Purchaser Material Adverse Effect, the execution and delivery by the Purchaser of this Agreement do not, the execution and delivery by the Purchaser of each Ancillary Agreement will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, any provision of (i) the Constitutive Documents of the Purchaser, (ii) except as set forth in Section 4.4 of the Purchaser Disclosure Letter, any Contract to which the Purchaser is a party or by which any of its properties or assets is bound, or (iii) any Order or any Law applicable to the Purchaser or its properties or assets. Except as would result in a Purchaser Material Adverse Effect, no Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Purchaser in connection with (A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby or (B) the ownership by the Purchaser of the Company immediately following the Closing.

Section 4.5. Litigation. Except as set forth on Section 4.5 of the Purchaser Disclosure Letter, there is no Action before any Governmental Body or any Proceeding pending or, to the Purchaser’s knowledge, threatened, to which the Purchaser is a party, that might have, either individually or in the aggregate, a Purchaser Material Adverse Effect, questions the validity of this Agreement or the other Ancillary Agreements to which the Purchaser is a party, or the Purchaser’s right to enter into this Agreement or the other Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. Except as set forth on Section 4.5 of the Purchaser Disclosure Letter, the Purchaser is not a party to and the Purchaser is not subject to or in default under any Order, and there is no Proceeding or claim by the Company pending, or which the Company intends to initiate, against any other Person.

Section 4.6. Securities Act. The Equity Interests purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser shall not offer to sell or otherwise dispose of the Equity Interests so acquired by it in violation of any of the registration requirements of the Act.

Section 4.7. Brokers. No agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement with respect to the Purchaser.

Section 4.8. Financial Condition. The Purchaser has or will have adequate financing or financial resources available to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price hereunder. The Purchaser has delivered to the Sellers (i) copies of the unaudited consolidated balance sheet and profit and loss statement of the Purchaser and its subsidiaries and the related statement of cash flows and stockholders’ equity, as of and for the fiscal year ended December 31, 2006, and (ii) copies of the unaudited consolidated balance sheet and profit and loss statement of the Purchaser and its subsidiaries for the six months ended June 30, 2007 (the financial statements in (i) and (ii) collectively, the “Purchaser Financial Statements”). The Purchaser Financial Statements have been prepared from the books, records and accounts of the Company and fairly present, in all material respects, the financial condition, results of operations and cash flows of the Purchaser as of the respective dates thereof and for the respective periods indicated.

Section 4.9. Contracts. The Purchaser is not in material breach of any material Contract which would impair its ability to perform its obligations under this Agreement in any way.

ARTICLE 5

COVENANTS

Section 5.1. Covenants Relating to Conduct of Business.

(a) Except for matters set forth in Section 5.1 of the Seller/Company Disclosure Letter or otherwise required by the terms of this Agreement, from the date of this Agreement to the Closing, the Sellers shall cause the business of the Company to be conducted and the business of the Company shall be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted (including with respect to advertising, promotions and capital expenditures) and, to the extent consistent therewith, use all commercially reasonable efforts to keep intact the Company’s business, keep available the services of the Company’s current employees and preserve the Company’s relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals to the end that the Company’s business shall be unimpaired at the Closing. The Sellers shall not, and shall not permit the Company to, and the Company shall not, take any action that would, or that could reasonably be expected to, result in any of the conditions to the purchase and sale of the Interests set forth in Article 6 not being satisfied. In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.1 of the Seller/Company Disclosure Letter or otherwise expressly permitted or required by the terms of this Agreement), the Sellers shall not permit the Company to and the Company shall not do any of the following without the prior written consent of the Purchaser:

(i) amend its Constitutive Documents;

(ii) declare or pay any dividend or make any other distribution to its members;

(iii) redeem or otherwise acquire, or issue, any membership or other equity interests;

(iv) adopt or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) or enter into or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by applicable Law;

(v) (A) pay or provide to any Employee any bonus, other amount or other benefit, or make any advance or loan to any Employee, not provided for under any Contract or Employee Benefit Plan in effect on the date of this Agreement other than the payment of base compensation or advances for business expenses in the Ordinary Course of Business, (B) grant to any Employee any increase in compensation (including any increase in severance or termination pay) except to the extent required under existing consulting or work-for-hire agreements, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any Employee, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Employee Benefit Plan or (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan or to fund or in any other way secure the payment of compensation or benefits under any Contract or Employee Benefit Plan or make any material determinations not in the Ordinary Course of Business;

(vi) except as may be required under existing agreements, grant to any Employee any increase in compensation or benefits;

(vii) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever;

(viii) enter into any Contract (or any substantially related Contracts, taken together) that would, if it were in effect as of the date of this Agreement, be required to be disclosed in any subsection of Sections 3.9 or 3.10(a) of the Seller/Company Disclosure Letter;

(ix) cancel any Indebtedness owed to the Company (individually or in the aggregate) or waive any claims or rights of substantial value;

(x) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Sellers;

(xi) (A) make any change in any method of accounting or accounting practice or policy other than those required by GAAP or (B) make any election to be classified as a corporation or association under applicable Tax Law for income or franchise Tax purposes;

(xii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory in the Ordinary Course of Business);

(xiii) make or incur any capital expenditures that would result in the aggregate amount of the Company’s capital expenditures since May 7, 2007 exceeding $5,000, except as set forth on Section 5.1(a)(xiii) of the Seller/Company Disclosure Letter.

(xiv) sell, lease, license or otherwise dispose of any of its assets, except in the Ordinary Course of Business;

(xv) enter into any lease of real property; or

(xvi) authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b) Affirmative Covenants. Until the Closing, the Sellers shall cause the Company to:

(i) maintain its assets in the Ordinary Course of Business in good operating order and condition, reasonable wear and tear excepted; and

(ii) upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such other (better) condition as may be required by applicable Law.

(c) Insurance. The Sellers shall keep, or cause to be kept, all insurance policies set forth in Section 3.12 of the Seller/Company Disclosure Letter or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

Section 5.2. Non-Competition.

(a) Each of the Purchaser and each of the Sellers acknowledges and recognizes the highly competitive nature of the businesses of the Company. Accordingly, in consideration of the transactions contemplated by this Agreement and the premises contained herein, each of the Sellers agrees that he shall not, at any time during the two-year period immediately following the Closing Date (except in the case of Ed Suchocki, who shall be subject to the provisions of this Section 5.2(a) for a period of one year):

(i) directly or indirectly, engage or have any ownership interest in, or be employed by or associated in any manner with, or render services or advice to, any of the companies listed on Schedule 5.2(a)(i) to this Agreement or any of their Affiliates;

provided, however, that the foregoing shall not be violated by any of the Sellers (x) owning, directly or indirectly, solely as an investment, securities of any such company or its affiliates if such company is publicly traded and if such Seller does not, directly or indirectly, beneficially own 1% or more of any class of securities of such company;

(ii) other than as set forth in clause (i) above, directly or indirectly initiate or engage in, or have any ownership interest in, or be employed by or associated in any manner connected with, or render services or advice to, any Restricted Business (as defined below); provided, however, that the foregoing shall not be violated by any of the Sellers owning, directly or indirectly, solely as an investment, securities of any Restricted Business which are publicly traded if such Seller does not, directly or indirectly, beneficially own 1% or more of any class of securities of such Restricted Business; and provided, further, that, Purchaser agrees that, Right Hand Technologies shall not be prohibited under this Section 5.2 from providing services or products, or otherwise engaging in a business activity that would constitute a Restricted Business, solely to the Purchaser and its Affiliates;

(iii) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), shareholder, partner or in any other individual or representative capacity whatsoever, either for his or its own benefit or for the benefit of any other Person, solicit, divert or take away any suppliers or customers the Purchaser or any of its Affiliates; or

(iv) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), shareholder, partner or in any other individual or representative capacity whatsoever, either for his or its own benefit or for the benefit of any other person or entity, either (A) hire, attempt to hire, contact or solicit with respect to hiring, any employee of the Purchaser or any of its Affiliates, (B) induce or otherwise counsel, advise or encourage any employee of Purchaser or any of its Affiliates to leave the employment of the Purchaser or any of its Affiliates or (C) induce any representative or agent of the Purchaser or any of its Affiliates to terminate or modify its relationship with the Purchaser or any such Affiliates.

For purposes of Section 5.2(a)(ii) above, “Restricted Business” shall mean (A) any business that develops, manufactures, or sells interactive video multi-game amusement-only entertainment devices (other than devices marketed for personal use at home and in other non-public places) located on countertops and operated with a touch screen that operate wired or wirelessly, and directly or indirectly, accept payment via coins, paper money tokens, credit cards or other payment systems and may or may not be connected to a jukebox (a “Video Game Console Business”), and (B) any business that develops, manufactures, or sells digital jukeboxes other than digital jukeboxes that utilize compact discs as the music source (a “Jukebox Business”); provided, however, that a Seller shall not be deemed to be participating in a “Restricted Business” under Section 5.2(a)(ii) if such Seller is or becomes employed by or associated in any manner with, or renders services or advice to (collectively, “Services”), a division or subsidiary of a multi-business enterprise that engages, at the time of commencement of such Seller’s Services or at any time during the provision of Services, in a Jukebox Business (but not a Video Game Console Business) so long as such Seller (x) in no way, directly or indirectly, provides Services to that portion of the multi-business enterprise that constitutes the

Jukebox Business, and (y) notifies the Purchaser at least five Business Days in advance of commencing to provide such Services (or, if the enterprise begins to engage in a Jukebox Business at a later time, within five Business Days of such Seller becoming aware thereof.

(b) It is the desire and intent of the parties hereto that the provisions of this Section 5.3 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Sellers and the Purchaser consider the restrictions contained in this Section 5.2 to be reasonable, if any particular provision of this Section 5.2 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(c) The parties hereto acknowledge that each party’s damages at law would be an inadequate remedy for the breach by a Seller of any provision of this Section 5.2, and agree in the event of such breach that the Purchaser may seek temporary and permanent injunctive relief restraining such Seller from such breach, and, to the extent permissible under applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained in this Agreement shall be construed as prohibiting the Purchaser from pursuing other remedies available at law or equity for such breach or threatened breach of this Section 5.2.

Section 5.3. Access to Information. The Sellers shall, and shall cause the Company to, afford to the Purchaser and its accountants, counsel and other representatives reasonable access in the Company’s Elk Grove Village, Illinois office, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company, and, during such period shall furnish promptly to the Purchaser any information concerning the Company as the Purchaser may reasonably request.

Section 5.4. Confidentiality. For the two-year period immediately following the Closing Date, each Seller shall keep confidential, and cause its Affiliates to keep confidential, all information relating to the Company, the business conducted by the Company, or the Purchaser (“Confidential Information”), except (A) as required by Law or administrative process, (B) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.4 by such Seller or by any Person in violation of a confidentiality obligation, and (C) for information that such Seller can demonstrate by tangible evidence is independently developed by such Seller without access to the Confidential Information.

Section 5.5. Commercially Reasonable Efforts. On the terms and subject to the conditions of this Agreement, each of the Sellers and the Purchaser shall use its commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement.

Section 5.6. Expenses; Transfer Taxes. Whether or not the Closing takes place, and except as set forth in Section 5.8 and Article 8, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including penalties and interest)

applicable to the transfer of the Interests (including any real property transfer tax and similar Tax) shall be paid by the Sellers. Each of the Sellers and the Purchaser shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

Section 5.7. Tax Matters.

(a) The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and its assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns (including any Tax Returns to be filed by the Sellers), the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Company and its assets for a period of at least six years following the Closing Date. The Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Company or its assets.

(b) The Sellers shall accurately prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns required to be filed by the Company with respect to any Tax period ending on or before the Closing Date. With respect to any such Tax Returns that have not been filed on or prior to the Closing Date, the Sellers shall provide such Tax Returns to the Purchaser for its review 15 Business Days prior to the due date thereof. The Sellers shall be liable for all Taxes shown on any such Tax Returns to the extent provided pursuant to Section 8.1 hereof.

(c) The Purchaser shall accurately prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns required to be filed by the Company with respect to any Tax period ending after the Closing Date. With respect to any such Tax Returns that relate to a Tax period that begins prior to the Closing Date, the Purchaser shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing.

Section 5.8. Post-Closing Cooperation.

(a) The Sellers and the Purchaser shall cooperate with each other, and shall use their respective commercially reasonable efforts to cause their Affiliates and their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Company from the Sellers to the Purchaser and to minimize any disruption to the Company and the other businesses of the Sellers and the Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, the Sellers and the Purchaser shall furnish or cause to be furnished to each other and their Affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

(b) The Sellers, on the one hand, and the Purchaser, on the other hand shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.8. Neither the Sellers nor the Purchaser shall be required by this

Section 5.8 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of the Purchaser, those of the Company).

Section 5.9. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of (i) the Purchaser, in the case of any such release or announcement by the Sellers, and (ii) the Sellers, in the case of any such release or announcement by the Purchaser (which consent in the case of clauses (i) and (ii) shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the parties shall be permitted to issue a press release in agreed form; provided, further, that each of the Company and the Purchaser may make internal announcements to their respective employees; provided, that the Sellers shall take commercially reasonable measures to ensure that the Persons to whom it discloses such information pursuant to this proviso comply with the terms contained in Section 5.4 and the Company shall be responsible to the Purchaser for any disclosure by such Persons of such information.

Section 5.10. Records. On the Closing Date, the Sellers shall deliver or cause to be delivered to the Purchaser all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium, if any, in the possession of the Sellers relating to the business and operations of the Company to the extent not then in the possession of the Company.

Section 5.11. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.6), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of the Sellers, executing and delivering to the Purchaser such assignments, deeds, bills of sale, consents and other instruments as the Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

Section 5.12. Accounts; Safe Deposit Boxes; Powers of Attorney. Prior to the Closing Date, the Sellers shall deliver to the Purchaser (i) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, (ii) true and complete copies of all corporate borrowing, depository and transfer resolutions and those Persons entitled to act thereunder, and (iii) a true and complete list of all powers of attorney (other than a power of attorney given in the Ordinary Cause of Business with respect to Tax Matters) granted by the Company and those Persons authorized to act thereunder.

Section 5.13. Employee Salary. For the period beginning on the Closing Date and ending (i) six months after the Closing Date or (ii) upon completion of the Performance Milestones, whichever is earlier (the “Milestone Development Period”), the Purchaser shall provide or cause to be provided to each employee of the Purchaser, other than the Sellers, who was an employee of the Company prior to the Closing, an offer letter in the form of Exhibit G, including a rate of base salary or hourly wage while the employee continues to be employed by the Purchaser during such period that is not less than such employee’s rate of base salary or hourly wage in effect for the portion of the calendar year of the Closing ending immediately prior to the Closing. Notwithstanding the foregoing, and to the extent permitted by Law, but subject to the Seller Employment Agreements, nothing in this Agreement shall be construed to limit the ability of the Purchaser to terminate the employment of any employee for Cause (as defined below) during the Milestone Development Period, and at any time and for any or no reason after the Milestone Development Period. In addition, this Section 5.13 is for the sole benefit of the Sellers and the Purchaser and their permitted successors and assigns and is not an agreement or commitment to any employee of the Company. Nothing herein express or implied shall give or be construed to give to any employee of the Company any legal or equitable rights or remedies hereunder. For purposes of this section, “Cause” means (i) an employee’s gross negligence or willful failure to perform duties of employment with the Purchaser, (ii) an employee’s illegal use or abuse of drugs which is injurious to the reputation or business of the Purchaser, or which impairs, or could reasonably be expected to impair, the performance of the employee’s duties with the Purchaser, (iii) an employee’s conviction of, or plea of guilty or nolo contendere to, a felony, or (iv) an employee’s fraud or embezzlement against the Purchaser.

Section 5.14. Delivery of Financial Statements. From and after the Closing Date and until all payments have been made under Article 1 of this Agreement or are no longer payable pursuant to Section 1.11 of this Agreement, the Purchaser shall deliver to each Seller:

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Purchaser, an income statement for such fiscal year, a balance sheet of the Purchaser and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Purchaser; and

(b) as soon as practicable, but in any event within 60 days after the end of each of the first three (3) quarters of each fiscal year of the Purchaser, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.

Section 5.15. Complimentary Units. Upon manufacture of the Units, the Purchaser shall provide at a cost of $100, (i) one (1) tower, two (2) completed Units and two (2) docking stations to each Seller other than Edward Pellegrini, and (ii) two (2) towers, four (4) completed Units and four (4) docking stations to Edward Pellegrini.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.1. Condition to Each Party’s Obligation. The obligation of the Purchaser to purchase and pay for the Interests and the obligation of the Sellers to sell the Interests to the Purchaser is subject to the condition that the consummation of the Acquisition and the other transactions by this Agreement shall not be prohibited by any Law or Order.

Section 6.2. Conditions to the Obligations of the Purchaser. The obligation of the Purchaser to purchase and pay for the Interests is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of each Seller contained in this Agreement and any Ancillary Agreement to which such Seller is a party that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Purchaser shall have received a certificate signed by each Seller (as to the representations and warranties of such Seller) to such effect.

(b) Performance of Obligations. Each Seller and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Seller or the Company, as applicable, by the time of the Closing, and the Purchaser shall have received a certificate signed by each Seller (as to the obligations and covenants of the Seller) to such effect.

(c) Opinion of Counsel. The Purchaser shall have received an opinion dated the Closing Date of Law Offices of Bradford E. Block, counsel to the Sellers and the Company, substantially in the form of Exhibit H.

(d) FIRPTA Certificate. Each Seller shall have delivered to the Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code.

(e) Consents. The Sellers shall have delivered to the Purchaser evidence, in form and substance reasonably satisfactory to the Purchaser, all Consents and approvals of third parties required in connection with the Acquisition, this Agreement and other transactions contemplated hereby, have been obtained and are in full force and effect.

(f) Ancillary Agreements.

(i) Sellers shall have amended immediately prior to the Closing Date the Operating Agreement as in effect immediately prior to the Closing Date, so that the amended and restated LLC Operating Agreement shall be substantially in the form of Exhibit I.

(ii) Sellers shall have delivered to the Purchaser the Memorandum of Lease substantially in the form of Exhibit J duly executed by Edward Pellegrini and the Company.

(iii) Sellers shall have delivered to the Purchaser the original promissory notes set forth on Section 3.6(b) of the Seller/Company Disclosure Letter.

(iv) Sellers shall have delivered to the Purchaser counterparts of (A) the Equity Interest and Note Assignment Agreement and (B) the Amendment to Investors’

Rights Agreement, each of (A) and (B) duly executed by the Sellers, (C) the Seller-Inventor IP Assignment Agreement, duly executed by Kenneth Fedesna, Mark Loffredo, Edward Pellegrini and Edward Suchocki, (D) the Non-Inventor IP Assignment Agreement, duly executed by William J. Federighi, Thomas M. Lotus and Dante Federighi, (E) the Pellegrini IP Assignment Agreement, duly executed by Frank J. Pellegrini, (F) counterparts of the Seller Employment Agreements, duly executed by the individuals listed on Section 6.2(f)(iv) of the Purchaser Disclosure Letter and (G) the Pellegrini Employment Agreement, duly executed by Frank J. Pellegrini.

(v) Sellers shall have delivered to the Purchaser copies of non-disclosure agreements and intellectual property assignment agreements, in a form satisfactory to the Purchaser, duly executed by each Employee of the Company.

(g) General. All corporate proceedings required to be taken by the Sellers and the Company in connection with the transactions contemplated by this Agreement shall have been taken. The Purchaser shall have received copies of such officers’ certificates, good standing certificates and incumbency certificates of the Company and other customary closing documents with respect to each Seller and the Company as the Purchaser may reasonably request in connection with the transactions contemplated hereby.

Section 6.3. Conditions to the Sellers’ Obligation. The obligation of the Sellers to sell the Interests is subject to the satisfaction (or waiver by the Sellers) on or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser in this Agreement and each Ancillary Agreement to which it is a party that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Sellers shall have received a certificate signed by an executive officer of the Purchaser to such effect.

(b) Performance of Obligations. The Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Purchaser by the time of the Closing, and the Sellers shall have received a certificate signed by an executive officer of the Purchaser to such effect.

(c) Opinion of Counsel. The Sellers shall have received an opinion dated the Closing Date of Covington & Burling LLP, counsel to the Purchaser, substantially in the form of Exhibit K.

(d) Ancillary Agreements.

(i) The Purchaser shall have delivered to the Sellers: counterparts of the (A) Equity Interest and Note Assignment Agreement, (B) Seller Employment Agreements and (C) Pellegrini Employment Agreement, duly executed by the Purchaser, and (D) Amendment to Investors’ Rights Agreement, duly executed by the Purchaser and the holders of a majority of the Registrable Securities (as defined in such agreement) of the Purchaser.

(e) General. All corporate proceedings required to be taken by the Purchaser in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers’ certificates, good standing certificates, incumbency certificates and other customary closing documents with respect to the Purchaser as the Sellers may reasonably request in connection with the transactions contemplated hereby.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Sellers and the Purchaser;

(ii) by the Sellers if any of the conditions set forth in Sections 6.1 or 6.3 shall have become incapable of fulfillment and shall not have been waived by the Sellers;

(iii) by the Purchaser if any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by the Purchaser; or

(iv) by the Sellers or the Purchaser, if the Closing does not occur on or prior to September 30, 2007;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b) In the event of termination by the Sellers or the Purchaser pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

Section 7.2. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.6 (relating to certain expenses), (ii) Section 7.1 and this Section 7.2, (iii) Section 5.9 (relating to publicity) and (iv) Article 9. Nothing in this Section 7.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE 8

INDEMNIFICATION

Section 8.1. Tax Indemnification.

(a) From and after the Closing, each Seller, jointly and severally with the other Sellers, shall be liable for and shall indemnify the Purchaser, its Affiliates (including the Company) and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnitees”) against and hold them harmless from (i) all liability for Taxes of the Company for the Pre-Closing Tax Period, (ii) all liability resulting from a breach of the Sellers’ representations and warranties contained in Section 3.13 hereof and (iii) all liability for reasonable legal fees and expenses for any item attributable to any item in clause (i) and (ii) above.

(b) For purposes of determining the Sellers’ indemnity obligation pursuant to Section 8.1(a) hereof, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”):

(i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall equal the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) the Taxes of the Company and its Subsidiaries (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

(c) Unless the Sellers’ Representative, acting as agent for the Sellers notifies the Purchaser, within 20 Business Days following the Sellers’ Representative’s receipt of demand for payment that the Sellers’ Representative disputes its liability to a Purchaser Indemnitee under this Section 8.1, any indemnity payment to be made under this Section 8.1 shall be paid within 20 Business Days after the Purchaser Indemnitee makes written demand upon the Sellers’ Representative, but in no case earlier than five Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

(d) This Section 8.1 shall constitute the Purchaser’s and each Seller’s exclusive remedy for any Loss suffered or incurred to the extent arising from, relating to or, otherwise in respect of Taxes.

Section 8.2. Other Indemnification by the Sellers. Each Seller, jointly and severally with the other Sellers, shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any Loss, suffered or incurred by such Purchaser Indemnitee to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of the Sellers contained in this Agreement (other than Section 3.13 hereof, indemnity for which is provided for in Section 8.1 hereof), in any Ancillary Agreement or in any certificate delivered pursuant hereto;

(ii) any breach of or failure to perform any covenant of the Sellers or the Company contained in this Agreement or in any Ancillary Agreement to which they are a party;

(iii) any Liability of the Company arising out of or related to any Indebtedness of the Company incurred prior to the Closing; and

(iv) any Liability of the Company with respect to management, advisory, investment banking or other similar arrangements between the Company and any of the Sellers or any of their Affiliates;

provided, however, that no Purchaser Indemnitee shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which the Purchaser Indemnitees would, but for this proviso, be liable exceeds on a cumulative basis $100,000 (the “Sellers Indemnity Threshold”), at which point each Purchaser Indemnitee shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the Sellers Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of or inaccuracy in the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.6, 2.7, 2.9, 3.1, 3.2, 3.3, 3.15, 3.17(b) and 3.23 and to any act of fraud); provided further, however, that, (i) except with respect to any claims for indemnification arising out of a breach or alleged breach of Sections 2.1, 2.2, 3.1, 3.2, 3.6(b), 3.13, 3.15(b) and 3.23 of this Agreement, for which each Seller’s liability shall be limited to the Purchase Price, any individual Seller’s liability pursuant to this Section 8.2 and Section 8.1 shall be limited to an amount equal to twenty percent (20%) of the maximum amount of Cash Consideration and Stock Consideration payable by the Purchaser to such Seller under this Agreement, with the value of any Stock Consideration for this purpose deemed to be $2.00 per share, and (ii) with respect to the Sellers’ covenants under Sections 5.2 and 5.4, the liability of each Seller shall be several, and not be joint and several, so that no non-breaching Seller shall be liable for the breach of either of these covenants by another Seller.

Section 8.3. Other Indemnification by the Purchaser. The Purchaser shall be liable for, and shall indemnify Sellers against and hold Sellers harmless from, any Loss, suffered or incurred by the Sellers to the extent arising from, relating to or otherwise in respect of:

(i) any breach of any representation or warranty of the Purchaser contained in this Agreement, in any Ancillary Agreement or in any certificate delivered pursuant hereto; and

(ii) any breach of or failure to perform any covenant of the Purchaser contained in this Agreement or in any Ancillary Agreement;

provided, however, that no Seller shall be entitled to be indemnified pursuant to clause (i) above unless the aggregate of all Losses for which the Sellers would, but for this proviso, be liable exceeds on a cumulative basis $25,000 (the “Purchaser Indemnity Threshold”), at which point each Seller shall be entitled to be indemnified for the aggregate Losses and not just amounts in excess of the Purchaser Indemnity Threshold (except that the foregoing proviso shall not apply to any breach of or inaccuracy in the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.7 and to any act of fraud); provided further, however, that the Purchaser’s liability pursuant to this Section 8.3 shall be limited to the maximum amount of Cash Consideration and Stock Consideration (with the value of any Stock Consideration for this purpose deemed to be $2.00 per share) which could be payable by the Purchaser hereunder.

Section 8.4. Termination of Indemnification. The obligations to indemnify and hold harmless any party (i) pursuant to Section 8.2(i) or 8.3(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 8.6, and (ii) otherwise Section 8.1 and Section 8.2(ii) shall terminate upon the expiration of all applicable statutes of limitation (including extensions thereof); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim pursuant to Section 8.5 to the party to be providing the indemnification.

Section 8.5. Procedures.

(a) Third Party Claims. In order for a Person (the “indemnified party”) to be entitled to any indemnification provided for under Section 8.1, 8.2 or 8.3 in respect of, arising out of or involving a claim made by any Person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the applicable indemnifying party (the “indemnifying party”) in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Control. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that (i) an indemnifying party may only assume the defense of a Third Party Claim if it delivers to the applicable indemnified party within 30 days (or such shorter period reasonably necessary to allow reply to any complaint or motion by the applicable Person) of the indemnifying party’s receipt of notice of such Third Party Claim, notice of its election to assume the defense thereof, (ii) the counsel to be used by the indemnifying party for such defense is not reasonably objected to by the indemnified party and (iii) the indemnifying party thereafter diligently conducts the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall reasonably cooperate in the defense thereof and shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party is not entitled to assume, or fails to conduct in a diligent manner, the defense of any such Third Party Claim then, (i) the indemnified party may defend against such Third Party Claim in such manner as it may deem appropriate and (ii) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not be entitled to be indemnified or held harmless under Section 8.1, 8.2 or 8.3 for such Third Party Claim if it shall settle such Third Party Claim without the prior written consent of the indemnifying party, unless the indemnified party has sought such consent and such consent has been unreasonably withheld or delayed, it being agreed that the indemnifying party shall not unreasonably withhold or delay such consent. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim (i) seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party, (ii) relates to or arises in connection with the ownership, use or infringement of the Company Intellectual Property, or to the alleged infringement by the indemnified party of the Intellectual Property of any third-party, (iii) relates to or arises in connection with any criminal or regulatory proceeding, action, indictment, allegation or investigation, (iv) relates to or arises in connection with a breach of the representations and warranties contained in Section 3.13(i) or the covenants contained in Section 5.1(a)(xi)(B) hereof, or (v) would, if determined adversely to the indemnified party, reasonably be expected to result in Losses in excess of the amount for which the indemnifying party would then be required to indemnify the indemnified parties; provided, that in the case of clause (i), the indemnified party must reasonably determine, after conferring with its outside counsel, that such claims cannot be separated from any related claim for money damages and if it can be so separated, the indemnifying party shall be entitled to assume the defense of the portion of such claims relating solely to money damages.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.2 or 8.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.5 and 8.6, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.2 or 8.3 except to the extent that the indemnifying party demonstrates that it has been actually prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 20 Business Days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.2 or 8.3 such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.2 or 8.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) With respect to any claim for indemnification pursuant to Section 8.2, references to the “indemnifying party” with respect to any right to give or receive notice or consent shall be deemed to refer to the Sellers’ Representative.

Section 8.6. Survival. The representations, warranties and covenants contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article 8 as follows: (i) except as provided in clauses (ii) and (iii) below, the representations and warranties contained in Articles 2, 3 and 4 shall survive the Closing until the date that is 18 months following the Closing Date; (ii) the representations and warranties contained in Section 3.9 shall survive the Closing until the date that is 24 months following the Closing Date; (iii) the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.6, 2.7, 2.9, 3.1, 3.2, 3.3, 3.13, 3.15, 3.17(b), 3.23, 4.1, 4.2, 4.3 and 4.7 shall survive until 30 days after expiration of the applicable statute of limitations; and (iv) all other provisions of this Agreement shall survive indefinitely.

Section 8.7. No Right of Contribution. The Sellers shall not have any right of contribution against the Company with respect to any breach of any representations or warranties, or any covenants or agreements contained in this Agreement, any Ancillary Agreement or in any certificate delivered pursuant hereto.

Section 8.8. Exclusive Remedy. Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, each of the Sellers and the Purchaser acknowledges that its sole and exclusive monetary remedy after the Closing with respect to any and all claims against any other party hereto relating to this Agreement and the Ancillary Agreements, the

Acquisition and the other transactions contemplated hereby and thereby, the Company and its assets and liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 8 and as may be provided in the Ancillary Agreements. In furtherance of the foregoing, each of the Sellers and the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against any other party hereto arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any applicable Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 8 or as may be provided in the Ancillary Agreements). This Section 8.8 shall not limit the Purchaser’s or the Sellers’ right set forth in Section 1.6.

Section 8.9. Sellers’ Representative.

(a) Appointment. Effective as of the date hereof and without any further action by the Sellers, Kenneth Fedesna will be, and hereby is, appointed and constituted the Sellers’ Representative in respect of each Seller as his agent, to act in his name, place and stead as such Seller’s attorney-in-fact, to take any and all actions expressly permitted or required to be taken by the Sellers’ Representative hereunder and which he believes are necessary or appropriate under this Agreement, including, without limitation, giving and receiving any notice or instruction expressly permitted or required under this Agreement by the Sellers’ Representative, authorizing payments to be made with respect hereto, defending all claims pursuant to Article 8 of this Agreement, consenting to, compromising or settling all claims, conducting negotiations with the Purchaser and its agents regarding such claims, taking any and all other actions specified in or contemplated by this Agreement. With the consent of a majority-in-interest of the Sellers, the Sellers’ Representative may engage counsel in connection with the foregoing matters. The Sellers’ Representative hereby accepts the appointment as Sellers’ Representative, all in accordance with the terms of this Agreement.

(b) Authorization. Each of the Sellers hereby (i) approves the designation of the Sellers’ Representative as the representative of such holder and as the attorney-in-fact and agent for and on behalf of such Seller for the purposes set forth in Section 8.9(a) above, and (ii) agrees that all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Seller, by operation of law, whether by such Seller’s death, disability, protective supervision or any other event, including, without limitation, the lapse of time. Each Seller shall be deemed to have waived any and all defenses which may be available to contest, negate or disaffirm any action of the Sellers’ Representative taken in good faith. Each Seller will be conclusively bound by all actions taken and documents executed by the Sellers’ Representative in accordance with this Section 8.9, the Purchaser and the Purchaser Indemnitees will be entitled to rely on any action or decision of the Sellers’ Representative.

(c) Indemnification of Sellers’ Representative. The Sellers’ Representative shall be indemnified by the Sellers for, and shall be held harmless against, any loss, liability or expense incurred by the Sellers’ Representative or any of his Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Sellers’ Representative’s conduct in his capacity and within the scope of his authority as Sellers’ Representative, other than such losses, liabilities or expenses resulting from the Sellers’ Representative’s gross negligence or willful misconduct in connection with his performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Sellers’ Representative may, in all questions arising under this Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Sellers’ Representative in accordance with such advice, the Sellers’ Representative shall not be liable to the Sellers or any other person. In determining the occurrence of any fact, event or contingency, the Sellers’ Representative may request from any of the Sellers or any other Person such reasonable additional evidence as the Sellers’ Representative in its sole discretion may deem necessary, and may at any time inquire of and consult with others, including any of the Sellers and shall not be liable to any Sellers for any damages resulting from any delay in acting hereunder pending receipt and examination of additional evidence requested. In no event shall the Sellers’ Representative be liable to any Seller hereunder or in connection herewith for any indirect, punitive, special or consequential damages.

(d) Limitation on Duties and Responsibilities. The Sellers’ Representative shall have no duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Sellers’ Representative.

(e) Reasonable Reliance. In the performance of his duties hereunder, the Sellers’ Representative shall be entitled to rely upon any document or instrument reasonably believed by his to be genuine, accurate as to content and signed by any Seller or any party hereunder. The Sellers’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(f) Removal of Sellers’ Representative; Authority of Successor Sellers’ Representative. A majority-in-interest of the Sellers shall have the right at any time to remove the then-acting Sellers’ Representative and to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then-acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to the Purchaser of executed counterparts of a writing signed by the requisite Sellers with respect to such removal and appointment, together with an acknowledgment signed by the successor Sellers’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative.

(g) Resignation of the Sellers’ Representative. The Sellers’ Representative may resign at any time by giving written notice to the Sellers and the Purchaser. A majority-in-interest of the Sellers shall then have the right at any time during the term to appoint a successor Sellers’ Representative; provided, however, that neither such resignation of the then-acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to the Purchaser of executed counterparts of a writing signed by the requisite Sellers with respect to such removal and appointment, together with an acknowledgment signed by the successor Sellers’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative.

(h) Majority-in Interest; Successor Sellers’ Representative. For all purposes under this Section 8.9, a majority-in-interest of the Sellers shall be determined on the basis of each Seller’s Membership Interest Percentage as set forth under such heading on Exhibit A. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.

(i) Irrevocable Appointment. Subject to Sections 8.9(f) and 8.9(g), the appointment of the Sellers’ Representative hereunder is irrevocable, except in the event of gross negligence, willful misconduct or fraud committed by the Sellers’ Representative. Any action taken by the Sellers’ Representative pursuant to the authority granted in this Section 8.9 shall be effective and absolutely binding as the action of the Sellers’ Representative under this Agreement.

Section 8.10. Calculation of Losses. Notwithstanding any provision of this Article 8, no indemnified party shall be entitled to indemnification pursuant to Section 8.1 or 8.2 hereof for any special, consequential, incidental or punitive Losses or lost profits, loss of business or diminution in value (collectively, “Special Damages”) it suffers or incurs. If an indemnified party is liable for Special Damages to a third party in satisfaction of a Third Party Claim, such amounts shall be subject to indemnification pursuant to Sections 8.1 and 8.2 hereof. The amount of any Losses that an indemnified party may recover under Article 8 shall be net of (i) any amount which such indemnified party actually recovers and collects from third parties or is otherwise actually reimbursed in connection with such Losses and (ii) any insurance proceeds actually received by such indemnified party; provided, in each such case, that any such amounts actually recovered are not subject to any further claim for recovery or reimbursement.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party in accordance with this Section 9.1:

(a) if to the Purchaser:

3 Commerce Place

4th floor

Montreal, Quebec

H3E 1H7

Canada

Attention: Art Matin

Facsimile No.: (514) 762-6483

with copies (which shall not constitute notice) to:

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Ellen B. Corenswet

Facsimile No.: (212) 841-1010

(b) if to the Sellers, to their respective addresses set forth on Exhibit A, with a copy (which shall not constitute notice) to:

Bradford E. Block

Law Offices of Bradford E. Block

400 Skokie Blvd. Suite 380

Northbrook, IL 60063

Facsimile No.: (847) 559-0861

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 9.2. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act of 1933.

“Ancillary Agreements” means the Equity Interest and Note Assignment Agreement, the Seller-Inventor IP Assignment Agreement, the Non-Inventor IP Assignment Agreement, the Pellegrini IP Assignment Agreement, the Amendment to Investors’ Right Agreement, the Pellegrini Employment Agreement and each Seller Employment Agreement.

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions located in New York City are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, codified at Part 6 of Title I of ERISA and section 4980B of the Code, and similar applicable state Laws.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property, owned, used, filed by or licensed to the Company.

“Company Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (i) that has had or could reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, assets, financial condition, results of operations or prospects of the Company or (ii) that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Sellers of the Acquisition or the other transactions contemplated by this Agreement.

“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and by-laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, and (iii) with respect to a Person that is a legal entity (including one of the type described in clauses (i) and (iii)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) and (ii).

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, license, permit, concession, franchise or legally binding arrangement or understanding, whether written or oral.

“Copyrights” means, collectively, works of authorship, mask works and any and all other copyrights and copyrightable works, and all applications, registrations, extensions and renewals thereof.

“Employee” means any former or current employee, independent contractor or consultant of the Company or an ERISA Affiliate.

“Employee Benefit Plan” means any collective bargaining agreement, any pension, profit sharing or other retirement, bonus, deferred compensation, incentive compensation, equity purchase, equity appreciation, restricted equity, equity option or other equity-based (whether real or phantom), vacation pay, sick pay, severance or termination pay, retention, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision, life or other insurance or other plan, program, policy, arrangement or Contract established, maintained, contributed to or required to be established, maintained or contributed to by the Company or any ERISA Affiliate, in each case, providing benefits to any Employee, and in each case whether written or oral, informal or formal, subject to ERISA or not.

“Environmental Law” means any applicable Law, Order and Permit issued, promulgated or entered into by or with any Governmental Entity, relating to the environment (including indoor and outdoor air, water vapor, surface water, groundwater, wetlands, drinking water supply, surface or subsurface land), preservation or reclamation of natural resources, or to the protection of human health as it relates to the environment, including applicable Laws relating to noise levels, or to the management, Release or threatened Release of Hazardous Materials.

“Environmental Liability” means any and all Losses relating to the Company and its current or former businesses, operations, assets, facilities or property (including, without limitation, real property and Leased Properties), arising from or relating to: (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain, maintain in effect or comply with any required Environmental Permit; (iii) actual or alleged obligation to undertake environmental investigation, risk assessment, monitoring, remediation or restoration; or (iv) harm or injury, actual or alleged, to any real property, to any Person, to public health, or to any natural resource as relating to Hazardous Materials.

“Environmental Permits” means all permits, licenses, certificates, approvals or authorizations held by the Company or any of its businesses or operations pursuant to an Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Materials” means (i) any and all radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, urea formaldehyde foam and (ii) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all guarantees by such Person of Indebtedness of others, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (ix) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (x) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xi) all obligations of such Person pursuant to any deferred compensation agreements.

“Intellectual Property” of any Person means all intellectual property rights of any kind, including those arising from or in respect of the following, whether protected, created or arising under any Law, including: (i) all Patents; (ii) all Marks; (iii) all Copyrights; (iv) trade secrets, discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, methods, programs, subroutines, tools, materials, processes, inventions (whether patentable or unpatentable and whether or not reduce to practice), apparatus, creations, improvements, works of authorship and other similar materials, all recordings, graphs, designs, drawings, reports, analyses, and other writings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals and other tangible embodiments of the foregoing, in any form whether or note specifically listed herein, and all related technology; and (v) all Software.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to the Sellers, knowledge that any of the following people have (or would reasonably be expected to have after reasonable review of files and other materials in their possession): the Sellers and Frank Pellegrini.

“Law” means any constitution, act, statute, law (including common law), ordinance, treaty, rule or regulation of any Governmental Entity.

“Liability” means any Indebtedness, liability, claim, demand, expense, commitment or obligation of any kind or description (whether known or unknown, absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Loss” means any loss, liability, claim, damage or expense, including reasonable legal fees and expenses.

“Marks” means, collectively, trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals thereof.

“Operating Agreement” means the Limited Liability Company Agreement of White Rabbit Game Studio, LLC dated August 10, 2005, including all amendments thereto prior to the amendment executed at Closing.

“Order” means any writ, judgment, decree, injunction, settlement or similar order of or approved by any Governmental Entity (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business of the Company in substantially the same manner as currently conducted and consistent with past practice and in compliance with applicable Law.

“Patents” All patents and applications therefor, including provisionals, non-provisionals, continuations, divisionals, continuations-in-part, or reexaminations, reissues, extensions or renewals of patent applications and patents issuing thereon.

“Permitted Liens” means the following, to the extent not securing Indebtedness: (i) landlords’, mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; (iii) statutory liens for Taxes (x) not yet due or payable, (y) that may thereafter be paid without penalty or (z) that the Company is contesting in good faith through appropriate Proceedings; and (iv) other imperfections of title or encumbrances that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or any Governmental Entity.

“Post-Closing Tax Period” means any taxable period (or portion thereof) that begins on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) that ends on or before the Closing Date.

“Proceeding” means any suit, action, mediation, arbitration, investigation or other proceeding.

“Purchaser Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay (a) the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be a party, or (b) the consummation by the Purchaser of the Acquisition or the other transactions contemplated by this Agreement.

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata) or within any building, structure, facility or fixture.

“Seller Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect that could reasonably be expected to prevent or materially impede, interfere with, hinder or delay (a) the ability of the Sellers to perform its obligations under this Agreement and the Ancillary Agreements to which it is, or is specified to be a party, or (b) the consummation by the Sellers of the Acquisition or the other transactions contemplated hereby or thereby.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) documentation including user manuals and other training documentation related to any of the foregoing.”

“Specified Percentage” shall mean: (i) with respect to the first $2,038,217.44 of the aggregate Cash Consideration paid by the Purchaser to the Sellers under this Agreement, the percentage set forth on Exhibit A under “Specified Percentage,” and (ii) with respect to any portion of the aggregate Cash Consideration paid by the Purchaser to the Sellers in excess of the first $2,038,217.44, the Membership Interest Percentages set forth on Exhibit A.

“Subsidiary” means, with respect to any Person, another Person (i) an amount of the voting securities, other voting ownership or voting partnership interests, of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or (ii) of which such first Person is a general partner.

“Tax” or “Taxes” means all Federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

Section 9.3. Descriptive Headings; Certain Interpretations. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation”; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

Section 9.4. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that the Purchaser may assign in its sole discretion, any of or all its rights, interests and obligations under this Agreement to (i) any controlled Affiliate of the Purchaser, but no such assignment shall relieve the Purchaser of any of its obligations hereunder, or (ii) any third party purchaser of the White Rabbit Division, subject to Section 1.13 of this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

Section 9.5. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

Section 9.6. Entire Agreement. This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

Section 9.7. Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of the Purchaser and Sellers holding two-thirds of the Interests, provided that no amendment approved pursuant to the preceding clause may apply to less than all of the Sellers, without the approval of each Seller whose interest would be materially and adversely affected. No waiver of compliance with any term or provision of this Agreement shall be effective except by an instrument in writing. Subject to the foregoing, by an instrument in writing (i) the Purchaser may waive compliance by any Seller with any term or provision of this Agreement that such Seller was or is obligated to comply with or perform and (ii) Sellers holding two-thirds of the Interests may waive compliance by the Purchaser with any term or provision of this Agreement that the Purchaser was or is obligated to comply with or perform, provided that no waiver approved pursuant to the preceding clause may apply to less than all of the Sellers, without the approval of each Seller whose interest would be materially and adversely affected.

Section 9.8. No Third-Party Beneficiaries. Except as provided in Article 8, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights or remedies hereunder.

Section 9.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.10. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 9.11. Consent to Jurisdiction. Each party hereto irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Illinois and (b) the United States District Court for the Northern District of Illinois Eastern Division for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby and thereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Northern District of Illinois Eastern Division or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Illinois. Each party hereto further agrees that service of any process, summons, notice or document in any of the manners set forth in Section 9.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 9.11. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby in (i) the courts of the State of Illinois and (ii) the United States District Court for the Northern District of Illinois Eastern Division, and hereby further irrevocably and unconditionally waives, and agrees not to plead, claim or assert by way of motion, defense, or otherwise in any such court that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and, that the venue of such action suit or proceeding is improper, or that this Agreement, any Ancillary Agreement or the Acquisition may not be enforced in or by any of the above-named courts.

Section 9.12. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.

Section 9.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

WHITE RABBIT GAME STUDIO, LLC,

By:	/s/ Kenneth J. Fedesna
Name:	Kenneth J. Fedesna
Title:	President

KENNETH FEDESNA

/s/ KENNETH FEDESNA

MARK LOFFREDO

/s/ MARK LOFFREDO

EDWARD PELLEGRINI

/s/ EDWARD PELLEGRINI

Signature Page to Purchase Agreement

EDWARD SUCHOCKI

/s/ EDWARD SUCHOCKI

WILLIAM J. FEDERIGHI

/s/ WILLIAM J. FEDERIGHI

THOMAS M. LOTUS

/s/ THOMAS M. LOTUS

DANTE FEDERIGHI

/s/ DANTE FEDERIGHI

KENNETH FEDESNA,
AS SELLERS’ REPRESENTATIVE

/s/ KENNETH FEDESNA

Signature Page to Purchase Agreement

TOUCHTUNES MUSIC CORPORATION

By:	/s/ Art R. Matin
Name:	Art Matin
Title:	President, Chief Executive Officer

Signature Page to Purchase Agreement

SCHEDULE 6.2(e) TO THE PURCHASE AGREEMENT

SECTION 6.2(e): CONSENTS

Counterparties to the Company in the following agreements shall provide consent to the Acquisition prior to Closing:

•	License Agreement, dated as of September 21, 2006, between Midway Amusement Games, LLC and White Rabbit Game Studios, LLC

SCHEDULE 6.2(f)(iv) TO THE PURCHASE AGREEMENT

SECTION 6.2(f)(iv): SELLER EMPLOYMENT AGREEMENTS

The following individuals shall execute letters of employment agreements with the Purchaser at or prior to Closing:

•	Kenneth Fedesna

•	Edward Pellegrini

EXHIBIT A

MEMBERSHIP INTERESTS AND ALLOCATION OF CONSIDERATION

Name and Address of Member	Specified Percentage if total aggregate Cash Consideration paid to Sellers is less than or equal to $2,038,217.44 (%)	Membership Interest Percentage of the Company (%)
Edward Pellegrini	38.71%	32.00%
1303 N. LaGuna Court,
Palatine, Illinois 60067

Kenneth Fedesna	24.80	21.00
4 Oneida Lane
Hawthorn Woods, Illinois 60047

Mark Loffredo	9.21	12.50
31169 Prairie Ridge Road
Green Oaks, Illinois 60048

Edward Suchocki	0	12.50
614 Hapsfield Lane
Buffalo Grove, Illinois 60089

William Federighi	6.82	5.50
1001 S. Broadway
Park Ridge, Illinois 60068

Dante Federighi	13.64	11.00
201 W. Grand Avenue, Apt 901
Chicago, Illinois 60610

Thomas Lotus	6.82	5.50
9647 Los Palos Lane
Palos Hills, Illinois 60465

Total	100%	100.00%

1

EXHIBIT B

EQUITY INTEREST AND NOTE ASSIGNMENT AGREEMENT (“Agreement”) dated as of September [    ], 2007, between KENNETH FEDESNA, MARK LOFFREDO, EDWARD PELLEGRINI, EDWARD SUCHOCKI, WILLIAM J. FEDERIGHI, THOMAS M. LOTUS and DANTE FEDERIGHI, (each a “Seller,” and collectively the “Sellers”) and TOUCHTUNES MUSIC CORPORATION, a Delaware corporation (the “Purchaser”).

INTRODUCTION

WHEREAS, each of the Sellers owns (i) the membership interest in White Rabbit Game Studio, LLC, an Illinois limited liability company (the “Company”) set forth on Exhibit A hereto (each, an “Equity Interest”) and (ii) the outstanding promissory notes set forth on Exhibit B hereto (the “Debt Interests”, together with the Equity Interests, the “Interests”).

WHEREAS, the Company, the Purchaser, the Sellers’ Representative and each of the Sellers have entered into a Purchase Agreement dated as of September 24, 2007 (as it may be amended or modified from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, among other things, each of the Sellers has agreed to sell, and the Purchaser has agreed to purchase, on the terms and subject to the conditions set forth therein, all of the Interests.

NOW, THEREFORE, in consideration of the premises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Capitalized terms used but not defined in this Assignment shall have the meanings assigned to them in the Purchase Agreement.

1. Assignment. Each Seller hereby, severally and not jointly, irrevocably sells, transfers, assigns and delivers to the Purchaser, all right, title and interest of such Seller in and to the Interests set forth opposite such Seller’s name on Exhibit A and Exhibit B hereto. In addition, each Seller hereby resigns from any position as officer or director of the Company that he holds, effective immediately.

2. Acceptance. The Purchaser hereby accepts the foregoing assignment.

3. Admission and Substitution of Purchaser as Member. Pursuant to Section 12 of the Amended and Restated Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”), the Purchaser (i) is hereby substituted for, and replaces for all purposes of the Operating Agreement, the Sellers as the sole Member of the Company and (ii) agrees to be bound as a Member to all of the terms and conditions of the Operating Agreement, in either case, with effect from and as of the date hereof.

4. Management; Restatement of Operating Agreement. The Purchaser is hereby solely and exclusively entitled to exercise all powers of membership in the Company, including the management thereof pursuant to Section 7 of the Operating Agreement.

6. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

[Rest of page intentionally left blank.]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by duly authorized representatives as of the date first above written.

KENNETH FEDESNA

MARK LOFFREDO

EDWARD PELLEGRINI

EDWARD SUCHOCKI

WILLIAM J. FEDERIGHI

THOMAS M. LOTUS

DANTE FEDERIGHI

[Signature Page to Equity Interest and Note Assignment Agreement]

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by duly authorized representatives as of the date first above written.

TOUCHTUNES MUSIC CORPORATION

By:
Name:	Art Matin
Title:	President and Chief Executive Officer

[Signature Page to Equity Interest and Note Assignment Agreement]

Exhibit A

EQUITY INTERESTS

Seller	Address	Membership Interests (%)
Edward Pellegrini	1303 N. LaGuna Court, Palatine, Illinois 60067	32.00%

Kenneth Fedesna	4 Oneida Lane Hawthorn Woods, Illinois 60047	21.00

Mark Loffredo	31169 Prairie Ridge Road Green Oaks, Illinois 60048	12.50

Edward Suchocki	614 Hapsfield Lane Buffalo Grove, Illinois 60089	12.50

William Federighi	1001 S. Broadway Park Ridge, Illinois 60068	5.50

Dante Federighi	201 W. Grand Avenue, Apt 901 Chicago, Illinois 60610	11.00

Thomas Lotus	9647 Los Palos Lane Palos Hills, Illinois 60465	5.50

Total		100.00%

Exhibit B

DEBT INTERESTS

Seller	Promissory Note Amount	Interest Amount	Total
Edward Pellegrini	$100,000.00
	$150,000.00
	$150,000.00
	$100,000.00
	$50,000.00
	$40,250.00
	$55,000.00
	$36,500.00
	$36,500.00
	$36,500.00
Subtotal	$754,750.00	$34,123,56	$788,873.56
Kenneth Fedesna	$100,000.00
	$100,000.00
	$100,000.00
	$50,000.00
	$26,250.00
	$35,500.00
	$24,000.00
	$24,000.00
	$24,000.00
Subtotal	$483,750.00	$21,819.28	$505,569.28
Mark Loffredo	$50,000.00
	$50,000.00
	$15,750.00
	$21,500.00
	$14,300.00
	$14,300.00
	$14,300.00
Subtotal	$180,150.00	$7,636.51	$187,786.51
Dante Federighi	$200,000.00
	$14,000.00
	$19,000.00
	$12,600.00
	$12,600.00
	$12,600.00
Subtotal	$270,800.00	$7,186.27	$277,986.27
William Federighi	$100,000.00
	$7,000.00
	$9,500.00
	$6,300.00
	$6,300.00
	$6,300.00

Seller	Promissory Note Amount	Interest Amount	Total
Subtotal	$135,400.00	$3,600.90	$139,000.90
Thomas Lotus	$100,000.00
	$7,000.00
	$9,500.00
	$6,300.00
	$6,300.00
	$6,300.00
Subtotal	$135,400.00	$3,600.90	$139,000.90
Edward Suchocki	$0.00		$0.00
Subtotal	$0.00	$0.00	$0.00
Total	$1,960,250.00	$77,967.44	$2,038,217.44

EXHIBIT C-1

SELLER-INVENTOR IP ASSIGNMENT AGREEMENT

GENERAL INTELLECTUAL PROPERTY AND

TECHNOLOGY ASSIGNMENT

This GENERAL INTELLECTUAL PROPERTY AND TECHNOLOGY ASSIGNMENT is made this [    ] day of September, 2007 (this “Assignment”), by [            ] (hereinafter referred to as “Assignor”), to White Rabbit Game Studio, LLC, a limited liability company organized under the laws of the State of Illinois with an office at 201 Crossen Ave., Elk Grove Village, Illinois (hereinafter referred to as “Assignee” or the “Company”).

WHEREAS, pursuant to the terms of the Purchase Agreement, dated as of September 24, 2007 (the “Purchase Agreement”), among the Purchaser, Sellers, Assignee and Kenneth Fedesna, as Sellers’ Representative, Assignor and the other Sellers have agreed to, sell, transfer, assign and deliver to the Company all Intellectual Property of or otherwise relating to the Company. Capitalized terms used but not defined in this Assignment shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor by these presents agrees as follows:

1. Assignor hereby automatically, sells, assigns, transfers and delivers to Assignee all rights, title and interests of Assignor in and to any and all Intellectual Property, including without limitation any game or product listed on Attachment 1 hereto and any other game or product, in each case, being designed or developed by or on behalf of the Company on or prior to the Closing Date, including without limitation, (i) all Intellectual Property conceived, developed, or otherwise created by Assignor or any other Seller on behalf of the Company, in whole or in part, solely or jointly with others, including, without limitation, all Intellectual Property conceived, developed, or created by Assignor (A) on behalf of the Company or with any use or assistance of any of the Company’s tangible or intangible property or other resources (including without limitation, any of the Company’s Intellectual Property or Confidential Information), or (B) in the course of employment or while under contract by or with the Company (in connection with the services provided to the Company pursuant to such contract)[, including, without limitation, any and all right, title or interest in any “Work Product” as defined in that certain Work for Hire Agreement dated as of February 1, 2006, between the Company and Gr8 Games, L.L.C.][for Suchocki agreement], (ii) all Intellectual Property of, used, held for use, or otherwise licensed to the Company, including without limitation, the Intellectual Property listed on Attachment 2, (iii) all Intellectual Property and all rights, title and interests of Assignor in and to any and all Intellectual Property that have been or could be deemed to have been assigned, transferred or otherwise conveyed to Assignor pursuant to Section 9.1 or any other provisions of the Company’s Limited Liability Company Operating Agreement (“Operating Agreement”), including any and all Intellectual Property and all rights, title or interests in and to any and all Intellectual Property that Assignor may obtain in the future pursuant to the Operating Agreement, (iv) all rights to collect royalties, income, damages and proceeds, in each case

1

inuring to the benefit of Assignor, in connection with any of the Intellectual Property described in this Section 1; and (v) all rights to sue or assert any claims (claims for past, present or future, including, without limitation, past, present or future infringement), collect royalties, income, damages (including, without limitation, damages for past, present or future infringement) of Assignor in connection with any of the Intellectual Property listed or otherwise described in this Section 1.

2. Assignor acknowledges and agrees that, as between Assignee and Assignor, Assignee is and shall remain the sole and exclusive owner of all Intellectual Property assigned to Assignee hereunder and that, as between Assignor and Assignee, Assignee shall have the sole and exclusive right to obtain, maintain, hold, register and enforce such Intellectual Property. Assignor shall not challenge, or assist or encourage any other Person to challenge, (i) the validity, enforceability, scope, duration, priority, effectiveness, or ownership of, or right to use, such Intellectual Property, or (ii) otherwise take any actions which could materially adversely affect such Intellectual Property.

3. Assignor represents and warrants (i) that the Assignment, executed on January 11, 2007 and regarding U.S. Patent Application No. 11/624,008 (entitled Coin Operated Game Terminal), between Kenneth J. Fedesna, Mark D. Loffredo, Edward J. Suchocki, Edward E. Pellegrini and Frank J. Pellegrini and the Company is valid, enforceable and in full force and effect with respect to the Assignor and (ii) that Assignor neither has nor possesses any right(s), title or interest(s) in or to such patent application or any Intellectual Property embodied or disclosed in such patent application, or any other rights assigned pursuant to the January 11, 2007 Assignment (the “Patent Rights”).

4. Assignor shall, from time to time, take such actions and give any written further assurance and execute such individual confirmatory assignment deeds, change of name or address certificates and any other instruments, documents or agreements prepared by Assignee, at Assignee’s expense, necessary or desirable for the effectuation or recordation of this Assignment or the prosecution, protection, maintenance, defense or enforcement of the Patent Rights or any other Intellectual Property of the Company.

5. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

6. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7. The parties agree that irreparable damage would occur in the event that any of the provisions of this Assignment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Assignment and to enforce specifically the terms and provisions of this Assignment, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

This Assignment shall be effective as of the date first above written (the “Effective Date”).

IN WITNESS WHEREOF, the undersigned has executed the Assignment as of the date first above written.

)
)	SS.
)

I, a notary public for the state aforesaid, do hereby certify that                                          appeared before me this day in person and acknowledged the execution of the foregoing Assignment as his free and voluntary act.

IN WITNESS WHEREOF, I have hereunto set my hand and notorial seal this      day of             , 2007.

Notary Public

My commission expires:

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

GAMES AND OTHER PRODUCTS

All Software and other Intellectual Property listed in detail on the WR Software Project Schedule dated June 19, 2007, under the following headings:

1. WR User Interface.

2. WR System Software.

3. WR <-> Jukebox Connectivity.

4. WR<-> TT Server Connectivity.

5. WR Game Software. See detail listing attached

6. WR Operator Interface.

7. RH/WR Firmware and Hardware Interface Software.

8. Render Engine – Includes Field Programmable Gate Array which is subject to a license from RightHand Technologies, Inc. (“RightHand”) to the Company under the Arcade Video Game Platform License and Royalty Agreement dated April 2, 2007, by and between RightHand and the Company.

9. RH/WR Factory Software.

INTELLECTUAL PROPERTY ASSIGNED

WR Game Software1

[1]	The names of some of the above games are placeholder titles and are for internal use only, and subject to change.

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

Event Library

Sound Library (Certain sound files are licensed by the Company pursuant to a license agreement with Midway Amusement Games, LLC.)

Game Link Library

PhotoQuest (revisions A)

PhotoQuest (revisions B)

PhotoQuest- Linked (revisions A)

PhotoQuest-Linked (revisions B)

Texas Holdem- Limit (revisions A)

Texas Holdem- Limit- Linked (revisions A)

Texas Holdem- No Limit (revisions A)

Texas Holdem- No Limit- Linked (revisions A)

Texas Holdem Art (file reorganization)

Texas Holdem Art (revisions)

Fast Facts Game

Fast Facts Game (revisions)

Fast Facts Game-Linked

Fast Facts Game Art (concept design)

Fast Facts Game Art

OutbackGammon

OutbackGammon (revisions A)

OutbackGammon (revisions B)

OutbackGammon Art

Secret Word

Secret Word Art

Treasure Links

Treasure Links (revisions)

Treasure Links Art

Tackle Blox (revisions)

Tackle Blox Art (revisions)

Rejeweled

Rejeweled (revisions)

Rejeweled Art

Word Market

Word Market (revisions)

Word Market Art

Word Market Bonus Game Art

Word Market Art (revisions)

Rabbit Club

Sudoku 9×9

Sudoku 9×9 Art

Sudoku Art (revisions)

Sudoku 6×6

Sudoku 6×6 Art

Sudoku 6×6 Art (revisions)

Solitaire Gold

Solitaire Gold Art

Target 21 Replacement Game

Target 21 Replacement Game Art

Solitaire Super Replacement

Solitaire Super Replacement Art

Cave Bam

Cave Bam Art

Bag Toss

Bags Toss Art

Putt Putt Golf

Putt Putt Golf Art

Putt Putt Golf Art (revisions)

Midway Infinity Games – Under License from Midway Amusement Games, LLC

Snap Leisure Trivia questions – Under License from Snap Leisure, LLC

PhotoQuest Pictures – Under License from AdFactory

Signature Page to IP Assignment Agreement

ATTACHMENT 2 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

APPLICATIONS FOR REGISTERED PATENTS

1.	U.S. Applications

Patent Application	Application Number	Application Date
Coin Operated Game Terminal	11/624,008	January 17, 2007

Signature Page to IP Assignment Agreement

EXHIBIT C-2

NON-INVENTOR IP ASSIGNMENT AGREEMENT

GENERAL INTELLECTUAL PROPERTY AND

TECHNOLOGY ASSIGNMENT

This GENERAL INTELLECTUAL PROPERTY AND TECHNOLOGY ASSIGNMENT is made this [    ] day of September, 2007 (this “Assignment”), by [                ] (hereinafter referred to as “Assignor”), to White Rabbit Game Studio, LLC, a limited liability company organized under the laws of the State of Illinois with an office at 201 Crossen Ave., Elk Grove Village, Illinois (hereinafter referred to as “Assignee” or the “Company”).

WHEREAS, pursuant to the terms of the Purchase Agreement, dated as of September 24, 2007 (the “Purchase Agreement”), among the Purchaser, Sellers, Assignee and Kenneth Fedesna, as Sellers’ Representative, Assignor and the other Sellers have agreed to, sell, transfer, assign and deliver to the Company all Intellectual Property of or otherwise relating to the Company. Capitalized terms used but not defined in this Assignment shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor by these presents agrees as follows:

1. Assignor hereby automatically, sells, assigns, transfers and delivers to Assignee all rights, title and interests of Assignor in and to any and all Intellectual Property, including without limitation any game or product listed on Attachment 1 hereto and any other game or product, in each case, being designed or developed by or on behalf of the Company on or prior to the Closing Date, including without limitation, (i) all Intellectual Property conceived, developed, or otherwise created by Assignor or any other Seller on behalf of the Company, in whole or in part, solely or jointly with others, including, without limitation, all Intellectual Property conceived, developed, or created by Assignor (A) on behalf of the Company or with any use or assistance of any of the Company's tangible or intangible property or other resources (including without limitation, any of the Company’s Intellectual Property or Confidential Information), or (B) in the course of employment or while under contract by or with the Company (in connection with the services provided to the Company pursuant to such contract), (ii) all Intellectual Property of, used, held for use, or otherwise licensed to the Company, including without limitation, the Intellectual Property listed on Attachment 2, (iii) all Intellectual Property and all rights, title and interests of Assignor in and to any and all Intellectual Property that have been or could be deemed to have been assigned, transferred or otherwise conveyed to Assignor pursuant to Section 9.1 or any other provisions of the Company’s Limited Liability Company Operating Agreement (“Operating Agreement”), including any and all Intellectual Property and all rights, title or interests in and to any and all Intellectual Property that Assignor may obtain in the future pursuant to the Operating Agreement, (iv) all rights to collect royalties, income, damages and proceeds, in each case inuring to the benefit of Assignor, in connection with any of the Intellectual Property described in this Section 1; and (v) all rights to sue or assert any claims (past, present or future, including, without limitation, claims for past, present or

1

future infringement), collect royalties, income, damages (including, without limitation, damages for past, present or future infringement) of Assignor in connection with any of the Intellectual Property listed or otherwise described in this Section 1.

2. Assignor acknowledges and agrees that, as between Assignor and Assignee, Assignee is and shall remain the sole and exclusive owner of all Intellectual Property assigned to Assignee hereunder and that, as between Assignor and Assignee, Assignee shall have the sole and exclusive right to obtain, maintain, hold, register and enforce such Intellectual Property. Assignor shall not challenge, or assist or encourage any other Person to challenge, (i) the validity, enforceability, scope, duration, priority, effectiveness, or ownership of, or right to use, such Intellectual Property, or (ii) otherwise take any actions which could materially adversely affect such Intellectual Property.

3. Assignor shall, from time to time, take such actions and give any written further assurance and execute such individual confirmatory assignment deeds, change of name or address certificates and any other instruments, documents or agreements prepared by Assignee, at Assignee’s expense, necessary or desirable for the effectuation or recordation of this Assignment or the prosecution, protection, maintenance, defense or enforcement of the Patent Rights or any other Intellectual Property of the Company.

4. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

5. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6. The parties agree that irreparable damage would occur in the event that any of the provisions of this Assignment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Assignment and to enforce specifically the terms and provisions of this Assignment, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

This Assignment shall be effective as of the date first above written (the “Effective Date”).

2

IN WITNESS WHEREOF, the undersigned has executed the Assignment as of the date first above written.

Name:

Signature Page to IP Assignment Agreement

)
)	SS.
)

I, a notary public for the state aforesaid, do hereby certify that                      appeared before me this day in person and acknowledged the execution of the foregoing Assignment as his free and voluntary act.

IN WITNESS WHEREOF, I have hereunto set my hand and notorial seal this             day of             , 2007.

Notary Public

My commission expires:

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

GAMES AND OTHER PRODUCTS

All Software and other Intellectual Property listed in detail on the WR Software Project Schedule dated June 19, 2007, under the following headings:

1. WR User Interface.

2. WR System Software.

3. WR <-> Jukebox Connectivity.

4. WR<-> TT Server Connectivity.

5. WR Game Software. See detail listing attached

6. WR Operator Interface.

7. RH/WR Firmware and Hardware Interface Software.

8. Render Engine – Includes Field Programmable Gate Array which is subject to a license from RightHand Technologies, Inc. (“RightHand”) to the Company under the Arcade Video Game Platform License and Royalty Agreement dated April 2, 2007, by and between RightHand and the Company.

9. RH/WR Factory Software.

INTELLECTUAL PROPERTY ASSIGNED

WR Game Software1

[1]	The names of some of the above games are placeholder titles and are for internal use only, and subject to change.

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

Event Library

Sound Library (Certain sound files are licensed by the Company pursuant to a license agreement with Midway Amusement Games, LLC.)

Game Link Library

PhotoQuest (revisions A)

PhotoQuest (revisions B)

PhotoQuest- Linked (revisions A)

PhotoQuest-Linked (revisions B)

Texas Holdem- Limit (revisions A)

Texas Holdem- Limit- Linked (revisions A)

Texas Holdem- No Limit (revisions A)

Texas Holdem- No Limit- Linked (revisions A)

Texas Holdem Art (file reorganization)

Texas Holdem Art (revisions)

Fast Facts Game

Fast Facts Game (revisions)

Fast Facts Game- Linked

Fast Facts Game Art (concept design)

Fast Facts Game Art

OutbackGammon

OutbackGammon (revisions A)

OutbackGammon (revisions B)

OutbackGammon Art

Secret Word

Secret Word Art

Treasure Links

Treasure Links (revisions)

Treasure Links Art

Tackle Blox (revisions)

Tackle Blox Art (revisions)

Rejeweled

Rejeweled (revisions)

Rejeweled Art

Word Market

Word Market (revisions)

Word Market Art

Word Market Bonus Game Art

Word Market Art (revisions)

Rabbit Club

Sudoku 9×9

Sudoku 9×9 Art

Sudoku Art (revisions)

Sudoku 6×6

Sudoku 6×6 Art

Sudoku 6×6 Art (revisions)

Solitaire Gold

Solitaire Gold Art

Target 21 Replacement Game

Target 21 Replacement Game Art

Solitaire Super Replacement

Solitaire Super Replacement Art

Cave Bam

Cave Bam Art

Bag Toss

Bags Toss Art

Putt Putt Golf

Putt Putt Golf Art

Putt Putt Golf Art (revisions)

Midway Infinity Games – Under License from Midway Amusement Games, LLC

Snap Leisure Trivia questions – Under License from Snap Leisure, LLC

PhotoQuest Pictures – Under License from AdFactory

Signature Page to IP Assignment Agreement

ATTACHMENT 2 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

APPLICATIONS FOR REGISTERED PATENTS

1. U.S. Applications

Patent Application	Application Number	Application Date
Coin Operated Game Terminal	11/624,008	January 17, 2007

EXHIBIT C-3

PELLEGRINI GENERAL IP ASSIGNMENT AGREEMENT

GENERAL INTELLECTUAL PROPERTY AND

TECHNOLOGY ASSIGNMENT

This GENERAL INTELLECTUAL PROPERTY AND TECHNOLOGY ASSIGNMENT is made this [            ] day of September, 2007 (this “Assignment”), by Frank J. Pellegrini (hereinafter referred to as “Assignor”), to White Rabbit Game Studio, LLC, a limited liability company organized under the laws of the State of Illinois with an office at 201 Crossen Ave., Elk Grove Village, Illinois (hereinafter referred to as “Assignee” or the “Company”).

WHEREAS, pursuant to the terms of the Purchase Agreement, dated as of September 24, 2007 (the “Purchase Agreement”), among the Purchaser, Sellers, Assignee and Kenneth Fedesna, as Sellers’ Representative, the Sellers have agreed to, sell, transfer, assign and deliver, and to cause Assignor to sell, transfer, assign and deliver to the Company all Intellectual Property of or otherwise relating to the Company. Capitalized terms used but not defined in this Assignment shall have the meanings assigned to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor by these presents agrees as follows:

1. Assignor hereby automatically, sells, assigns, transfers and delivers to Assignee all rights, title and interests of Assignor in and to any and all Intellectual Property, including without limitation any game or product listed on Attachment 1 hereto and any other game or product, in each case, being designed or developed by or on behalf of the Company on or prior to the Closing Date, including without limitation, (i) all Intellectual Property conceived, developed, or otherwise created by Assignor or any other Seller on behalf of the Company, in whole or in part, solely or jointly with others, including, without limitation, all Intellectual Property conceived, developed, or created by Assignor (A) on behalf of the Company or with any use or assistance of any of the Company's tangible or intangible property or other resources (including without limitation, any of the Company’s Intellectual Property or Confidential Information), or (B) in the course of employment or while under contract by or with the Company (in connection with the services provided to the Company pursuant to such contract), (ii) all Intellectual Property of, used, held for use, or otherwise licensed to the Company, including without limitation, the Intellectual Property listed on Attachment 2, (iii) all rights to collect royalties, income, damages and proceeds, in each case inuring to the benefit of Assignor, in connection with any of the Intellectual Property described in this Section 1; and (iv) all rights to sue or assert any claims (past, present or future, including, without limitation, claims for past, present or future infringement), collect royalties, income, damages (including, without limitation, damages for past, present or future infringement) of Assignor in connection with any of the Intellectual Property listed or otherwise described in this Section 1.

2. Assignor acknowledges and agrees that, as between Assignor and Assignee, Assignee is and shall remain the sole and exclusive owner of all Intellectual Property assigned to Assignee hereunder and that, as between Assignor and Assignee, Assignee shall have

1

the sole and exclusive right to obtain, maintain, hold, register and enforce such Intellectual Property. Assignor shall not challenge, or assist or encourage any other Person to challenge, (i) the validity, enforceability, scope, duration, priority, effectiveness, or ownership of, or right to use, such Intellectual Property, or (ii) otherwise take any actions which could materially adversely affect such Intellectual Property.

3. Assignor represents and warrants (i) that the Assignment, executed on January 11, 2007 and regarding U.S. Patent Application No. 11/624,008 (entitled Coin Operated Game Terminal), between Kenneth J. Fedesna, Mark D. Loffredo, Edward J. Suchocki, Edward E. Pellegrini and Frank J. Pellegrini and the Company is valid, enforceable and in full force and effect with respect to the Assignor and (ii) that Assignor neither has nor possesses any right(s), title or interest(s) in or to such patent application or any Intellectual Property embodied or disclosed in such patent application, or any other rights assigned pursuant to the January 11, 2007 Assignment (the “Patent Rights”).

4. Assignor shall, from time to time, take such actions and give any written further assurance and execute such individual confirmatory assignment deeds, change of name or address certificates and any other instruments, documents or agreements prepared by Assignee, at Assignee’s expense, necessary or desirable for the effectuation or recordation of this Assignment or the prosecution, protection, maintenance, defense or enforcement of the Patent Rights or any other Intellectual Property of the Company.

5. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, any one of which need not contain the signatures of more than one person, but all such counterparts taken together will constitute one and the same instrument. No modification or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the parties hereto.

6. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7. The parties agree that irreparable damage would occur in the event that any of the provisions of this Assignment were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Assignment and to enforce specifically the terms and provisions of this Assignment, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

2

This Assignment shall be effective as of the date first above written (the “Effective Date”).

3

IN WITNESS WHEREOF, the undersigned has executed the Assignment as of the date first above written.

Signature Page to IP Assignment Agreement

)
)	SS.
)

I, a notary public for the state aforesaid, do hereby certify that                                          appeared before me this day in person and acknowledged the execution of the foregoing Assignment as his free and voluntary act.

IN WITNESS WHEREOF, I have hereunto set my hand and notorial seal this      day of             , 2007.

Notary Public

My commission expires:

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

GAMES AND OTHER PRODUCTS

All Software and other Intellectual Property listed in detail on the WR Software Project Schedule dated June 19, 2007, under the following headings:

1. WR User Interface.

2. WR System Software.

3. WR <-> Jukebox Connectivity.

4. WR<-> TT Server Connectivity.

5. WR Game Software. See detail listing attached

6. WR Operator Interface.

7. RH/WR Firmware and Hardware Interface Software.

8. Render Engine – Includes Field Programmable Gate Array which is subject to a license from RightHand Technologies, Inc. (“RightHand”) to the Company under the Arcade Video Game Platform License and Royalty Agreement dated April 2, 2007, by and between RightHand and the Company.

9. RH/WR Factory Software.

INTELLECTUAL PROPERTY ASSIGNED

WR Game Software1

[1]	The names of some of the above games are placeholder titles and are for internal use only, and subject to change.

Signature Page to IP Assignment Agreement

ATTACHMENT 1 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

Event Library

Sound Library (Certain sound files are licensed by the Company pursuant to a license agreement with Midway Amusement Games, LLC.)

Game Link Library

PhotoQuest (revisions A)

PhotoQuest (revisions B)

PhotoQuest- Linked (revisions A)

PhotoQuest-Linked (revisions B)

Texas Holdem- Limit (revisions A)

Texas Holdem- Limit- Linked (revisions A)

Texas Holdem- No Limit (revisions A)

Texas Holdem- No Limit- Linked (revisions A)

Texas Holdem Art (file reorganization)

Texas Holdem Art (revisions)

Fast Facts Game

Fast Facts Game (revisions)

Fast Facts Game- Linked

Fast Facts Game Art (concept design)

Fast Facts Game Art

OutbackGammon

OutbackGammon (revisions A)

OutbackGammon (revisions B)

OutbackGammon Art

Secret Word

Secret Word Art

Treasure Links

Treasure Links (revisions)

Treasure Links Art

Tackle Blox (revisions)

Tackle Blox Art (revisions)

Rejeweled

Rejeweled (revisions)

Rejeweled Art

Word Market

Word Market (revisions)

Word Market Art

Word Market Bonus Game Art

Word Market Art (revisions)

Rabbit Club

Sudoku 9x9

Sudoku 9x9 Art

Sudoku Art (revisions)

Sudoku 6x6

Sudoku 6x6 Art

Sudoku 6x6 Art (revisions)

Solitaire Gold

Solitaire Gold Art

Target 21 Replacement Game

Target 21 Replacement Game Art

Solitaire Super Replacement

Solitaire Super Replacement Art

Cave Bam

Cave Bam Art

Bag Toss

Bags Toss Art

Putt Putt Golf

Putt Putt Golf Art

Putt Putt Golf Art (revisions)

Midway Infinity Games – Under License from Midway Amusement Games, LLC

Snap Leisure Trivia questions – Under License from Snap Leisure, LLC

PhotoQuest Pictures – Under License from AdFactory

ATTACHMENT 2 TO

GENERAL IP AND TECHNOLOGY ASSIGNMENT AGREEMENT

APPLICATIONS FOR REGISTERED PATENTS

1.	U.S. Applications

Patent Application	Application Number	Application Date
Coin Operated Game Terminal	11/624,008	January 17, 2007

EXHIBIT D

AMENDMENT NO. 1 TO

INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Investors’ Rights Agreement (the “Agreement”), dated as of November 9, 2006, is made and entered into by and among TouchTunes Music Corporation, a Delaware corporation (the “Company”), the undersigned parties to the Agreement (the “Existing Parties”), and the other signatories to this Amendment (the “Additional Parties”) as of the      day of September, 2007. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Company and the Existing Parties have previously entered into the Agreement;

WHEREAS, Section 3.7 of the Agreement states that the Agreement may be amended by written consent of the holder or holders of a majority of the Registrable Securities;

WHEREAS, the Existing Parties, in the aggregate, hold a majority of the Registrable Securities;

WHEREAS, the Company has entered into a Purchase Agreement, dated as of September 24, 2007, with the Additional Parties, pursuant to which the Additional Parties are selling all of the membership interests in White Rabbit Game Studio, LLC to the Company for a purchase price which includes the issuance of a maximum of 2,000,000 shares of common stock in the Company to the Additional Parties;

WHEREAS, as a condition to the closing of the transactions under the Purchase Agreement, the Additional Parties are to be added as parties to the Agreement with respect to certain rights and obligations; and

WHEREAS, the Company and the Existing Parties wish to amend the Agreement to add the individuals listed on Exhibit A as Additional Parties to and “Holders” under the Agreement and the Additional Parties wish to become “Holders” under the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:

1. Each individual listed on Exhibit A is hereby added as a party to the Agreement and shall be deemed to be a “Holder” (but not an “Investor”) under the Agreement, with all rights as a “Holder” under Section 1, other than those set forth in Section 1.14 thereof. Each of the Additional Parties hereby agrees to be bound by all of the terms and conditions of the Agreement applicable to a “Holder.”

2. The definition of “Registrable Securities” is hereby deleted and replaced in its entirety by the following:

“The term “Registrable Securities” means the Common Stock (i) issuable or issued to the Additional Parties as Sellers, as defined below, pursuant to the Purchase Agreement, dated September 24, 2007, among TouchTunes Music Corporation, White Rabbit Game Studio, LLC, the Sellers’ Representative and the Sellers (“Sellers”) as defined therein (the “Purchase Agreement”), and (ii) issuable or issued upon conversion of (a) the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.”

3. The fourth sentence of Section 1.2(b) of the Agreement is hereby deleted and replaced in its entirety by the following:

“Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated (i) first to Holders of Registrable Securities who hold (A) Series C Preferred Stock or Common Stock issued upon the conversion of Series C Preferred Stock and (B) Common Stock issued pursuant to the Purchase Agreement, pro rata among the Holders in clauses (A) and (B) according to the number of Registrable Securities held by each such Holder, and (ii) second, to the remaining Holders of Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.”

4. The following is added to the second sentence of the first paragraph of Section 3.7: “; provided however, that so long as the Additional Parties hold any Registrable Securities, no amendment, modification or waiver of any provision of this Agreement shall be made without the prior written consent of the Additional Parties holding not less than a majority of the Registrable Shares then held by the Additional Parties and their permitted assigns under Section 1.11, if the effect of such amendment,

2

modification or waiver would increase the obligation of the Additional Parties or such permitted assigns, or reduce or subordinate the rights of the Additional Parties or such permitted assigns, in either case in a manner different from the effect on the other Holders of Registrable Securities.”

5. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, shall be governed by and construed in accordance with the laws of the State of Delaware and may not be modified or amended except by a written agreement signed by both of the parties hereto.

6. This Amendment may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

7. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

[The remainder of this page has been intentionally left blank.]

3

EXHIBIT D

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

TouchTunes Music Corporation

By:
Art Matin
President and Chief Executive Officer

Address:	3 Commerce Place
4th floor
Montreal, Quebec
H3E 1H7
Canada
Attention:	Art Matin
Facsimile No.:	(514) 762-6483

Signature Page to Amendment to Investors’ Rights Agreement

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

VANTAGEPOINT CDP PARTNERS, L.P.

By:	VantagePoint CDP Associates, L.P.,
By:	VantagePoint CDP Associates, L.L.C.
Its General Partner

By:
Name:
Title:

Signature Page to Investors’ Rights Agreement

COUNTERPART SIGNATURE PAGE

IN WITNESS WHEREOF, the Additional Parties hereto have executed this Amendment as of the day and year first above written.

KENNETH FEDESNA

MARK LOFFREDO

EDWARD PELLEGRINI

EDWARD SUCHOCKI

WILLIAM J. FEDERIGHI

THOMAS M. LOTUS

DANTE FEDERIGHI

Signature Page to Investors’ Rights Agreement

EXHIBIT A

Kenneth Fedesna

Mark Loffredo

Edward Pellegrini

Edward Suchocki

William J. Federighi

Thomas M. Lotus

Dante Federighi

7

EXHIBIT E-1

SELLER EMPLOYMENT AGREEMENT

September [    ], 2007

Personal and confidential

[            ]

Re: Employment Agreement

Dear [            ],

As you are aware, TouchTunes Music Corporation (“TouchTunes”) has entered into an agreement to purchase White Rabbit Game Studio, LLC (“White Rabbit”). As a condition of TouchTunes’ willingness to enter into this transaction, TouchTunes requests that you enter into this employment agreement (“Agreement”), which will become effective only on the Closing Date (as determined in Section 2, below). We are pleased to offer you a position with TouchTunes. It is with great pleasure that we welcome you and White Rabbit to our corporate team.

The terms and conditions of this Agreement are set forth below.

1. Purpose. TouchTunes enters into this Agreement with you because TouchTunes values your innovation and leadership in games development. Your one-year employment with TouchTunes pursuant to this Agreement following TouchTunes’ purchase of White Rabbit is central to the integration of White Rabbit into TouchTunes and the growth and success of the games development division of TouchTunes.

2. Term of Employment. The term of employment under this Agreement (the “Term of Employment”) shall commence on the “Closing Date,” as such term is defined in the Purchase Agreement, dated September 21, 2007 among TouchTunes, White Rabbit Studio LLC and the sellers named therein (the “Purchase Agreement”), and shall terminate on the one-year anniversary of the Closing Date or, if earlier, when your employment with TouchTunes terminates, unless extended by mutual written agreement of you and TouchTunes. This Agreement shall terminate when the Term of Employment terminates, unless otherwise agreed to by you and TouchTunes in writing and except to the extent provided in Sections 4 (“Base Salary and Bonus”), with respect to the payment of the bonus within 1 month after the end of the Term of Employment, 8 (“Termination of Employment”), 10 (“Non-Compete”), 11 (“Non-Solicitation”), or as provided in the agreement referenced in Section 9 (“Proprietary Information Agreement”) or in any related provision of this Agreement. If the Purchase Agreement is terminated pursuant to Article 7 thereof, this Agreement shall not become effective and shall be rendered null and void.

3. Title and Responsibilities. During the Term of Employment, TouchTunes agrees to employ you in the position of [                    ], reporting to [                    ]. You shall perform such duties, consistent with your position, as specified on Exhibit B hereto.

4. Base Salary and Bonus. During the Term of Employment, your base salary shall be $[            ] per year. Your base salary will be payable in periodic installments in accordance with TouchTunes’ usual practice for its executives. In addition to your base salary, you will be entitled to a bonus of not less than $[            ], to be paid within 1 month after the end of the Term of Employment, provided that (a) you remain employed by TouchTunes until the one-year anniversary of the Closing Date (except as provided in Section 8 (“Termination of Employment”)), and (b) you satisfy performance objectives established by the President and Chief Executive Officer of TouchTunes. Furthermore, in the event your employment is extended beyond the one year anniversary of the Closing, you shall be entitled to a minimum $[            ] annual bonus for each additional year you are employed provided you satisfy performance objectives established by the President and Chief Executive Officer of TouchTunes.

5. Fringe Benefits. During the Term of Employment, you shall be entitled to participate in all benefit programs that TouchTunes establishes and generally makes available to substantially all of its U.S. employees. You shall be entitled to four weeks paid vacation per year. Such vacation shall be in addition to any holidays during which TouchTunes U.S. offices are closed.

6. Reimbursement of Business Expenses. TouchTunes shall reimburse you for all reasonable travel, entertainment and other expenses that you incur or pay in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by TouchTunes from time to time.

7. Extent of Service. During the Term of Employment, you shall devote your entire business skill, time, and effort diligently to the affairs of TouchTunes in accordance with the duties assigned to you. Notwithstanding the foregoing, you may, during the Term of Employment, pursue other business activities provided that such activities (a) are approved by the Chief Executive Officer of TouchTunes, (b) do not interfere with your performance of your duties and responsibilities under this Agreement, and (c) do not violate the provisions of any other agreement that you have with TouchTunes.

8. Termination of Employment.

(a)	Involuntary Termination by TouchTunes Without Cause. TouchTunes may terminate your employment under this Agreement at any time and for any reason without Cause (as defined below). In the event of a termination by TouchTunes without Cause, you shall receive a lump sum payment within 90 days after your termination from employment equal to (i) the base salary you would have earned from the date of your termination until the one-year anniversary of the Closing Date plus (ii) a $[ ] bonus. TouchTunes shall have no further obligation to you under this Agreement. For the avoidance of doubt, your termination of employment at the conclusion of your Term of Employment or a termination for disability (meaning incapacity lasting at least 12 months) or death does not constitute an involuntary termination by TouchTunes without cause.

(b)	Termination for Good Reason. If you terminate your employment for Good Reason (as defined below), your termination shall be deemed to be an involuntary termination by TouchTunes without Cause.

(c)	Any Other Termination. If your employment terminates for any reason other than the reasons described in Section 8(a), 8(b) and 8(c), TouchTunes shall pay to you your fully accrued base salary and accrued vacation time through the date of your termination from employment in accordance with TouchTunes regular payroll practices.

(d)	Benefits After Termination from Employment. Following your termination from employment with TouchTunes, you shall be entitled to health coverage to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and TouchTunes shall have no other obligation to you under this Agreement except as specified in subsections (a) or (b), above.

(e)	Cause. For purposes of this Agreement, “Cause” means (i) your gross negligence, (ii) your willful failure to perform your duties of employment with TouchTunes and continuation of such failure for thirty (30) days after notice to you thereof by TouchTunes, (iii) your illegal use or abuse of drugs which is injurious to the reputation or business of TouchTunes, or which impairs, or could reasonably be expected to impair, the performance of your duties with TouchTunes, (iv) your conviction of, or plea of guilty or nolo contendere to, a felony, or (v) your fraud or embezzlement against TouchTunes.

(f)	Good Reason. For purposes of this Agreement, “Good Reason” means (i) a material diminution in your authority, duties, or responsibilities without your consent, or (ii) a material change in the geographic location of your principal place of employment with TouchTunes without your consent (for such purpose, it is agreed that a change of principal place of employment by less than 50 miles shall not constitute a material change in geographic location). However, you will not have a termination for Good Reason unless (A) you give the Chief Executive Officer of TouchTunes written notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) TouchTunes does not cure the condition within 30 days of receiving such notice, and (C) you terminate within one year following the initial existence of the condition.

9. Proprietary Information Agreement. You shall execute, simultaneously with the execution of this Agreement, the proprietary information, nondisclosure and assignment of inventions agreement, attached hereto as Exhibit A.

10. Non-Compete. TouchTunes acknowledges that you have over 25 years’ experience in the video game and jukebox industries and already have extensive knowledge of those industries, including close familiarity with TouchTunes’ distributors, suppliers, subcontractors, customers, products and markets. You acknowledge that TouchTunes does business and sells its products throughout the United States and Canada. You further acknowledge that through your employment with TouchTunes, you will acquire skills and knowledge, and will continue to enhance your skills and become exposed to knowledge of TouchTunes’ confidential, trade secret, and proprietary information concerning its products, processes and business plans, the knowledge of and access to which would provide substantial commercial advantage to TouchTunes’ competitors. Consequently, the parties further agree that, as additional consideration for your employment and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you will not, at any time during your employment under this Agreement and for one (1) year following termination of employment for any reason accept employment or enter into a relationship of any kind, without the consent of TouchTunes, with any business that is a “Restricted Business” or with any entity or person that controls a Restricted Business. The term “Restricted Business” means any business that develops, manufactures, or sells interactive video multi-game amusement-only entertainment devices (other than devices marketed for personal use at home and in other non-public places) located on countertops and operated with a touch screen that operate wired or wirelessly, and directly or indirectly, accept payment via coins, paper money tokens, credit cards or other payment systems and may or may not be connected to a jukebox. “Restricted Business” shall also include any business that develops, manufactures, or sells digital jukeboxes other than digital jukeboxes that utilize compact discs as the music source, or any planned business of TouchTunes or any of its affiliates or subsidiaries of which you are aware. You and TouchTunes agree that this restriction against competition anywhere within the United States is reasonable in light of the scope of TouchTunes’ business interests and the nature of your skills and knowledge of TouchTunes’ trade secrets and confidential and proprietary business information. TouchTunes agrees, based on your representation described in the next sentence, that your continued participation in the business of the entities specified in Exhibit C shall not violate this Section 10. You represent that (a) you own, in whole or in part, the entities specified in Exhibit C on the date of this Agreement and (b) each such entity is not, and is not a part of, a Restricted Business.

11. Non-Solicitation of Employees and Customers. For one (1) year following termination of your employment for any reason, you shall not, without the consent of TouchTunes:

(a)	recruit, solicit, or hire any employee, consultant, or service provider of TouchTunes for employment or for retention as a consultant or service provider that would induce the employee, consultant, or service provider to terminate his, her, or its relationship with TouchTunes; or

(b)	solicit or induce any client, customer, or prospect of TouchTunes to cease being, or not to become, a customer of TouchTunes.

12. Enforcement. In the event of any breach by you of any covenant in Sections 10 (“Non-Compete”) and 11 (“Non-Solicitation”), or of any covenant in the agreement referenced in Section 9 (“Proprietary Information Agreement”), the resulting injuries to TouchTunes would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect TouchTunes. You therefore agree that, in the event of any such breach, TouchTunes shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or an anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should TouchTunes have cause to seek such relief, no bond shall be required.

13. At-Will Employment. TouchTunes hereby agrees to employ you, and you hereby accept employment with TouchTunes, upon the terms set forth in this Agreement, on an “at-will” basis. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term. Subject to the rights provided in this Agreement, including but not limited to the provisions of Paragraph 8, (a) TouchTunes shall be free to terminate the employment relationship, with or without Cause, at any time immediately upon notice, and (b) you shall be free to terminate the employment relationship immediately upon ten (10) days’ prior written notice. Notwithstanding the foregoing, TouchTunes shall not terminate your employment without Cause before the earlier of (i) the end of the six-month period immediately following the Closing Date (unless obtainment of the Performance Milestone takes longer than six (6) months as a result of delays beyond your control, then such six-month period shall be extended for the period of any such delays but in no event shall the six-month period be extended beyond the 12-month anniversary of the Closing Date), or (ii) the attainment of the first “Performance Milestone” (as that term is defined in the Purchase Agreement) (such period referred to as the “Milestone Development Period”).

14. Withholding. All salary, bonus and other compensation payable to you shall be subject to applicable withholding taxes.

15. Indemnification. You will be entitled to indemnification, to the extent provided to other officers of TouchTunes, under applicable state law, TouchTunes’ charter documents, any directors’ and officers’ liability insurance policies of TouchTunes or under any indemnification agreement; provided, that nothing in this Section 15 shall obligate TouchTunes to provide any indemnification to its officers generally other than as provided under Delaware law.

16. Governing Law. To the extent not preempted by United States federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. The parties further agree that any dispute arising under, or relating to, this Agreement shall be resolved in the state or federal courts located within Cook County, Illinois. Each party expressly and irrevocably consents to exclusive jurisdiction and venue therein.

17. Successors. This Agreement shall inure to the benefit of, and be binding upon, TouchTunes and its subsidiaries and affiliates, together with their successors and assigns, and you, together with your executors, administrators, personal representatives, heirs, beneficiaries, and legatees. You acknowledge that this Agreement is for personal services and that you therefore may not assign this Agreement.

18. Other Agreements. This Agreement supersedes any employment agreement or other promise or obligation regarding your employment or services entered into or made by White Rabbit or TouchTunes prior to the Closing Date.

19. Severability. If any term, provision, or portion of this Agreement is determined to be void, illegal, or unenforceable, the other terms, provisions, and portions of this Agreement shall remain in full force and effect. You agree that if any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

20. Amendment and Waiver. This Agreement may be modified only by a written instrument signed by each of the parties. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

Please sign the following document in acceptance of this employment agreement and of the conditions stipulated above.

Please be assured that we are very proud to have you join the TouchTunes Music Corporation team and look forward to working with you.

Sincerely yours,

Art Matin
President & CEO

I agree to the terms described above.

[ ]	Date

Attachment:	Exhibit A – Proprietary Information, Nondisclosure and Assignment of Inventions Agreement

Exhibit B – Duties and Responsibilities

Exhibit C – Other Business Activities

EXHIBIT E-2

PELLEGRINI EMPLOYMENT AGREEMENT

September [    ], 2007

Personal and confidential

[            ]

Re: Employment Agreement

Dear Frank J. Pellegrini,

As you are aware, TouchTunes Music Corporation (“TouchTunes”) has entered into an agreement to purchase White Rabbit Game Studio, LLC (“White Rabbit”). As a condition of TouchTunes’ willingness to enter into this transaction, TouchTunes requests that you enter into this employment agreement (“Agreement”), which will become effective only on the Closing Date (as determined in Section 2, below). We are pleased to offer you a position with TouchTunes. It is with great pleasure that we welcome you and White Rabbit to our corporate team.

The terms and conditions of this Agreement are set forth below.

1. Purpose. TouchTunes enters into this Agreement with you because TouchTunes values your innovation and leadership in games development. Your one-year employment with TouchTunes pursuant to this Agreement following TouchTunes’ purchase of White Rabbit is central to the integration of White Rabbit into TouchTunes and the growth and success of the games development division of TouchTunes.

2. Term of Employment. The term of employment under this Agreement (the “Term of Employment”) shall commence on the “Closing Date,” as such term is defined in the Purchase Agreement, dated September 21, 2007 among TouchTunes, White Rabbit Studio LLC and the sellers named therein (the “Purchase Agreement”), and shall terminate on the one-year anniversary of the Closing Date or, if earlier, when your employment with TouchTunes terminates, unless extended by mutual written agreement of you and TouchTunes. This Agreement shall terminate when the Term of Employment terminates, unless otherwise agreed to by you and TouchTunes in writing and except to the extent provided in Sections 4 (“Base Salary and Bonus”), with respect to the payment of the bonus within 1 month after the end of the Term of Employment, 8 (“Termination of Employment”), 10 (“Non-Compete”), 11 (“Non-Solicitation”), or as provided in the agreement referenced in Section 9 (“Proprietary Information Agreement”) or in any related provision of this Agreement. If the Purchase Agreement is terminated pursuant to Article 7 thereof, this Agreement shall not become effective and shall be rendered null and void.

3. Title and Responsibilities. During the Term of Employment, TouchTunes agrees to employ you in the position of [                                        ], reporting to [                                        ]. You shall perform such duties, consistent with your position, as specified on Exhibit B hereto.

4. Base Salary and Bonus. During the Term of Employment, your base salary shall be $[            ] per year. Your base salary will be payable in periodic installments in accordance with TouchTunes’ usual practice for its executives. In addition to your base salary, you will be entitled to a bonus of not less than $[            ], to be paid within 1 month after the end of the Term of Employment, provided that (a) you remain employed by TouchTunes until the one-year anniversary of the Closing Date (except as provided in Section 8 (“Termination of Employment”)), and (b) you satisfy performance objectives established by the President and Chief Executive Officer of TouchTunes. Furthermore, in the event your employment is extended beyond the one year anniversary of the Closing, you shall be entitled to a minimum $[            ] annual bonus for each additional year you are employed provided you satisfy performance objectives established by the President and Chief Executive Officer of TouchTunes.

5. Fringe Benefits. During the Term of Employment, you shall be entitled to participate in all benefit programs that TouchTunes establishes and generally makes available to substantially all of its U.S. employees. You shall be entitled to four weeks paid vacation per year. Such vacation shall be in addition to any holidays during which TouchTunes U.S. offices are closed.

6. Reimbursement of Business Expenses. TouchTunes shall reimburse you for all reasonable travel, entertainment and other expenses that you incur or pay in connection with, or related to, the performance of your duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by TouchTunes from time to time.

7. Extent of Service. During the Term of Employment, you shall devote your entire business skill, time, and effort diligently to the affairs of TouchTunes in accordance with the duties assigned to you. Notwithstanding the foregoing, you may, during the Term of Employment, pursue other business activities provided that such activities (a) are approved by the Chief Executive Officer of TouchTunes, (b) do not interfere with your performance of your duties and responsibilities under this Agreement, and (c) do not violate the provisions of any other agreement that you have with TouchTunes.

8. Termination of Employment.

(a)	Involuntary Termination by TouchTunes Without Cause. TouchTunes may terminate your employment under this Agreement at any time and for any reason without Cause (as defined below). In the event of a termination by TouchTunes without Cause, you shall receive a lump sum payment within 90 days after your termination from employment equal to (i) the base salary you would have earned from the date of your termination until the one-year anniversary of the Closing Date plus (ii) a $[ ] bonus. TouchTunes shall have no further obligation to you under this Agreement. For the avoidance of doubt, your termination of employment at the conclusion of your Term of Employment or a termination for disability (meaning incapacity lasting at least 12 months) or death does not constitute an involuntary termination by TouchTunes without cause.

(b)	Termination for Good Reason. If you terminate your employment for Good Reason (as defined below), your termination shall be deemed to be an involuntary termination by TouchTunes without Cause.

(c)	Any Other Termination. If your employment terminates for any reason other than the reasons described in Section 8(a), 8(b) and 8(c), TouchTunes shall pay to you your fully accrued base salary and accrued vacation time through the date of your termination from employment in accordance with TouchTunes regular payroll practices.

(d)	Benefits After Termination from Employment. Following your termination from employment with TouchTunes, you shall be entitled to health coverage to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and TouchTunes shall have no other obligation to you under this Agreement except as specified in subsections (a) or (b), above.

(e)	Cause. For purposes of this Agreement, “Cause” means (i) your gross negligence, (ii) your willful failure to perform your duties of employment with TouchTunes and continuation of such failure for thirty (30) days after notice to you thereof by TouchTunes, (iii) your illegal use or abuse of drugs which is injurious to the reputation or business of TouchTunes, or which impairs, or could reasonably be expected to impair, the performance of your duties with TouchTunes, (iv) your conviction of, or plea of guilty or nolo contendere to, a felony, or (v) your fraud or embezzlement against TouchTunes.

(f)	Good Reason. For purposes of this Agreement, “Good Reason” means (i) a material diminution in your authority, duties, or responsibilities without your consent, or (ii) a material change in the geographic location of your principal place of employment with TouchTunes without your consent (for such purpose, it is agreed that a change of principal place of employment by less than 50 miles shall not constitute a material change in geographic location). However, you will not have a termination for Good Reason unless (A) you give the Chief Executive Officer of TouchTunes written notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) TouchTunes does not cure the condition within 30 days of receiving such notice, and (C) you terminate within one year following the initial existence of the condition.

9. Proprietary Information Agreement. You shall execute, simultaneously with the execution of this Agreement, the proprietary information, nondisclosure and assignment of inventions agreement, attached hereto as Exhibit A.

10. Non-Compete. TouchTunes acknowledges that you have over 25 years’ experience in the video game and jukebox industries and already have extensive knowledge of those industries, including close familiarity with TouchTunes’ distributors, suppliers, subcontractors, customers, products and markets. You acknowledge that TouchTunes does business and sells its products throughout the United States and Canada. You further acknowledge that through your employment with TouchTunes, you will acquire skills and knowledge, and will continue to enhance your skills and become exposed to knowledge of TouchTunes’ confidential, trade secret, and proprietary information concerning its products, processes and business plans, the knowledge of and access to which would provide substantial commercial advantage to TouchTunes’ competitors. Consequently, the parties further agree that, as additional consideration for your employment and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, you will not, at any time during your employment under this Agreement and for one (1) year following termination of employment for any reason accept employment or enter into a relationship of any kind, without the consent of TouchTunes, with any business that is a “Restricted Business” or with any entity or person that controls a Restricted Business. The term “Restricted Business” means any business that develops, manufactures, or sells interactive video multi-game amusement-only entertainment devices (other than devices marketed for personal use at home and in other non-public places) located on countertops and operated with a touch screen that operate wired or wirelessly, and directly or indirectly, accept payment via coins, paper money tokens, credit cards or other payment systems and may or may not be connected to a jukebox. “Restricted Business” shall also include any business that develops, manufactures, or sells digital jukeboxes other than digital jukeboxes that utilize compact discs as the music source, or any planned business of TouchTunes or any of its affiliates or subsidiaries of which you are aware. You and TouchTunes agree that this restriction against competition anywhere within the United States is reasonable in light of the scope of TouchTunes’ business interests and the nature of your skills and knowledge of TouchTunes’ trade secrets and confidential and proprietary business information. TouchTunes agrees, based on your representation described in the next sentence, that your continued participation in the business of the entities specified in Exhibit C shall not violate this Section 10. You represent that (a) you own, in whole or in part, the entities specified in Exhibit C on the date of this Agreement and (b) each such entity is not, and is not a part of, a Restricted Business.

11. Non-Solicitation of Employees and Customers. For one (1) year following termination of your employment for any reason, you shall not, without the consent of TouchTunes:

(a)	recruit, solicit, or hire any employee, consultant, or service provider of TouchTunes for employment or for retention as a consultant or service provider that would induce the employee, consultant, or service provider to terminate his, her, or its relationship with TouchTunes; or

(b)	solicit or induce any client, customer, or prospect of TouchTunes to cease being, or not to become, a customer of TouchTunes.

12. Enforcement. In the event of any breach by you of any covenant in Sections 10 (“Non-Compete”) and 11 (“Non-Solicitation”), or of any covenant in the agreement referenced in Section 9 (“Proprietary Information Agreement”), the resulting injuries to TouchTunes would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect TouchTunes. You therefore agree that, in the event of any such breach, TouchTunes shall be entitled to apply to a court of competent jurisdiction to obtain an injunction to restrain the breach or an anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should TouchTunes have cause to seek such relief, no bond shall be required.

13. At-Will Employment. TouchTunes hereby agrees to employ you, and you hereby accept employment with TouchTunes, upon the terms set forth in this Agreement, on an “at-will” basis. This Agreement shall not be construed as an agreement, either expressed or implied, to employ you for any stated term. Subject to the rights provided in this Agreement, including but not limited to the provisions of Paragraph 8, (a) TouchTunes shall be free to terminate the employment relationship, with or without Cause, at any time immediately upon notice, and (b) you shall be free to terminate the employment relationship immediately upon ten (10) days’ prior written notice. Notwithstanding the foregoing, TouchTunes shall not terminate your employment without Cause before the earlier of (i) the end of the six-month period immediately following the Closing Date (unless obtainment of the Performance Milestone takes longer than six (6) months as a result of delays beyond your control, then such six-month period shall be extended for the period of any such delays but in no event shall the six-month period be extended beyond the 12-month anniversary of the Closing Date), or (ii) the attainment of the first “Performance Milestone” (as that term is defined in the Purchase Agreement) (such period referred to as the “Milestone Development Period”).

14. Withholding. All salary, bonus and other compensation payable to you shall be subject to applicable withholding taxes.

15. Indemnification. You will be entitled to indemnification, to the extent provided to other officers of TouchTunes, under applicable state law, TouchTunes’ charter documents, any directors’ and officers’ liability insurance policies of TouchTunes or under any indemnification agreement; provided, that nothing in this Section 15 shall obligate TouchTunes to provide any indemnification to its officers generally other than as provided under Delaware law.

16. Governing Law. To the extent not preempted by United States federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. The parties further agree that any dispute arising under, or relating to, this Agreement shall be resolved in the state or federal courts located within Cook County, Illinois. Each party expressly and irrevocably consents to exclusive jurisdiction and venue therein.

17. Successors. This Agreement shall inure to the benefit of, and be binding upon, TouchTunes and its subsidiaries and affiliates, together with their successors and assigns, and you, together with your executors, administrators, personal representatives, heirs, beneficiaries, and legatees. You acknowledge that this Agreement is for personal services and that you therefore may not assign this Agreement.

18. Other Agreements. This Agreement supersedes any employment agreement or other promise or obligation regarding your employment or services entered into or made by White Rabbit or TouchTunes prior to the Closing Date.

19. Severability. If any term, provision, or portion of this Agreement is determined to be void, illegal, or unenforceable, the other terms, provisions, and portions of this Agreement shall remain in full force and effect. You agree that if any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against you, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

20. Amendment and Waiver. This Agreement may be modified only by a written instrument signed by each of the parties. No waiver shall be effective unless made in writing and signed by the party against whom enforcement is sought.

Please sign the following document in acceptance of this employment agreement and of the conditions stipulated above.

Please be assured that we are very proud to have you join the TouchTunes Music Corporation team and look forward to working with you.

Sincerely yours,

Art Matin
President & CEO

I agree to the terms described above.

Frank J. Pellegrini	Date

Attachment:	Exhibit A – Proprietary Information, Nondisclosure and Assignment of Inventions Agreement

Exhibit B – Duties and Responsibilities

Exhibit C – Other Business Activities

EXHIBIT F

White Rabbit Performance Milestones

1)	White Rabbit Deliverables to include:

a)	Development and deployment of 1 portable Unit, WHITE RABBIT docking stand, and tower collection device.

b)	19 Midway licensed game titles and 14 WHITE RABBIT original game titles as listed in on Schedule 1 (attached).

c)	WHITE RABBIT security detection system that shall not allow for a portable Unit to be stolen without detection.

d)	FCC and UL Certifications

e)	Units shall have the ability to operate on battery for a minimum of six consecutive hours prior to being recharged.

2)	Beta testing to include 4 continuous weeks of operation of Units[1] and other system components identified in Section 1(a) in 30 BETA test site locations with no major hardware or software failures, except as provided for in section 5 below.

a)	the 30 Beta test site locations to include a minimum of 50 portable Units and 50 docking stands.

b)	at least one Beta test site must have 8 portable Units communicating with one tower collection device and at least one site must have 4 portable Units connected and communicating with one tower collection device.

c)	WHITE RABBIT Units to be built and tested by WHITE RABBIT management prior to sending out to test sites, including documentation of test cases and expected results.

d)	BETA sites to be mutually selected by WHITE RABBIT and TouchTunes management and sales personnel.

e)	WHITE RABBIT shall build at least 75 portable Units, 75 docking stands and 40 tower collection devices.

f)	From the items specified in 2(e) above, 25 portable Units, 25 docking stands and 10 tower collection devices shall be provided to TouchTunes for testing/training and support purposes.

g)	WHITE RABBIT and TOUCHTUNES shall use commercially reasonable efforts to have the 30 Beta sites by December 31, 2007.

[1]	Definition of Unit shall be defined in the Purchase Agreement.

3)	WHITE RABBIT / TOUCHTUNES Connectivity[2]

a)	Communication link to GEN 3 with ability to select music through WHITE RABBIT portable Units from TOUCHTUNES jukebox

b)	Ability to interface and report to TOUCHTUNES billing system and server:

(1) Upload WHITE RABBIT play logs and audits

(2) Upload WHITE RABBIT adjustments/settings

(3) Upload juke related log data

(4) Upload revenue information

c)	Ability to do software downloads and software restore:

(1) Download WHITE RABBIT settings

(2) Download WHITE RABBIT software updates

(3) Download new game content

(4) Software rollback capability

d)	Credit card billing dependent upon TOUCHTUNES implementation plan, however White Rabbit Unit must send proper credit card logs to TouchTunes server to initiate transactions

e)	Remote control release system via TOUCHTUNES jukebox system, however White Rabbit Unit must receive and execute commands sent by the TOUCHTUNES jukebox system to initiate release of Unit from docking stand.

4)	Level 1 Technical support and service to be provided through TOUCHTUNES Hotline group.

5)	WHITE RABBIT Units to experience less than 10% hardware/mechanical failures over 4 week test period.

6)	At completion of BETA test, 5 operators must be willing to purchase more of the current version tested.

[2]	If the portion of the Performance Milestone set forth in paragraph 1) above has been satisfied and the mechanical and electrical enhancements to the Unit have been developed such that the Unit enables connectivity to the TOUCHTUNES jukebox, but the Connect-TT software necessary to provide interoperability between the Unit and the TOUCHTUNES jukebox has not been successfully developed, then the Performance Milestone shall be deemed to have been satisfied.

Schedule 1 to Exhibit F White Rabbit Performance Milestones

(19 Midway game Titles and 14 White Rabbit game titles)

	Midway Games	Genre
1	Gem Slide	Action
2	Hot Hoops	Action
3	3 Peak Deluxe	Card
4	Double Take	Card
5	Power Cell	Card
6	Pyramid 13	Card
7	Target 21	Card
8	Triple 11's	Card
9	Movie Trivia	Quiz
10	Word Search	Quiz
11	Wordz	Quiz
12	Crystal Balls	Strategy
13	Mah Jongg Pairs	Strategy
14	Mahki	Strategy
15	Pick Up 6	Strategy
16	Pond King Checkers	Strategy
17	Pool Pairs	Strategy
18	Space Chase Checkers	Strategy
19	Surfin 11's	Strategy

White Rabbit Games

1	Tackle Blox	Action
2	Texas Holdem - Limit	Cards
3	Texas Holdem - Limit - Linked Multiplayer	Cards
4	Texas Holdem - No Limit	Cards
5	Texas Holdem - No Limit - Linked Multiplayer	Cards
6	Photo Quest	Quiz
7	Photo Quest - Multiplayer	Quiz
8	Trivia Challenge	Quiz
9	Trivia Challenge - Multiplayer	Quiz
10	Word Market	Quiz
11	Outback Gammon	Strategy
12	Sodoku 6 x 6	Strategy
13	Sodoku 9 x 9	Strategy
14	Treasure Links	Strategy

EXHIBIT G

FORM OF OFFER LETTER TO NON-SELLER EMPLOYEES

[Address to be added]

Re: Offer of employment

Dear                                         ,

As you are aware, TouchTunes Music Corporation (“TouchTunes”) has entered into an agreement to purchase White Rabbit Game Studio, LLC (“White Rabbit”). Upon the “Closing Date” for this purchase, you will become an employee of TouchTunes under the terms described in this letter. This date is defined in the Purchase Agreement among TouchTunes, White Rabbit Studio, LLC and the sellers named therein (the “Purchase Agreement”). It is with great pleasure that we offer you the position of                      with TouchTunes Music Corporation and welcome you and White Rabbit to our team.

You will be reporting directly to the                     .

Your employment with TouchTunes will be subject to the following terms:

•	A basic yearly salary of $ USD;

•	Your hire date for our Human Resources records will remain ;

•	You will be entitled to 2 weeks of vacation annually, in addition to the standard company U.S. holidays;

•	You will be entitled to receive a bonus up to USD after assisting in the successful launch of 50 beta game units, details of which shall be given to you by TouchTunes management at a later date.

•	In addition, you will be entitled to participate to the Bonus Program as described in Exhibit A. To receive this bonus you must be employed with TouchTunes on the date the bonus is to be paid.

•	You will be eligible to participate in TouchTunes’ employee welfare benefit plan, which currently includes medical, dental, vision, life and disability benefits (subject to the terms of the plan);

•	You will be eligible to contribute to the TouchTunes’ 401(K) Retirement Plan to which you may contribute a fixed percentage or dollar amount of your earnings (subject to the terms of the plan).

For your part you agree to the following terms:

•	To work full time for TouchTunes;

•	To sign the TouchTunes confidentiality/intellectual property agreement;

•	In accordance with the TouchTunes confidentiality/intellectual property agreement, all research and development results and products marketed by TouchTunes are the property of TouchTunes; and

•	To provide at least two weeks’ notice of your departure in the event of voluntary separation from TouchTunes.

Your employment with TouchTunes will be “at will,” meaning that either you or TouchTunes may terminate your employment at any time (subject to the notice period described above).

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: 514-762-6244 Fax: 514-762-4292

Nothing in this letter requires TouchTunes to offer any particular employee benefit plan, and TouchTunes may amend its employee benefit plans to the extent permitted under the applicable plan documents and applicable law.

This offer is conditioned upon the completion of TouchTunes’ purchase of White Rabbit. If the Purchase Agreement is terminated pursuant to Article 7 thereof, this offer of employment shall not become effective and shall be rendered null and void. If, on the other hand, you become an employee of TouchTunes pursuant to the terms of this letter, any obligation White Rabbit has or will have to you shall be discharged with the exception of salaries earned and accrued vacation before the Closing Date. Notwithstanding the preceding sentence, your employment with TouchTunes shall be terminated upon the exercise of the Repurchase Option (as defined in Section 1.13 of the Purchase Agreement) in accordance with the Purchase Agreement, and all obligations that TouchTunes has or will have to you shall be discharged upon such exercise.

This offer and the terms of your employment with TouchTunes shall be governed by Illinois law, determined without regard to any conflicts of law principle, to the extent not preempted by U.S. federal law.

Please sign below in acceptance of this offer of employment and of the conditions stipulated above.

Please be assured that we are very proud to have you join the TouchTunes Music Corporation team and look forward to working with you.

Sincerely yours,

Art Matin
President & CEO

I agree to the terms described above.

Date

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: 514-762-6244 Fax: 514-762-6483

/2

Exhibit A

Bonus Program

1. Amount of Bonus. The annual bonus payable pursuant to the employment agreement to which this document is an exhibit shall be based on individual employee performance and allocated from a pooled amount defined by TouchTunes’ management for each “sale” of a “unit” during the year, as these terms are defined below:

(a) A “sale” occurs when a customer of TouchTunes makes a final payment to TouchTunes for a “unit.” A “sale” does not occur when a “unit” is furnished to a customer free-of-charge, unless (i) the “unit” replaces one that the customer previously purchased and returned, and (ii) the amount of the annual bonus was reduced on account of the return pursuant to Section 2, below.

(b) A “unit” refers to a single display, multi-game, video interactive entertainment device that operates wired or wirelessly. A video game system may contain one or more “units”, in which case the bonus payable will be based on each “unit” sold.

2. Returns. The annual bonus shall be reduced for each “unit” returned by a customer during the year (or for which TouchTunes must otherwise provide a refund to the customer), unless a replacement “unit” is furnished to the customer in the same year.

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: 514-762-6244 Fax: 514-762-4292

EXHIBIT H

[FORM OF OPINION OF THE LAW OFFICES OF BRADFORD E. BLOCK ]

September     , 2007

TouchTunes Music Corporation

3 Commerce Place

4th floor

Montreal, Quebec

H3E 1H7

Canada

Re:	Purchase Agreement (the “Purchase Agreement”) dated September , 2007 by and among White Rabbit Game Studio, LLC, an Illinois limited liability company (the “Company”) the Sellers, the Seller Representative and TouchTunes Music Corporation (the “Purchaser”)

Ladies and Gentlemen:

I have acted as counsel to the Company and the Sellers in connection with matters contemplated in that certain Purchase Agreement by and between the Company, Sellers, Sellers Representative and Purchaser, as referenced and identified above. Based upon my representation, I have been asked to render this opinion. Capitalized terms used in this opinion and not otherwise defined in this opinion shall have the same meanings ascribed to such terms in the Purchase Agreement.

I have examined and relied upon the accuracy of original, certified, conformed, or photographed copies of the Purchase Agreement and such records, other agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth herein. In all such examinations I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. I also have relied, as to various matters of fact relating to the opinions as set forth herein, on certificates of public officials and members of the Company.

1. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois and has the power and authority to execute and deliver the Purchase Agreement and to consummate the transactions contemplated thereby.

2. The Company has duly authorized, executed and delivered the Purchase Agreement, and each of the Sellers has duly executed and delivered the Purchase Agreement, the

Equity Interest and Note Assignment Agreement and the Amendment to Investors’ Right Agreement (the “Transaction Documents”). The Purchase Agreement constitutes the valid and binding obligation of the Company, and the Transaction Documents constitute the valid obligation of each Seller, enforceable against the Company and each Seller, respectively, in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium laws and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3. Except for the Equity Interests, there are no membership interests or other equity interests in the Company issued or outstanding, nor are any such interests authorized or reserved for issuance. The Equity Interests are duly authorized and validly issued and are free of any preemptive rights, or, to our knowledge, similar rights that entitle or will entitle any Person to acquire from the Company any equity interests of the Company.

4. Upon execution and delivery of the Purchase Agreement and the Equity Interest and Note Assignment Agreement, the Purchaser will become the sole member of the Company and the owner of all of the Equity Interests free and clear of any Liens (except for any restrictions on sales of securities under applicable securities laws).

5. No consent of, approval or other filing with, any governmental agency or instrumentality of the State of Illinois, or the United States of America or under the Illinois Limited Liability Company Act is required to be obtained or made by or with respect to the Company or the Sellers in connection with the execution and delivery by the Company of the Purchase Agreement and the execution and delivery by each Seller of the Transaction Documents, and the consummation by the Company and the Sellers of the transactions contemplated thereby in accordance with the terms thereof.

6. The execution and delivery of the Transaction Documents by the Sellers and the Purchase Agreement by the Company, and the consummation by the Sellers and the Company of the transactions contemplated thereby in accordance with the terms thereof do not violate (i) any Illinois or Federal statute, law, rule or regulation known to us to which the Company is subject, (ii) the Constitutive Documents of the Company, (iii) any Contract listed on Section 3.10(a) of the Sellers’ Disclosure Letter or (iv) any Order or any Law applicable to any Seller or the Company or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not be material with respect to the Company.

This opinion has been furnished to you pursuant to Section 6.2(c) of the Purchase Agreement, and no other person or entity shall be entitled to rely upon this opinion without our prior written consent.

Sincerely,

The Law Offices of Bradford E. Block

By:
Bradford E. Block,

EXHIBIT I

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

WHITE RABBIT GAME STUDIO, LLC

This Amended and Restated Limited Liability Company Agreement (together with the schedules attached hereto, and as amended from time to time, this “Agreement”) of WHITE RABBIT GAME STUDIO, LLC (the “Company”), is entered into on September [    ], 2007, by KENNETH FEDESNA, MARK LOFFREDO, EDWARD PELLEGRINI, EDWARD SUCHOCKI, WILLIAM J. FEDERIGHI, THOMAS M. LOTUS and DANTE FEDERIGHI (the “Members”), constituting all of the members of the Company, and shall become effective upon the Closing of the Acquisition as defined in the Purchase Agreement, dated September 24, 2007, between the Company, the Members, the Sellers’ Representative named therein and TouchTunes Music Corporation (the “Effective Date”). The Members unanimously agree to amend and restate the Limited Liability Company Operating Agreement of the Company, dated August 10, 2005 (the “Prior Agreement”), pursuant to Section 9.10 of the Prior Agreement and Article 15, Section 15-5 of the Limited Liability Company Act of the State of Illinois (the “Act”), effective as of the Effective Date. Accordingly, upon and after the Effective Date, the rights and obligations of the Company and its Members shall be as set forth in this Agreement. This Agreement is intended to be an “operating agreement” as defined in the Act. Capitalized terms used herein and not otherwise defined have the meanings set forth on Schedule A hereto.

The undersigned hereby agree as follows:

SECTION 1. Formation and Name. The name of the limited liability company is WHITE RABBIT GAME STUDIO, LLC. The Company was formed as a limited liability company pursuant to the Illinois Limited Liability Company Act (the “Act”) by the execution and filing of Articles of Organization under the name “White Rabbit Game Studio, LLC” (the “Articles of Organization”), with the Illinois Secretary of State (the “Secretary of State”) on September 21, 2005.

SECTION 2. Office. The principal office of the Company shall be at 201 Crossen Ave., Elk Grove Village, Illinois, or such other place or places as the Members shall determine.

SECTION 3. Registered Agent. Kenneth Fedesna is the Company’s initial registered agent in the State of Illinois, and the address of the registered office is 4 Oneida Lane, Hawthorne Woods, IL 60047.

SECTION 4. Term. The term of the Company commenced with the filing of the Articles of Organization of the Company with the office of the Illinois Secretary of State on September 21, 2005, and the Company shall continue in existence until August 1, 2104 unless the Company is otherwise dissolved and its affairs wound up as provided in this Agreement or as otherwise provided in the Act.

SECTION 5. Members. The name and the mailing address of the Members are as set forth on Schedule B hereto.

SECTION 6. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act.

SECTION 7. Management.

(a) Board of Managers. The business and affairs of the Company shall be managed by or under the direction of a Board consisting of two Managers (the “Board”), unless there is only one Member, in which case the Board may consist of only one Manager. The Members shall designate, appoint and elect each Manager. The authorized number of Managers may be increased or decreased by the Members at any time. Each Manager shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. The Managers designated by the Members are listed in Schedule B hereto.

(b) Powers. The Board shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein.

(c) Meetings of the Board. The Board of the Company may hold meetings, both regular and special, within or outside the State of Illinois. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President or any Manager on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or any Manager in like manner and with like notice upon the written request of any one or more of the Managers.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting and without prior notice if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

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(f) Committees of Managers. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g) Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board may be removed, with or without cause, at any time by the Members and any vacancy caused by any such removal may (subject to Section 8) be filled by action of the Members.

(i) Managers as Agents. Except as provided in this Agreement, a Manager may not bind the Company.

(j) Vote Required for Certain Actions. Notwithstanding any contrary provision of this Agreement or the Act, without the prior written consent of a majority-in-interest of the Members, the Company shall not, and the Members or any Manager, Officer or other Person on behalf of the Company shall not cause the Company to: (i) to the fullest extent permitted by law, dissolve or liquidate, in whole or in part, consolidate or merge with or into any other entity, or convey or transfer its properties and assets substantially as an entirety to any entity; (ii) institute proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company of a substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take company action in furtherance of any such action; or (iii) amend or modify Sections 6, 7(a), 7(b), 7(d) or 7(f), this Section 7(j), or Sections

3

12, 13, 14, 18 or 24 of this Agreement. To the fullest extent permitted by law, including Article 15, Sections 3(g) and 15 of the Act, the Managers shall consider only the interests of the Company and its creditors in acting or otherwise voting on the matters referred to in this Section 7(j).

SECTION 8. Officers.

(a) In General. The officers of the Company shall consist of at least a President, a Secretary and a Treasurer, and may include one or more Vice Presidents, Assistant Secretaries or Assistant Treasurers as the Board may designate from time to time. The initial officers appointed by the Members are listed in Schedule B hereto. The Board shall appoint any additional or substituted officer of the Company. Any number of offices may be held by the same person. The Board may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. The officers of the Company shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the Board may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Members, if any, and the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President shall execute all bonds, mortgages and other contracts, except (i) where required or permitted by law or this Agreement to be otherwise signed and executed or (ii) where signing and execution thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Company.

(c) Vice Presidents. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretaries. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and all meetings of the Members, if any, and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more

4

than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurers. The Treasurer shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and, subject to Section 7(j), the actions of the officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Manager and officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the Illinois Business Corporation Act of 1983, as amended.

SECTION 9. Capital Contributions. The Membership Interest Percentages of the Company are as set forth on Schedule B hereto. The Members are not required to make any additional capital contribution to the Company, provided, however, that additional capital contributions may be made at such time and in such amounts as the Members shall determine.

SECTION 10 Distributions. Subject to the Act and other applicable law, the Company may make distributions upon its outstanding membership interests from time to time with the approval of a majority-in-interest of the Members.

SECTION 11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Members in accordance with the membership interest percentages set forth on Schedule B hereto.

SECTION 12. Assignments. Each Member may assign or transfer in whole or in part its limited liability company interest in the Company. If a Member assigns or transfers all of

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its limited liability company interest in the Company pursuant to this Section 12, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective upon the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Members by merger or consolidation shall, without further act, be the Members hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

SECTION 13. Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no Person shall be admitted as a Member of the Company without the written consent of a majority-in-interest of the existing Members.

SECTION 14. Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither any Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

SECTION 15. Books and Records. The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours for any purpose reasonably related to its interests as a Member. The Company’s books of account shall be kept in accordance with GAAP. The Company’s independent auditor shall be an independent public accounting firm selected by the Members.

SECTION 16. Other Business. Each Member and any Affiliate of a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

SECTION 17. Exculpation and Indemnification.

(a) Limitations on Liability. No Member, officer, Manager, employee or agent of the Company and no employee, representative, agent or Affiliate of a Member (collectively, the “Covered Persons”) shall be liable to the Company, the Members or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

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(b) Indemnification of Covered Persons. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

(c) Expense Reimbursement. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 17.

(d) Reliance Permitted. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person bound by this Agreement for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(e) Survival. The foregoing provisions of this Section 17 shall survive any termination of this Agreement.

SECTION 18. Dissolution.

(a) Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the consent of the Board and a majority-in-interest of the Members, (ii) the entry of a decree of judicial dissolution under Article 5, Section 50 of the Act, or (iii) at any time there are no members of the Company, unless the Company is continued in accordance with the Act and this Agreement.

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(b) Bankruptcy of Members. Notwithstanding any other provision of this Agreement, the occurrence of any Insolvency Event with respect to any Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such Insolvency Event, the business of the Company shall continue without dissolution.

(c) Winding Up. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Article 35, Section 10 of the Act.

SECTION 19. Waiver of Partition; Nature of Interest. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each Member hereby irrevocably waives any right or power that such Member might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. No Member shall have any interest in any specific assets of the Company, and no Member shall have the status of a creditor with respect to any distribution to be received from the Company. The interest of the Members in the Company is personal property.

SECTION 20. Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any Person (other than Covered Persons) not a party hereto.

SECTION 21. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

SECTION 22. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

SECTION 23. Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the law of the State of Illinois (without regard to principles of conflict of laws).

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SECTION 24. Amendments. This Agreement may be amended and any provision hereof may be substituted or repealed by a resolution of the Board approved by a majority-in-interest of the Members.

SECTION 25. Effectiveness. Pursuant to Article 5, Section 35 of the Act, this Agreement shall be effective as of the Effective Date.

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IN WITNESS WHEREOF, the undersigned have duly executed this Operating Agreement as of the date first above written.

MEMBERS:

KENNETH FEDESNA

MARK LOFFREDO

EDWARD PELLEGRINI

EDWARD SUCHOCKI

WILLIAM J. FEDERIGHI

THOMAS M. LOTUS

DANTE FEDERIGHI

Signature Page to Amendment to LLC Agreement

SCHEDULE A

DEFINITIONS AND RULES OF CONSTRUCTION

When used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and “controlled” and “controlling” have meanings correlative to the foregoing.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as amended from time to time, and as codified as 11 U.S.C. Section 101 et seq.

“GAAP” means the generally accepted accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity (foreign or domestic) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Insolvency Event” means, as to any Person:

(a) (i) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed, or any other similar relief shall be granted under any applicable federal or state law, (ii) an involuntary case is commenced against such Person under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect which remains undismissed, undischarged or unbonded for a period of 90 days or (iii) such Person shall have a decree or an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or

(b) such Person shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to all or substantially all of its property, or a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Person; or such Person shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make a general assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

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With respect to a Member, the foregoing definition of “Insolvency Event” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Article 1 Section 5 of the Act.

“Managers” means the Persons elected or appointed to the Board from time to time by the Member in their capacity as managers of the Company. A Manager is hereby designated as a “manager” of the Company within the meaning of Article 1 Section 5 of the Act.

“Person” means any natural person, corporation, business trust, joint venture, association, limited liability company, partnership, joint stock company, corporation, trust, unincorporated organization or Governmental Authority.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. Section and subsection titles and captions appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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SCHEDULE B

MANAGERS

Name	Address
Edward Pellegrini	1303 N. LaGuna Court,
Palatine, Illinois 60067

Kenneth Fedesna	4 Oneida Lane
Hawthorn Woods, Illinois 60047

Mark Loffredo	31169 Prairie Ridge Road
Green Oaks, Illinois 60048

William Federighi	1001 S. Broadway
Park Ridge, Illinois 60068

Dante Federighi	201 W. Grand Avenue, Apt 901
Chicago, Illinois 60610

Thomas Lotus	9647 Los Palos Lane
Palos Hills, Illinois 60465

OFFICERS

Name	Title
Ken Fedesna	President
Ed Pellegrini	Vice President
Mark Loffredo	Treasurer

MEMBERS

Name	Mailing Address	Membership Interests
Edward Pellegrini	1303 N. LaGuna Court,	32.00%
	Palatine, Illinois 60067

Kenneth Fedesna	4 Oneida Lane	21.00
	Hawthorn Woods, Illinois 60047

Mark Loffredo	31169 Prairie Ridge Road	12.50
	Green Oaks, Illinois 60048

Edward Suchocki	614 Hapsfield Lane	12.50
	Buffalo Grove, Illinois 60089

William Federighi	1001 S. Broadway	5.50
	Park Ridge, Illinois 60068

Dante Federighi	201 W. Grand Avenue, Apt 901	11.00
	Chicago, Illinois 60610

Thomas Lotus	9647 Los Palos Lane	5.50
	Palos Hills, Illinois 60465
Total		100.00%

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EXHIBIT J

September [    ], 2007

Mr. Chris Marcolefas

TouchTunes Music Corporation

3 Commerce Place, 4th Floor

Montreal, Quebec, H3E 1H7

RE:	Lease Renewal Terms

Dear Mr. Marcolefas:

As a condition to TouchTunes Music Corporation (“TouchTunes”) entering into an agreement to purchase White Rabbit Game Studio, LLC (“White Rabbit”), TouchTunes and KBP Properties, LLC agree to the following lease terms regarding the property located at 201 Crossen Avenue. This Memorandum of Lease Terms will become effective only on the Closing Date, as such term is defined in the Purchase Agreement, among TouchTunes, White Rabbit Studio LLC and the sellers named therein, dated the date hereof. This Memorandum of Lease Terms is a condition to the Closing under the Purchase Agreement pursuant to Section 6.2(f)(ii) thereof.

Landlord

KBP Properties, LLC, an Illinois limited liability company

Tenant

TouchTunes Music Corporation, a Delaware corporation

Building

201 Crossen, Elk Grove Village, IL

Approximately 15,000 square feet

Leased Premises

10,000 square feet – , as shown on the attached floor plan.

Note that the Landlord will occupy the remaining 5,000 s.f. of the building and will require access to this area periodically during normal business hours (i.e., Monday – Friday 8:00 am – 5:00 pm).

Term

One (1) year commencing on the first day of the month following the Purchase Agreement Closing Date. Tenant shall have the right to occupy Leased Premises immediately following the Purchase Agreement Closing Date until the first day of the Term at no cost.

Mr. Christopher Marcolefas	September 24, 2007
TouchTunes Music Corporation	Page 2 of 2

Base Net Rental Rate

$5,000 per month (based on $6.00 per rentable square foot), payable on the first day of each month commencing on the first day of the Term.

Building Operating Expenses

The Tenant’s share of the Building Operating Expenses will be 66.67% and are estimated below:

Real Estate Taxes:	$2,500 per month, payable on the first day of each month commencing on the first day of the Term. (based on $3.00 per s.f. estimate for taxes, 2005 bill was $2.74 per s.f., actual 2006 bill is anticipated to be received circa September/October 2007). Landlord shall provide Tenant with original copies of Real Estate Tax invoices., and Real Estate Tax payments made by Tenant shall be paid based on actual Real Estate Taxes. Adjustments to the monthly Real Estate Tax payments shall be made upon receipt by Landlord of actual tax invoices.

Building Insurance:	$195 per month

Exterior Maintenance

Landlord will pay all costs for snowplowing and landscaping and will contract for this work.

Utilities

Tenant will pay for all utilities including, but not limited to, water, gas, and electric. Landlord shall provide Tenant with original copies of all invoices related to Utilities. Amounts are payable 30 days following receipt of invoice by Tenant.

Security Deposit

$0.00

Option to Renew

The lease will provide for an additional one (1) year Option to Renew at a 3% increase of the rental rate ($5,150 per month). All other terms and conditions will remain the same. The Tenant must provide the Landlord a minimum of one-hundred twenty (120) days written notice of its intent to exercise the Option to Renew.

Option to Terminate Lease

The Tenant shall have the option to terminate the Lease at any time during the Term or Renewal period by providing a one-hundred eighty (180) days written notice of its intent to terminate without having any further obligations to the Landlord.

Other

The Landlord shall use reasonable commercial efforts to have a lease prepared and delivered to Tenant for review within 30 days following the Purchase Agreement Closing Date.

Mr. Christopher Marcolefas	September 24, 2007
TouchTunes Music Corporation	Page 2 of 2

Please let us know at your earliest convenience if these terms meet with your approval. If so, I will arrange for a lease to be prepared.

If you have any questions, I can be reached at (847) 952-7501.

Sincerely,

Ed Pellegrini
Ed Pellegrini
President

EEP:jlk

EXHIBIT K

September 24, 2007

To the Sellers named in the

Purchase Agreement

referred to below (the “Sellers”)

Ladies and Gentlemen:

We have acted as counsel to TouchTunes Music Corporation, a Delaware corporation (the “Company”), in connection with the acquisition on the date hereof by the Company of White Rabbit Game Studio, LLC pursuant to the Purchase Agreement, dated as of September 24, 2007, among the Company and the Sellers named therein (the “Purchase Agreement”). This letter is delivered to you pursuant to Section 6.3(c) of the Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Purchase Agreement.

We have reviewed (i) the Purchase Agreement, (ii) the Investors’ Rights Agreement, dated as of November 9, 2006, among the Company and the Investors named therein, as amended by Amendment No. 1, dated the date hereof (the “Investors’ Rights Agreement”), and (iii) such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. The Purchase Agreement and the Investors’ Rights Agreement are referred to herein as the “Transaction Documents.”

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have further assumed the accuracy of the representations contained in the Purchase Agreement.

We have made no investigation for the purpose of verifying the assumptions set forth herein. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We have assumed that the Transaction Documents have been duly authorized, executed and delivered by all parties thereto other than the Company, and that all such other parties have all requisite power and authority to effect the transactions contemplated by the Transaction Documents. We have also assumed that the Transaction Documents are the valid, binding and enforceable obligations of each party thereto other than the Company. We have made no investigation for the purpose of verifying the assumptions set forth herein. We have relied as to certain matters on information obtained from public officers, officers of the Company and other sources believed by us to be responsible.

Where statements in this opinion are qualified by expressions such as “known to us,” “to our knowledge,” “of which we are aware” or words of similar effect, such expressions refer to the actual knowledge, but not constructive or imputed knowledge, of the attorneys in our firm principally responsible for handling this transaction for the Company, without any representation or implication that any inquiry has been made with respect to such statements.

Based upon the foregoing, and subject to the qualifications and assumptions set forth below, we are of the opinion that, insofar as the law of the Delaware General Corporation Law (the “DGCL”) and the Federal law of the United States of America are concerned:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby.

2. The Company has duly authorized the Transaction Documents and each of the Transaction Documents constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3. No consent, approval, authorization or other action by or filing with any governmental agency or instrumentality of the United States of America or under the DGCL is required on the part of the Company for the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby in accordance with the terms thereof, except those already obtained or made or those required under Federal and state securities laws.

4. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby in accordance with the terms thereof do not violate (i) the DGCL or any Federal statute, law, rule or regulation known to us to which the Company is subject, (ii) the Certificate of Incorporation or Bylaws of the Company, or (iii) to our knowledge, any order, writ, judgment, decree, determination or award that specifically names the Company, other than, in the case of clause (iii) above, any such items that, individually or in the aggregate, would not be material with respect to the Company.

The foregoing opinion is subject to the following qualifications:

(a) We express no opinion with respect to:

(i)	Federal or state securities or “blue sky” laws;

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(ii)	any Federal or state securities antifraud laws;

(iii)	Federal or state antitrust laws or restrictions on non-compete provisions;

(iv)	waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law;

(v)	releases or waivers of unmatured claims or rights;

(vi)	indemnification, contribution, exculpation or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy;

(vii)	grants of powers of attorney or proxies;

(viii)	restrictions upon transfers, pledges or assignment of a party’s rights under the Transaction Documents;

(ix)	provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party;

(x)	provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received;

(xi)	exclusive jurisdiction or venue provisions; or

(xii)	the enforceability of the indemnification and contribution provisions in the Investors’ Rights Agreement.

(b) We express no opinion as to any legal requirements or restrictions applicable to any Seller.

(c) Our opinions in paragraphs 3 and 4(i) above are limited to laws and regulations normally applicable to transactions of the type contemplated by the Transaction Documents and do not extend to laws or regulations relating to, or to licenses, permits, approvals and filings necessary for, the conduct of the Company’s business or to any environmental laws or regulations.

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(d) To the extent we are passing upon the compliance of the Transaction Documents and the transactions contemplated thereby with law, we have assumed the accuracy, completeness and fairness of the disclosures made to the Sellers.

We are members of the Bar of the State of New York. We do not express any opinion herein on any laws other than the DGCL and the Federal law of the United States of America.

This letter is given solely for your benefit. It may not be disclosed to or relied upon by any other person without our written consent.

Very truly yours,

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